    Filed with the Securities and Exchange Commission on June 23, 2000

                                                 Registration No. 333-36804
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                            Amendment No. 1 to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ---------------

                           MADISON RIVER CAPITAL, LLC

         Delaware                    4813                    56-2156823
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification    Identification Number)
     incorporation or            Code Number)
      organization)

                             103 South Fifth Street
                          Mebane, North Carolina 27302
                                 (919) 563-1500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                          MADISON RIVER FINANCE CORP.

         Delaware                    4813                    56-2183107
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification    Identification Number)
     incorporation or            Code Number)
      organization)

                             103 South Fifth Street
                          Mebane, North Carolina 27302
                                 (919) 563-1500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

              Paul H. Sunu                              Copy to:
 Chief Financial Officer and Secretary            Gary P. Cullen, Esq.
      --Madison River Capital, LLC        Skadden, Arps, Slate, Meagher & Flom
Chief Financial Officer and Secretary--                (Illinois)
      Madison River Finance Corp.                  333 W. Wacker Dr.
         103 South Fifth Street                 Chicago, Illinois 60606
      Mebane, North Carolina 27302
             (919) 563-1500
(Name, address, including zip code, and
               telephone
 number, including area code, of agent
              for service)

                                ---------------

   Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                                             Proposed
                                                              Proposed       Maximum
                                                              Maximum       Aggregate      Amount of
            Title of Each Class              Amount to be  Offering Price Offering Price  Registration
      of Securities to be Registered          Registered    Per Unit (1)       (1)          Fee (2)
------------------------------------------------------------------------------------------------------
Series B 13 1/4% Senior Notes due 2010 ....  $200,000,000       100%       $200,000,000   $52,800 (3)
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee.
(2) Pursuant to Rule 457(f)(2), the registration fee has been calculated using the book value of the securities being registered.

(3) Previously paid.

   THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE

   This registration statement covers the registration of an aggregate principal amount of $200,000,000 of 13 1/4% Series B Senior Notes due 2010 of Madison River Capital, LLC and Madison River Finance Corp., which will have been registered under the Securities Act pursuant to a registration statement of which this prospectus is a part, that may be exchanged for equal principal amounts of Madison River's outstanding 13 1/4% Series A Senior Notes due 2010. This registration statement also covers the registration of the exchange notes for resale by Goldman, Sachs & Co. in market-making transactions. The complete prospectus relating to the exchange offer follows immediately after this explanatory note. Following the exchange offer prospectus are some pages of the prospectus relating solely to these market-making transactions, including an alternate outside front cover page, an additional risk factor entitled "Risk Factors--Related to the Notes--You may find it difficult to sell your exchange notes" to be used instead of the section entitled "Risk Factors Related to the Exchange Offer," an alternate section entitled "Use of Proceeds," an alternate section entitled "Plan of Distribution" and an alternate back cover page. In addition, the market-making prospectus will not include the following captions, or the information set forth under these captions, in the exchange offer prospectus: "Summary--The Exchange Offer," "The Exchange Offer" and "Important United States Federal Tax Considerations." All other sections of the exchange offer prospectus will be included in the market-making prospectus.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell these notes until the registration statement filed with the          +
+Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these notes, and it is not soliciting an offer to buy these +
+notes in any state where the offer or sale is not permitted.                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion, dated June 23, 2000.

PROSPECTUS

                                     [LOGO]

                           Madison River Capital, LLC
                          Madison River Finance Corp.
                               Exchange Offer for
                                  $200,000,000
                         13 1/4% Senior Notes Due 2010

                                  -----------

                            The Exchange Offer

 .The exchange offer expires at 5:00 p.m., New York City time, on            ,
2000, unless we  extend the expiration date.

                                  -----------

  For a discussion of factors that you should consider before exchanging your outstanding notes, see "Risk Factors" beginning on page 11.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                          , 2000

                      WHERE YOU CAN FIND MORE INFORMATION

   As a result of this exchange offer, we will become subject to the informational requirements of the Securities Exchange Act of 1934. As a result, we will be required to file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these reports, statements and other information that we may file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. The indenture governing the notes requires us to file reports and other information required to be filed under the Exchange Act with the SEC and provide such information to you, upon request, regardless of whether we are subject to the reporting requirements of the Exchange Act.

   We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the outstanding notes. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Statements contained in this prospectus concerning the provisions of documents are not necessarily summaries of all provisions of those documents. If we have filed any other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter.

                                    SUMMARY

   The following summary is intended to highlight certain information contained elsewhere in this prospectus. This summary is not intended to be a complete statement of all material facts of the offering and is qualified in its entirety by the more detailed information and historical and pro forma financial information, including the notes relating to that information, appearing elsewhere in this prospectus. Madison River Finance Corp., a wholly owned subsidiary of Madison River Capital, LLC, has only nominal assets, does not conduct any operations and has been formed solely to act as co-issuer of the notes. For convenience, throughout this prospectus, the words "Madison River," "we," "us," "our" or similar words refer to Madison River Capital, LLC, Madison River Finance Corp. and all of their subsidiaries except where the context otherwise requires. "Madison River Capital" refers solely to Madison River Capital, LLC and "Madison River Finance" refers to Madison River Finance Corp. References in this document to the acquisition of "Coastal Communications" refer to the acquisition of Coastal Utilities, Inc. and its subsidiary by Madison River which took place on March 30, 2000.

                              About Madison River

   We are an established and rapidly growing provider of integrated communications services and solutions that focuses on markets in the Gulf Coast, Mid-Atlantic and Midwest regions of the United States. Our integrated service offering to business and residential customers includes voice, high speed data, fiber transport and Internet access. We currently operate in North Carolina, Alabama, Illinois and Georgia. We have a reputation for delivering high quality services and being highly responsive to our customers, which we and our predecessors have established as providers of communications services and solutions in these markets for over fifty years. As of March 31, 2000, we served approximately 193,000 access lines. For the three month period ended March 31, 2000, we would have generated $40.7 million in revenue on a pro forma basis after giving effect to the acquisition of Coastal Communications as if it was consummated on January 1, 2000. For the year ended December 31, 1999, we would have generated $166.9 million in revenue on a pro forma basis after giving effect to the acquisitions of Gulf Coast Services and Coastal Communications as if they were consummated on January 1, 1999.

   We are growing our customer base of businesses and residential multiple dwelling units around our regional centers and along our 2,200 route-mile fiber optic network by building on our established customer base, strong local presence, state of the art technology and experienced local sales and operating professionals. From our switches and our fiber transport networks, we are able to address over 2.3 million access lines in attractive secondary markets such as Greensboro, Raleigh-Durham, Mobile and Peoria. In order to further expand the services available to our existing customers and to attract new customers, we are aggressively developing high speed broadband service offerings utilizing advanced bandwidth enhancing technologies such as asynchronous transfer mode, or ATM, digital subscriber line, or DSL, and fiber optic networks. The number of access lines we serve has increased faster than industry averages.

   Our customer base is comprised of approximately 54,000 business and 139,000 residential access lines, 43,000 long distance customers and 27,000 Internet access customers. Our network platform includes eight Nortel DMS digital switches, one Siemens digital switch and five Nortel ATM switches. We currently have interconnection agreements with BellSouth, GTE and Ameritech. We have been certified as a Competitive Local Exchange Carrier (CLEC) in four states. In addition, we have been certified as an Incumbent Local Exchange Carrier (ILEC) in four states, and are qualified to provide long distance services in ten states. Our 2,200 route-mile fiber optic network serves as the backbone to allow us to offer competitive data and voice transport and Internet access services to our existing and future customers and, we believe will also provide revenue opportunities from providing transport services to other carriers.

   Our equity holders are affiliates of Madison Dearborn Partners, Goldman, Sachs & Co. and Providence Equity Partners and certain members of our management. We have grown since our formation in 1996 through the acquisition of four local telephone companies (ILECs) and fiber transport assets in our current regions of operation.

Recent Developments.

   On January 18, 2000, the member of Madison River Capital resolved to contribute up to an additional $24.0 million in equity to Madison River Capital from time to time as requested; however, the member of Madison River Capital is not legally obligated to make such contribution.

   On March 30, 2000, Coastal Communications, Inc., a subsidiary of Madison River Capital, LLC, consummated the acquisition of 100% of the outstanding stock of Coastal Utilities, Inc. and its wholly owned subsidiary, Coastal Long Distance Services, Inc. Subsequent to completion of the acquisition, Coastal Utilities became a wholly owned subsidiary of Coastal Communications. Purchase accounting has been used to account for the acquisition.

   Located in Hinesville, Georgia, approximately 23 miles southwest of Savannah, Coastal Utilities is a rural local exchange carrier providing service to Liberty County, Long County and Bryan County, including the cities of Hinesville, Richmond Hills, Keller, Midway, Flemington, Allenhurst, Walthorville and the Fort Stewart Military Reservation. Coastal Utilities serves approximately 41,000 access lines and provides local exchange service, custom calling features, long distance, dial-up Internet service, and customer premise equipment, sales and services. For the year ended December 31, 1999, Coastal Utilities had revenues of $36.8 million. As of March 31, 2000, approximately 180 people were employed by Coastal Utilities.

   Coastal Communications paid Daniel M. Bryant, G. Allan Bryant and The Michael E. Bryant Life Trust $130.0 million in cash for all of the outstanding stock of Coastal Utilities, pending post-closing adjustments. In addition, Daniel M. Bryant, G. Allan Bryant and The Michael E. Bryant Life Trust received Series A non-voting common stock and Series B non-voting common stock of Coastal Communications in the face amount of $10.0 million and $5.0 million, respectively. The Series A and Series B non-voting common stock have put and call features exercisable by the holders and Coastal Communications. Based on the put and call features, the holders of Series B non-voting common stock have the right to put their shares for $35.0 million, and we have until April 2002 to repurchase the stock. The holders of Series A non-voting common stock may put their shares to Coastal Communications in December 2005 for $17.7 million. If the Series B shares are not put or called and repurchased in 2002, the holders may put or we may call the stock pursuant to the terms of a shareholders agreement.

   To finance the acquisition, Coastal Utilities entered into secured term facilities for $118.7 million and an unsecured revolving line of credit for $10.0 million with the Rural Telephone Finance Cooperative. The term facilities are composed of a $108.7 million, fifteen year facility and a $10.0 million, interest only, five year facility. The term facilities and the line of credit bear interest at the RTFC base rate plus 50 basis points and 100 basis points for term loans and revolving lines of credit, respectively, with the right to convert the fifteen year facility, at our option under certain circumstances, into a fixed rate. Coastal Utilities converted the $108.7 million facility to a fixed rate of 8.5% per annum through April 2005. Madison River Capital provided the remaining required capital for the acquisition from its available cash. See "Description of Other Indebtedness."

   Our principal executive offices are located at 103 South Fifth Street, Mebane, North Carolina 27302, and our telephone number at that address is (919) 563-1500.

                               The Exchange Offer

   On February 17, 2000, we privately placed $200.0 million of 13 1/4% senior notes due 2010. We sold the outstanding notes to the following initial purchasers:

  . Goldman, Sachs & Co.,

  . Bear, Stearns & Co. Inc.,

  . Chase Securities Inc. and

  . Morgan Stanley & Co. Incorporated.

   These initial purchasers then sold the outstanding notes to institutional investors.

   Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. Under the registration rights agreement, we must deliver this prospectus to you and must complete this exchange offer on or before [ . ], 2000. If this exchange offer does not take place on or before [ . ], 2000, we must pay liquidated damages to the holders of the outstanding notes until this exchange offer is completed.

   You may exchange your outstanding notes for exchange notes, which have substantially identical terms. The exchange offer satisfies your rights under the registration rights agreement. After the exchange offer is completed, you will not be entitled to any exchange or registration rights with respect to your outstanding notes, except under limited circumstances.


 The Exchange Offer...............  We are offering to exchange $200.0 million principal amount of 13 1/4% senior exchange
                                    notes which have been registered under the
                                    Securities Act, for your outstanding 13
                                    1/4% senior notes.

                                    To exchange your outstanding notes, you
                                    must properly tender them, and we must
                                    accept them. We will exchange all
                                    outstanding notes that you validly tender and do not validly withdraw.

 Resales..........................  We believe that you can offer for resale, resell and otherwise transfer the exchange
                                    notes without complying with the
                                    registration and prospectus delivery
                                    requirements of the Securities Act if:

                                    . you acquire the exchange notes in the
                                      ordinary course of your business;

                                    . you are not participating, do not intend
                                      to participate, and have no arrangement
                                      or understanding with any person to
                                      participate, in the distribution of the
                                      exchange notes; and

                                    . you are not an "affiliate" of ours, as
                                      defined in Rule 405 of the Securities
                                      Act.

                                    By executing the letter of transmittal, or by agreeing to the terms of the letter of transmittal, you represent to us that you satisfy each of these conditions. If you do not satisfy any of these conditions and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur
                                    liability under the Securities Act. We do not assume this liability nor will we indemnify you against this liability.

                                    If a broker-dealer acquires exchange notes for its own account in exchange for outstanding notes, and it acquired the outstanding notes through market-making or other trading activities, the broker-dealer must acknowledge that it will deliver a proper prospectus when any exchange notes are transferred. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes.

 Expiration Date; Withdrawal        The exchange offer expires at, and you may
  Rights..........................  withdraw your tender of outstanding notes at any time before, 5:00 p.m., New York
                                    City time, on [ . ], 2000 unless we extend
                                    the expiration date.

 Procedures for Tendering
  Outstanding Notes...............  We issued the outstanding notes as global securities.

                                    When we issued the outstanding notes, we deposited them with Norwest Bank Minnesota, National Association, as custodian. Norwest
                                    Bank issued a certificateless depositary interest in the outstanding notes, which represents a 100% interest in the outstanding notes, to The Depository Trust
                                    Corporation (DTC). Beneficial interests in the outstanding notes, which direct or indirect participants in DTC hold through the certificateless depositary interest, are shown on records that DTC maintains in book-entry form.

                                    If you wish to accept the exchange offer, you must take the following steps, unless you use an agent's message in connection with a book-entry transfer:

                                    . complete and sign the letter of
                                      transmittal or a facsimile thereof, in
                                      accordance with the instructions
                                      contained in this prospectus and the
                                      letter of the transmittal, and

                                    . mail or deliver the letter of
                                      transmittal, together with the
                                      outstanding notes and any other required documents, to the appropriate exchange agent at the addresses set forth in this prospectus and in the letter of transmittal.

                                    You must deliver these documents before
                                    5:00 p.m., New York City time, on the
                                    expiration date.
                                    Do not send letters of transmittal and
                                    certificates representing outstanding notes to us or to DTC. Send these documents only to the appropriate exchange agent.

 Special Procedures for Beneficial
  Owners..........................  If:

                                    .you beneficially own outstanding notes,


                                    . these notes are registered in the name of
                                      a broker, dealer, commercial bank, trust company or other nominee, and

                                    . you wish to tender your outstanding notes
                                      in the exchange offer,

                                    please contact the registered holder as
                                    soon as possible and instruct it to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.

 Guaranteed Delivery Procedures     If you wish to tender your outstanding
  for Outstanding Notes...........  notes, and:

                                    . time will not permit you to deliver the
                                      required documents to the appropriate
                                      exchange agent by the expiration date, or

                                    . you cannot complete the procedure for
                                      book-entry transfer on time, or

                                    . you cannot deliver certificates for
                                      registered notes on time,

                                    you may tender your outstanding notes
                                    pursuant to the procedures described in the section entitled "The Exchange Offer" under the heading "Procedures for Tendering
                                    Outstanding Notes--Guaranteed Delivery."

 Appraisal or Dissenters' Rights..  You do not have any appraisal or dissenters' rights in the exchange offer.
                                    If you do not tender your outstanding notes or we reject your tender, you will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.
                                    However, your notes will remain outstanding and entitled to the benefits of the indenture.

 U.S. Federal Income Tax            Your exchange of outstanding notes for
  Considerations..................  exchange notes is not a taxable exchange for United States federal income tax
                                    purposes. You will not recognize any
                                    taxable gain or loss or any interest income
                                    as a result of the exchange.

 Use of Proceeds..................  We will not receive any proceeds from the exchange of notes pursuant to the exchange
                                    offer.

 Exchange Agent...................  Norwest Bank Minnesota, National
                                    Association is serving as the exchange
                                    agent for the outstanding notes in the
                                    exchange offer. The address, telephone
                                    number and facsimile number of the exchange
                                    agent are listed in the section of this
                                    prospectus entitled "The Exchange Offer"
                                    under the heading "Exchange Agent" and in
                                    the letter of transmittal.

                         Summary of the Exchange Notes

   The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture, and the indenture is governed by New York law.

 Issuers..........................  Madison River Capital, LLC and Madison
                                    River Finance Corp.

 Total Amount of Notes Offered....  $200.0 million in principal amount of 13
                                    1/4% Senior Notes due 2010.

 Maturity.........................  March 1, 2010.

 Interest.........................  Annual rate -- 13 1/4%.

                                    Payment frequency -- every six months on March 1 and September 1.

                                    First payment -- September 1, 2000.

 Ranking..........................  The exchange notes will:

                                    . be unsecured senior obligations of
                                      Madison River;

                                    . rank senior to any future subordinated
                                      indebtedness which expressly provides
                                      that it will be subordinated to the
                                      exchange notes;

                                    . rank equal in right of payment with all
                                      of our existing and future
                                      unsubordinated, unsecured debts.

                                    . rank junior to all our secured debt, to
                                      the extent of the value of the assets
                                      securing the debt; and

                                    . also rank behind all existing and future
                                      third-party indebtedness (including any
                                      credit facilities) and other liabilities of Madison River's subsidiaries.

                                    As of March 31, 2000:

                                    . Madison River Capital had no other
                                      indebtedness; and

                                    . the exchange notes were effectively
                                      subordinated to liabilities and
                                      obligations of Madison River Capital's
                                      subsidiaries of $476.2 million.

 Optional Redemption..............  On or after March 1, 2005, we may redeem some or all of the exchange notes at any
                                    time at the redemption prices listed in the
                                    "Description of the Exchange Notes" section
                                    under the heading "Optional Redemption."

                                    Before March 1, 2003, we may redeem up to 35% of the exchange notes with the proceeds of certain public equity offerings by, or strategic investments in, Madison River
                                    Capital or its direct parent at the price listed in the "Description of the Exchange
                                    Notes" section under the heading "Optional
                                    Redemption."


 Mandatory Offer to Repurchase....  If we sell assets under certain circumstances, or upon certain change of
                                    control events, we must offer to repurchase
                                    the exchange notes at the prices listed in
                                    the "Description of the Exchange Notes"
                                    section under the heading "Repurchase at
                                    the Option of Holders."

 Basic Covenants of Indenture.....  The indenture, among other things, restricts our ability and the ability of
                                    our subsidiaries to:

                                    . incur additional indebtedness;

                                    . pay dividends on, redeem or repurchase
                                      our member interests;

                                    . make various investments;

                                    . create certain liens or use assets as
                                      security in other transactions;

                                    . sell certain assets or utilize certain
                                      asset sale proceeds;

                                    . merge or consolidate with or into other
                                      companies;

                                    . dispose of all or substantially all of
                                      our assets and the assets of our
                                      subsidiaries; and

                                    . enter into transactions with affiliates.

                                    These covenants are subject to a number of important limitations and exceptions. For more details, see "Description of the Exchange Notes" section under the heading
                                    "Certain Covenants."

 Absence of a Public Market for
  the Exchange Notes..............  The exchange notes will be new securities for which there will not initially be a
                                    market. As a result, the development or
                                    liquidity of any market for the exchange
                                    notes may not occur. The initial purchasers
                                    have advised us that they currently intend
                                    to make a market in the exchange notes.
                                    However, you should be aware that the
                                    initial purchasers are not obligated to do
                                    so. In the event such a market may develop,
                                    the initial purchasers may discontinue it
                                    at any time without notice. We do not
                                    intend to apply for a listing of the
                                    exchange notes on any securities exchange
                                    or on any automated dealer quotation
                                    system.

                                  Risk Factors

   You should carefully consider the information set forth under the caption "Risk Factors" beginning on page 11 and all the other information in this prospectus before deciding whether to participate in the exchange offer.

                      Summary Financial and Operating Data

   The following table presents summary historical and pro forma financial and operating data about us. Prior to the formation of Madison River Capital, LLC in September 1999, the operations were consolidated at the Madison River Telephone Company, LLC level. Concurrent with the formation of Madison River Capital as a subsidiary of Madison River Telephone Company, all operations were consolidated at the Madison River Capital level. All historical operations presented in these financial statements prior to the formation of Madison River Capital include the combined financial statements of the operating subsidiaries. The historical data for 1997 represents the operations of Madison River and its predecessor, Mebcom Communications. Madison River was organized on April 5, 1996 as a limited liability company for the primary purpose of acquiring and operating local exchange telephone companies. From the date of organization through 1997, Madison River had not engaged in any revenue producing activities and was a development stage company. In January 1998, Madison River acquired Mebcom Communications and its subsidiary, Mebtel, Inc., a local exchange company. Since Madison River had no telephone operations prior to this acquisition, Mebcom is considered the predecessor to Madison River for accounting purposes. In November 1998, Madison River acquired the operations of Gallatin River.

   The 1999 unaudited pro forma data gives effect to the sale of the outstanding notes, the acquisition of Gulf Coast Services in September 1999 and the acquisition of Coastal Communications in March 2000, and related financings for each acquisition, as if all of these transactions had been consummated on January 1, 1999. The 2000 unaudited pro forma data gives effect to the sale of the outstanding notes and the acquisition and related financing of Coastal Communications in March 2000 as if these transactions had been consummated on January 1, 2000. The pro forma data is derived from the Unaudited Pro Forma Consolidated Financial Information of Madison River, Gulf Coast Services and Coastal Communications, which is included elsewhere in this prospectus. The unaudited pro forma data does not purport to be indicative of the results that would have been obtained had such transactions been completed as of the assumed dates and for the periods presented nor are they necessarily indicative of results that may be obtained in the future. You should read this information together with "Unaudited Pro Forma Consolidated Financial Information," "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Madison River Capital's, Mebcom's, Gulf Coast Services' and Coastal Communications' consolidated financial statements and the notes relating to those statements included elsewhere in this prospectus.

                                      Year Ended December 31,                      Three Months Ended March 31,
                         ----------------------------------------------------- ------------------------------------
                                      Historical                   Pro Forma         Historical         Pro Forma
                         ---------------------------------------  ------------ ----------------------- ------------
                          1997      1997      1998       1999                     1999        2000
                         Mebcom    Madison   Madison    Madison       1999       Madison     Madison       2000
                           (a)    River (b) River (c)  River (d)  Consolidated  River (e)   River (f)  Consolidated
                         -------  --------- ---------  ---------  ------------ ----------- ----------- ------------
                                                                  (Unaudited)  (Unaudited) (Unaudited) (Unaudited)
                                   (dollars in thousands, except for ratios and other operating data)
Statement of Operations Data:
 Revenues                $ 6,379   $  --    $ 16,864   $  81,517    $166,852    $ 16,490    $ 31,605     $ 40,701
 Operating Expenses:
   Cost of services and
    selling, general and
    administrative
    expenses............   4,259      949     12,157      54,517     121,360       9,478      22,333       27,926
   Depreciation and
    amortization........     715       12      4,177      21,508      43,884       4,224       8,217       10,681
                         -------   ------   --------   ---------    --------    --------    --------     --------
 Total operating
  expenses..............   4,974      961     16,334      76,025     165,244      13,702      30,550       38,607
                         -------   ------   --------   ---------    --------    --------    --------     --------
 Operating income
  (loss)................   1,405     (961)       530       5,492       1,608       2,788       1,055        2,094
 Interest expense.......    (409)     (31)    (3,893)    (22,443)    (63,896)     (3,793)    (12,205)     (15,946)
 Other income (g).......     286       19        481       3,386      18,343          81         893        1,468
                         -------   ------   --------   ---------    --------    --------    --------     --------
 Income (loss) before
  income taxes..........   1,282     (973)    (2,882)    (13,565)    (43,945)       (924)    (10,257)     (12,384)
 Income tax (provision)
  benefit...............    (480)     --         (52)     (1,625)     (2,336)        539      (2,236)      (2,213)
                         -------   ------   --------   ---------    --------    --------    --------     --------
 Income (loss) before
  minority interest and
  extraordinary item....     802     (973)    (2,934)    (15,190)    (46,281)       (385)    (12,493)     (14,597)
 Minority interest......     --       --         --          --       (1,000)        --          --          (250)
                         -------   ------   --------   ---------    --------    --------    --------     --------
 Income (loss) before
  extraordinary item....     802     (973)    (2,934)    (15,190)    (47,281)       (385)    (12,493)     (14,847)
 Extraordinary item.....     --       --        (173)        --          --          --          --           --
                         -------   ------   --------   ---------    --------    --------    --------     --------
 Net income (loss)...... $   802   $ (973)  $ (3,107)  $ (15,190)   $(47,281)   $   (385)   $(12,493)    $(14,847)
                         =======   ======   ========   =========    ========    ========    ========     ========
Balance Sheet Data (at period
 end) (h):
 Cash and cash
  equivalents........... $ 2,668   $7,698   $  6,354   $  83,729         n/a    $  5,386    $ 90,523          n/a
 Telephone, plant and
  equipment, net........   6,980       69     89,486     293,322         n/a      90,095     349,360          n/a
 Total assets...........  13,073    8,021    285,763     785,290         n/a     285,920     977,089          n/a
 Long-term debt,
  including
  current portions .....   5,522      --     219,876     535,611         n/a     219,246     674,366          n/a
 Total member's capital
  (i)...................   4,364    6,885     54,070     165,994         n/a      54,676     153,501          n/a
Other Financial Data:
 Capital expenditures... $ 1,385   $    4   $  6,056   $  37,756         n/a    $  3,003    $ 11,090          n/a
 Net cash provided by
  (used in) operating
  activities............   2,887     (529)     3,582      12,938         n/a       1,628      (5,815)         n/a
 EBITDA (j).............   2,120     (949)     4,707      27,000      45,492       7,012       9,272       12,775
 Adjusted pro forma
  EBITDA (j)............     --       --         --          --       60,820         --          --        13,731
 Ratio of earnings to
  fixed
  charges (k)...........     4.1      --         --          --          --          --          --           --
Other Operating Data:
 Access lines...........   9,031      --      91,311     150,000         n/a      93,756     193,726          n/a
 Employees..............      51        6        248         745         n/a         248         923          n/a

Note:
(a) Represents the historical consolidated financial information of Mebcom.
(b) Represents the historical consolidated financial information of Madison River Capital.
(c) Represents the historical consolidated financial information of Madison River Capital which includes the results of operations of Madison River Capital and its subsidiaries, including Mebcom (acquired on January 1, 1998) and Gallatin River (acquired on November 1, 1998).

(d) Represents the historical consolidated financial information of Madison River Capital, which includes the results of operations of Madison River Capital and its subsidiaries, including Gulf Coast Services (acquired on September 29, 1999).

(e) Represents the historical consolidated financial information of Madison River Capital for the three months ended March 31, 1999, which includes the results of operations of Madison River Capital and its subsidiaries.

(f) Represents the historical consolidated financial information of Madison River Capital for the three months ended March 31, 2000, which includes the results of operations of Madison River Capital and its subsidiaries, including Coastal Communications (acquired on March 30, 2000).

(g) Other income for the pro forma consolidated year ended December 31, 1999 consists primarily of interest income, proceeds from life insurance on a deceased officer at Coastal Communications and gain on disposal of assets of Gulf Coast Services, all of which are reflected in the historical financial statements for the respective entity.

(h) Pro forma balance sheet data as of December 31, 1999 and March 31, 2000 is not applicable as the offering of the outstanding notes, the acquisitions of Gulf Coast Services and Coastal Communications and the related financings for each acquisition are reflected in the historical balance sheet as of March 31, 2000.

(i) Includes member's interest and accumulated deficit.

(j) EBITDA consists of operating income (loss) before depreciation and amortization. Adjusted pro forma EBITDA is calculated by adding to pro forma EBITDA (a) a non-recurring non-cash compensation expense associated with Gulf Coast Services' employee stock ownership plan ("ESOP") (See "Note 3 to Gulf Coast Services, Inc. Consolidated Statements of Operations and Cash Flows"), (b) non-cash compensation expense incurred in connection with certain long-term incentive awards that were granted to certain employees (See "Note 8 to Madison River Capital, LLC's Consolidated Financial Statements"), (c) one-time costs incurred in connection with identifying and remediating computer systems that were not Year 2000 compliant and improving and developing our information technology infrastructure and (d) one-time expenses associated with evaluating potential acquisitions of assets being disposed of by Regional Bell Operating Companies that we decided not to pursue.

  EBITDA and Adjusted pro forma EBITDA are presented because we believe they are frequently used by investors and other interested parties in the evaluation of a company's ability to meet its future debt service, capital expenditures and working capital requirements. However, other companies in our industry may present EBITDA and Adjusted pro forma EBITDA differently than we do. EBITDA and Adjusted pro forma EBITDA are not measurements of financial performance under generally accepted accounting principles and should not be considered as alternatives to cash flows from operating activities as measures of liquidity or alternatives to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. EBITDA is not calculated in the same manner as in the indenture with respect to the notes. See the Consolidated Statements of Cash Flows included in our financial statements.

  The following table summarizes the impact of these adjustments to EBITDA for the periods indicated to calculate Adjusted pro forma EBITDA:

                                             Year Ended     Three Months Ended
                                          December 31, 1999   March 31, 2000
                                              Pro Forma         Pro Forma
                                            Consolidated       Consolidated
                                          ----------------- ------------------
   EBITDA (as defined)...................      $45,492           $12,775
   Adjustments:
     Gulf Coast Services' ESOP expense...       12,392               --
     Management incentive plan expense...        2,576               956
     Systems conversion/Y2K compliance
      expense............................          194               --
     One-time transaction expenses.......          166               --
                                               -------           -------
   Adjusted pro forma EBITDA.............      $60,820           $13,731
                                               =======           =======

(k) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense the Company believes to be representative of interest. For the years ended December 31, 1997, 1998 and 1999, the pro forma year ended December 31, 1999, the three months ended March 31, 1999 and 2000, and the pro forma three months ended March 31, 2000, earnings of Madison River were insufficient to cover fixed charges by $973, $2,882, $13,565, $43,945, $924, $10,257 and $12,384,
    respectively.

                                  RISK FACTORS

   You should carefully consider each of the following factors and all of the other information set forth in this prospectus before deciding whether to participate in the exchange offer. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

                     Risk Factors Relating to Madison River

We have a limited operating history upon which you can evaluate our performance.

   We began operations in January 1998. Accordingly, we have a limited operating history upon which you can base an evaluation of our performance and your investment in the notes, including the reliability of our network and future financial results. Our viability, profitability and growth will depend upon successful implementation of our business plan. We cannot assure you that we will successfully implement our business plan. While we have a current base of approximately 193,000 access lines and operate over 2,200 route-miles of fiber optic cable, we are still in the early stages of our operations. The prospects for our success must be considered in light of the risks often encountered in the establishment of a new business in an industry subject to rapid technological and price changes and filled with many competitors.

Our significant amount of indebtedness could limit our operational flexibility or otherwise affect our financial health.

   We now have a significant amount of indebtedness. As of March 31, 2000, we had:

  . Total indebtedness of $674.4 million;

  . Member's capital of $153.5 million;

  . Debt to equity ratio of 4.4 to 1; and

  . For the year ended December 31, 1999 and the three months ended March 31, 2000, our pro forma earnings would have been insufficient to cover our fixed charges by $43.9 million and $12.4 million, respectively.

   The indenture governing the notes limits our ability to undertake certain transactions. The covenants in the indenture restrict our ability to:

  . incur additional indebtedness;

  . pay dividends on, redeem or repurchase our member interests;

  . make various investments;

  . sell certain assets or utilize certain asset sale proceeds;

  . create certain liens or use assets as security in other transactions;

  . enter into certain transactions with affiliates; and

  . merge or consolidate with or into other companies, or dispose of all or substantially all of our assets and the assets of our subsidiaries.

   These covenants are subject to a number of important exceptions. In addition, our existing credit facilities contain (and credit facilities that we may enter into in the future may contain) other and more restrictive covenants, including covenants limiting our ability to incur debt and make capital expenditures and limiting our subsidiaries' ability to make distributions or pay dividends to us. In addition, these covenants may require us to meet or maintain specified financial ratios and tests. Our ability to meet these financial ratios could be affected by events beyond our control, and no assurance can be given that we will be able to comply with these provisions. A breach of any of these covenants could result in a default under these credit facilities and/or the indenture. See "Description of the Notes-- Certain Covenants."

   Our substantial indebtedness could have important consequences for you. For example, it could:

  . make it more difficult for us to satisfy our obligations with respect to the notes;

  . limit our flexibility to adjust to changing market conditions, reduce our ability to withstand competitive pressures and increase our vulnerability to general adverse economic and industry conditions;

  . limit our ability to borrow additional amounts for working capital, capital expenditures, research and development costs, future business opportunities and other general corporate requirements or hinder us from obtaining such financing on terms favorable to us or at all;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, future business opportunities and other general corporate purposes;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  . place us at a competitive disadvantage compared to our competitors that have less debt; and

  . make us vulnerable to increases in prevailing interest rates.

   We may incur substantial additional indebtedness in the future. This could further exacerbate the risks described above. The terms of our current indebtedness do not fully prohibit us from incurring other indebtedness. Our credit facilities currently permit additional borrowing of up to $38.8 million, and all of those borrowings would be effectively senior to the notes.

We may not be able to increase our business and revenues.

   Consumers may not purchase our services. Our success will depend on our ability to expand our current customer base, penetrate our target markets and otherwise implement our business plan. Expansion of our customer base depends on marketplace acceptance of our communications services and the willingness of prospective customers to switch to our services from their current carriers, which may be limited by the fact that some of our competitors have long-standing relationships with customers and resources that are far greater than ours.

   We need to increase the volume of traffic on our network. We must increase the volume of voice, data and Internet transmission on our network at the prices we anticipate in order to realize the anticipated cash flow, operating efficiencies and cost benefits of our network. If we do not develop long term commitments with new customers, or maintain our relationships with current customers, we will be unable to increase traffic on our network which could adversely affect our business and our ability to achieve sufficient cash flow to service the notes.

   Prices may decline. The prices that we can charge our customers for network services, including wholesale fiber capacity and voice telecommunications services, could decline due to the following factors, among others:

  . installation by us and our competitors, some of which are expanding capacity on their existing networks or developing new networks, of fiber and related equipment that provides substantially more transmission capacity than needed;

  . recent technological advances that permit substantial increases in, or better usage of, the capacity of transmission media;

  . reduced differentiation in product quality and service resulting in increased price competition; and

  . strategic alliances or similar transactions that decrease industry participants' costs.

   Our ability to compete effectively will also depend upon our continued ability to maintain price competitiveness.

   We may not be successful in efficiently managing the growth of our business. Our business plan will, if successfully implemented, result in rapid expansion of our operations, which may place a significant strain on our management, financial and other resources. To achieve and sustain growth we must, among other things, monitor operations, control costs, maintain regulatory compliance, maintain effective quality controls and significantly expand our internal management, technical, provisioning, information, billing, customer service and accounting systems.

   We cannot guarantee that we will successfully obtain, integrate and use the employee, management, operational and financial resources necessary to manage a developing and expanding business in an evolving, regulated and increasingly competitive industry.

   We may not be able to achieve desired operating efficiencies from our information and billing systems. Sophisticated information and billing systems are vital to our growth and ability to monitor and control costs, bill customers, process customer orders, provision customer service and achieve operating efficiencies. We currently rely on internal systems and third party vendors to provide our information and processing systems. Some of our billing, customer service and management information systems have been developed by third parties for us and may not perform as anticipated. Our plans for developing and implementing our information and billing systems rely primarily on the delivery of products and services by third party vendors. We may not be able to develop new business, identify revenues and expenses, service customers, collect revenues or develop and maintain an adequate work force if any of the following occurs:

  . vendors fail to deliver proposed products and services in a timely and effective manner or at acceptable costs;

  . we fail to identify adequately our information and processing needs;

  . our related processing or information systems fail;

  . we fail to upgrade systems when necessary; and

  . we fail to integrate our systems with those of our major customers.

   In addition, our right to use these systems is dependent upon license agreements with third party vendors. Some of these agreements may be cancellable by the vendor and the cancellation or nonrenewable nature of these agreements could impair our ability to process orders or bill our customers. Since we rely on third party vendors to provide some of these services, any switch in vendors could potentially be costly and affect operating efficiencies.

   We are dependent on market acceptance of DSL-based services. We expect that an increasing amount of our revenue will come from providing digital subscriber line, or DSL-based services. The market for business, telecommuter and residential Internet access is in the early stages of development. Because we offer and expect to expand our offering of services to a new and evolving market and because current and future competitors are likely to introduce competing services, it is difficult for us to predict the rate at which this market will grow. Various providers of high-speed digital communications services are testing products from various suppliers for various applications, and it is unclear if digital subscriber lines will offer the same or more attractive price-performance characteristics. The markets for our services could fail to develop, grow more slowly than anticipated or become saturated with competitors.

Development of our competitive local operations will negatively impact our cash flow and financial results.

   Our business plan includes expanding our operations to new markets where we will operate as a competitive local exchange carrier offering local and long distance voice, high-speed data, Internet access and transport services over our fiber networks. The development of our CLEC business and the acquisition, installation and expansion of our networks in new markets require significant expenditures, and we must make a substantial portion of those expenditures before we realize any revenue. We expect these necessary capital expenditures to increase as we continue to implement our business plan and attempt to provide competitive services in our target expansion markets. As a result of these expenditures, together with the associated high initial service costs of providing service in new markets, we expect to have negative cash flow and operating losses from our expansion operations which will materially decrease our EBITDA until we establish an adequate revenue base. We cannot be certain that we will establish an adequate revenue base in each of our target markets or in our target markets as a whole. Growth and profitability in our expansion operations may also require interconnection and resale terms and pricing which depend on federal and state regulatory decisions and court interpretations of legislation, all of which are outside of our control.

We have risks relating to our network.

   Rapidly changing communications technology and other factors may require us to expand or adapt our network in the future. We expect that new products and technologies will emerge as the telecommunications industry is subject to rapid and significant changes in technology, and we cannot predict the effect of these technological changes on our business. Further new technologies and products may not be compatible with our existing technologies and systems. These changes could require us to incur significant expenditures. New products and technologies may (1) reduce the prices for our services or (2) be superior to, and render obsolete, the products and technologies we use. If we do not replace or upgrade our technology and equipment that becomes obsolete, we will not be able to compete effectively because we will not be able to meet customer expectations. We cannot assure you that technological changes in the communications industry will not have a material adverse effect on our business and our ability to achieve sufficient cash flow to service the notes. We may not be able to obtain timely access to new technology on satisfactory terms, or incorporate new technology into our systems in a cost effective manner, or at all.

   In addition to technological advances, other factors could require us to further expand or adapt our network, including (1) an increasing number of customers; (2) demand for greater data transmission capacity; and (3) changes in our customers' service requirements. Expanding or adapting our network could require substantial additional financial, operational and managerial resources, any of which may not be available to us.

   Furthermore, due to the limited development of our DSL-based services, the ability of our network to connect and manage a substantial number of end users at high digital transmission speeds is still unknown. While peak digital data transmission speeds across our network between a central office and the end user can exceed 1.1 megabits per second, the actual data transmission speed over our network could be significantly slower due to:

  . the type of DSL technology deployed;

  . the distance from end user to a central office;

  . the condition and configuration of the telecommunications line utilized;

  . the existence of and number of data transmission impediments on telephone company copper lines;

  . the gauge of copper lines; and

  . the presence and severity of interfering transmissions on nearby lines.

For example, we are not certain whether we can successfully deploy higher DSL speeds through digital loop carrier systems which, because they connect copper lines to a fiber link, currently limit DSL service to as slow a speed as 128 kilobits per second.

   Because we rely on incumbent local telephone companies to overcome technical limitations associated with loop carrier systems in service areas outside our own, we cannot assure you that we will be able to successfully deploy high-speed DSL service to all areas in our markets. As a result, our network may not be able to achieve and maintain the highest possible digital transmission speed. Our failure to achieve or maintain high-speed digital transmissions would have a material adverse effect on our business.

   Network disruptions could adversely affect our operating results. The success of our operations will require that our network provide competitive reliability, capacity and security. Some of the risks to our network and infrastructure include:

  . physical damage;

  . power loss from, among other things, adverse weather conditions;

  . capacity limitations;

  . software defects;

  . breaches of security, including sabotage, tampering, computer viruses, break-ins; and

  . other disruptions that are beyond our control.

Disruptions or system failures may cause interruptions in service or reduced capacity for customers. If service is not restored in a timely manner, agreements with our customers may obligate us to provide credits or other remedies to them, and this would reduce our revenues. Service disruptions could also damage our reputation with customers causing us to lose existing customers or have difficulty attracting new ones. Many of our customers' communications needs are extremely time sensitive, and delays in signal delivery may cause significant losses to a customer using our network.

   We may not complete our network efficiently and on time. Our continued ability to provide communications services and our ability to increase revenues and make a profit will depend in part upon the successful, timely and cost effective completion and enhancement of our network into our target markets where we plan to compete as a competitive local service provider.

   We need to obtain and maintain the necessary rights-of-way for our network. As of March 31, 2000, we have acquired all necessary nonexclusive right-of-way agreements covering ILEC and CLEC operations in existence. However, we may need to obtain supplemental rights-of-way and other permits from railroads, utilities, state highway authorities, local governments and transit authorities to install conduit and related telecom equipment for the expansion of our network into our target markets, where we plan to compete as a competitive local service provider. We may not be successful in obtaining and maintaining these right-of-way agreements or obtaining these agreements on acceptable terms whether in new markets or in our existing markets. Some of these agreements may be short-term or revocable at will, and we cannot assure you that we will continue to have access to existing rights-of-way after they have expired or terminated. Although we believe that alternative supplemental rights-of-way will be available, if any of these agreements were terminated or could not be renewed, we may be forced to remove our fiber optic cable from under the streets or abandon our networks.

   Our utility right-of-way agreements are subject to certain conditions and limitations on access and use and are subject to termination upon customary default provisions. In some cases, these agreements require our fiber network to be moved or removed in the event that the utility needs its right-of-way for public utility purposes or no longer owns its right-of-way. We may not be able to maintain all of our existing rights and permits or obtain and maintain the additional rights and permits needed to implement our business plan. In addition, our failure to maintain the necessary rights-of-way, franchises, easements, licenses and permits may result in an event of default under certain of our credit facilities.

   Our ability to protect our proprietary technology is limited and infringement claims against us could impact our ability to conduct our business. We currently rely on a combination of copyright, trademark and trade secret laws and contractual confidentiality provisions to protect the proprietary information that we have developed. Our ability to protect our proprietary technology is limited, and we cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Also, we cannot be certain that the intellectual property that local telephone companies or others claim to hold and that may be necessary for us to provide our services will be available on commercially reasonable terms. If we were found to be infringing upon the intellectual property rights of others, we might be required to enter into royalty or licensing agreements, which may be costly or not available on commercially reasonable terms. If successful, a claim of infringement against us and our inability to license the infringed or similar technology on terms acceptable to us could adversely affect our business.

Expanding our services entails a number of risks.

   Currently, we operate our business and provide our services almost exclusively as a local telephone company. We are expanding our business by providing new services to existing customers and by entering into new markets to serve new customers as a competitive local and integrated communications service provider. As we expand into new telecommunications businesses and enter into new markets, we will face certain additional risks, including increased legal and regulatory risks. The telecommunications businesses in which we compete and our target markets are highly competitive and, as a new entrant, we may be disadvantaged. The success of our entry into new telecommunications businesses and markets will be dependent upon, among other things, our ability to:

  . integrate new equipment and software into our networks;

  . design and/or obtain fiber optic network routes;

  . obtain regulatory approval;

  . develop strategic alliances or relationships;

  . hire and train qualified personnel; and

  . enhance our billing, back-office and information systems.

   We may not be successful in expanding our services or entering new markets. In addition, demand and market acceptance for any new products and services we introduce, whether in existing or new markets, are subject to a high level of uncertainty. Our inability to expand our services or to enter new markets effectively could have a material adverse effect on our business.

We may need to raise more capital to expand our business.

   In order to expand our fiber optic network and enter our target markets, we may need to raise more capital. Additional capital could be needed for: (1) network engineering and design, the installation of conduit and fiber, and the acquisition and installation of switches and other network hardware and software, in connection with expanding our network; (2) acquisition of additional rights-of-way; (3) expansion of sales and marketing, and the development of billing and information systems; and (4) hiring and training employees to service a larger customer base.

   Based on our business plan, we believe that the net proceeds from the sale of the outstanding notes, existing equity commitments, available borrowings under our credit facility, cash and investments on hand and our cash flow from operations will be adequate to meet our foreseeable liquidity needs for the next two years. However, there is no guarantee that we will not need additional capital earlier. While possible sources of additional capital include commercial bank borrowings, vendor financing or the sale or issuance of equity and debt securities to one or more strategic investors, our ability to arrange additional capital and the cost of any financing will depend upon many factors, some of which are beyond our control. We may be unable to raise additional capital, and such failure to do so could have a material adverse effect on our business.

We depend on key personnel.

   Our business is dependent upon a small number of key executive officers. We have entered into employment, confidentiality and noncompetition agreements with Messrs. J. Stephen Vanderwoude, James D. Ogg, Paul H. Sunu, Donald K. Roberton and Bruce J. Becker providing for employment of each executive for a five year period, subject to termination by either party (with or without cause) on 30 days' prior written notice, and an agreement not to compete with us for a maximum period of up to fifteen months, following termination for cause or voluntary termination of employment. We have not entered into employment agreements with any other key executives.

   We cannot guarantee that we will be able to attract or retain other skilled management personnel in the future. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on our business and results of operation.

We face risks associated with our strategy of growth through acquisitions.

   Our current business plan contemplates growth from future acquisitions. Any future acquisitions will depend on our ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance those acquisitions. We will also face competition for suitable acquisition candidates which may increase our costs and limit the number of suitable acquisition candidates. In addition, future acquisitions by us could result in the incurrence of debt or contingent liabilities, which could have a material adverse effect on our business, and our ability to achieve sufficient cash flow to service the notes. Any future acquisitions could also expose us to increased risks, including, among others:

  . the difficulty of assimilating the acquired operations and personnel;

  . the potential disruption of our ongoing business and diversion of resources and management time;

  . the inability to generate revenues from acquired businesses sufficient to offset acquisition costs;

  . the inability of management to maintain uniform standards, controls, procedures and policies;

  . the risks of entering markets in which we have little or no direct prior experience;

  . the impairment of relationships with employees or customers as a result of changes in management; and

  . the impairment of supplier relationships.

   As a result, we cannot be sure that any acquisitions will occur or that any acquisitions, if made, would be successfully integrated into our operations.

   To date, we have grown through the acquisition of local telephone companies and other operating assets. Our future operations depend largely upon our ability to manage our growing business successfully. Our management team will have to manage a more complex and larger number of operations than we have previously operated. There can be no assurance that we will be successful in integrating the various acquisitions. In addition, we may discover information in the course of the integration of these acquisitions which may have an adverse effect on our business and results of operations.

Year 2000 issue.

   An issue exists for all companies that rely on computers after January 1, 2000. The "year 2000" problem is the result of the past practice in the computer industry of computer programs using two digits rather than four to define the applicable year. This practice will result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. Any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

   During 1999, we planned, inventoried and evaluated systems, remediated, replaced where and when necessary and tested such remediation and replacements. We used internal information systems technology, personnel and other personnel. As a result, we experienced no year 2000 related issues on January 1, 2000. We recognize that there may be residual effects related to year 2000 issues. Our assessment of our year 2000 readiness will be ongoing as we continue to develop our operating systems and rely on third party systems or additional third party systems. We do not have any way to assess the costs related to remediation of any residual year 2000 effect. We intend to use internal resources for such remediation where possible. We may in the future identify a significant internal or external year 2000 related residual issue which, if not remedied in a timely manner, could have a material adverse effect on our business, financial condition and results of operations.

            Risk Factors Relating to the Telecommunications Industry

We face significant competition in our current and target markets.

   We currently operate primarily as an incumbent local telephone company in an industry that is highly competitive. However, due to the rural, low-density characteristics of our existing operating areas, the high cost of entry into these markets and the lack of concentration of medium and large business users, we believe that compared to most other local exchange carriers, we have historically faced relatively less competition in our existing markets. As characteristics of our markets change, the likelihood of local competitors entering our markets may increase.

   Significant and potentially larger competitors could enter our markets at almost any time. We may face competition from future market entrants, including competitive local service providers, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers, Internet service providers and private networks built by large end users and municipalities. Increased competition could lead to price reductions, fewer large-volume sales, reduced operating margins and loss of market share.

   In addition, in each of the cities where we anticipate providing competitive local services, the services we offer will compete principally with the services offered by the incumbent local provider serving that area. These local telephone companies have long-standing relationships with their customers and have the potential to subsidize competitive services from monopoly service revenues. The Federal Communications Commission's, or the "FCC's," interconnection decisions and the Telecommunications Act of 1996 (the "Telecom Act") provide local telephone companies with increased pricing flexibility for their services and other regulatory relief, which could adversely effect our competitive local operations. The local telephone companies with which we compete may be allowed by regulators to lower rates for their services, engage in substantial volume and term discount pricing practices for their customers, or seek to charge us substantial fees for interconnection to their networks.

   Our success in our target service area depends upon our ability to increase our share of the carrier services market by providing high quality services at competitive prices. Many potential competitors have, and some potential competitors are likely to enjoy, substantial competitive advantages, including the following:

  . greater name recognition;

  . greater financial, technical, marketing and other resources;

  . more extensive knowledge of the telecommunications business and industry;
    and

  . well established relationships with a larger installed base of current and potential customers.

   Local telephone companies can also adversely affect the pace at which we add new customers to our competitive local business by prolonging the process of providing unbundled network elements, collocations, intercompany trunks and operations support system interfaces, which allow the electronic transfer between local telephone companies and competitive carriers of needed information about customer accounts, service orders and repairs. Although the Telecom Act requires local telephone companies to provide the unbundled network elements, interconnections and operations support system interfaces needed to allow the customers of competitive carriers and other new entrants to the local exchange market to obtain service comparable to that provided by the local telephone companies to their own customers in terms of installation time, repair response time, billing and other administrative functions, in many cases the local telephone companies have not complied with the mandates of the Telecom Act to the satisfaction of many competitors. In addition, the interconnection regulations may be affected by the outcome of pending court decisions and FCC rulemaking.

We face particular risks relating to our long distance business.

   As part of our offering of bundled telecommunications services to our customers, we offer long distance services. The long distance business is extremely competitive and prices have declined substantially in recent years and we expect prices to continue to decline. In addition, the long distance industry has historically had a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. We rely on other carriers to provide transmission and termination services for all of our long distance traffic. We must enter into resale agreements with long distance carriers to provide us with transmission services. These agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling patterns and traffic levels of our future customers. In the event we fail to meet our minimum volume commitments, we may be obligated to pay underutilization charges and in the event we underestimate our need for transmission capacity, we may be required to obtain capacity through more expensive means. The incurrence of any underutilization charges, rate increases or termination charges could have a material adverse effect on our business and our ability to achieve sufficient cash flow to service the notes.

We may not be able to compete effectively with the RBOCs in the provision of long distance services.

   Federal law currently prohibits RBOCs from providing certain types of long distance telephone service in most states. However, this restriction may be removed by the FCC if an RBOC meets certain specified conditions for a particular state and the FCC determines that removal of the restriction is in the public interest. On December 22, 1999, Bell Atlantic received approval from the FCC to provide long distance services in New York State. On April 5, 2000, SBC filed a petition to provide long distance services in Texas. If RBOCs obtain permission to provide these services in more states, or if they are able to enter into teaming agreements with others to circumvent these restrictions, our business could be adversely affected. It would remove the major incentive RBOCs have to cooperate with companies like ours to foster competition within their service areas, and it would permit the RBOCs to offer both long distance and local exchange services, a competitive advantage which companies like ours currently are able to offer in those regions.

We are subject to extensive government regulation.

   We are subject to varying degrees of federal, state and local regulation. Changes in these regulations could materially increase our compliance costs or prevent us from implementing our business plan. Regulation of the telecommunications industry is changing rapidly, which affects our opportunities, competition and other aspects of our business. The regulatory environment varies substantially from state to state. In the states in which we provide service, we are generally required to obtain and maintain certificates of authority from regulatory bodies and file tariffs where we offer intrastate services.

   While our competitive local telephone and long distance businesses are subject to government regulation, our incumbent local telephone businesses, in particular, are highly regulated at both the federal and state levels. In general, our incumbent local telephone businesses operate under regulations limiting their rates of return on interstate and intrastate services. For interstate services, the FCC periodically reviews the reasonableness of the allowed rate-of-return these businesses may charge and may reduce such allowed rate-of-return. In addition, the FCC is in the process of reforming the rules that govern how these businesses charge long distance companies for completion of interstate calls. If reforms already adopted with respect to larger incumbent local telephone companies are applied to our incumbent local telephone businesses, they could reduce the interstate costs recovered from interstate access charges.

   As a condition to its approval of Gallatin River Communications' acquisition of Sprint Corporation's Illinois incumbent local telephone exchanges, the Illinois Commerce Commission required Gallatin River Communications to file, in an undocumented, informal proceeding, an informational earnings report covering its first full calendar year of operations by April 2000. Gallatin River Communications filed the required report on April 1, 2000. The information supplied could be used by the Illinois Commerce Commission's staff to initiate a proceeding to lower our intrastate rates, which may adversely affect our business and results of operations.

   The Telecom Act requires incumbent local telephone companies to enter into agreements to interconnect with, sell unbundled network elements to, and sell services for resale to, competitive telephone companies. Our ability to compete in the local exchange market as a competitive local telephone company may be adversely affected by the incumbent's pricing of such offerings and related terms, such as the availability of operation support systems and local number portability, and would be adversely affected if such requirements of the Telecom Act were repealed. Depending on the implementation of the Telecom Act, our incumbent local telephone businesses may be forced to interconnect with, and sell such services and elements to, competitors at prices that do not fully recover our costs of providing such services.

   With the passage of the Telecom Act, the regulation of our services has been subject to numerous administrative proceedings at the federal and state level, litigation in federal and state courts, and legislation in federal and state legislatures. We cannot predict the outcome of the various proceedings, litigation and legislation or whether and to what extent they may adversely affect our business or operations.

   Many other aspects of our services and operations are subject to federal and state regulation, including the introduction and pricing of new services, contributions to universal service funds and our use of radio frequencies. We currently receive revenues as a result of state and federal universal service fund contributions and make payments to such funds. If these programs are modified or discontinued, we may be adversely affected.

                       Risk Factors Relating to the Notes

Our ability to service our indebtedness will depend on our ability to generate cash.

   Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures, will depend on our ability to generate cash in the future, our success in our financial and operating performance, on our ability to successfully implement our business plan and our ability to access the cash flow of our subsidiaries. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

   We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facilities and the notes, on commercially reasonable terms or at all. In addition, we may be forced to reduce or delay planned product improvement initiatives and capital expenditures, sell assets, or obtain additional equity capital.

   We may be unable to access the cash flow of our subsidiaries since certain of our subsidiaries are parties to credit or other borrowing agreements that restrict the payment of dividends, and such subsidiaries are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. In addition, future agreements governing the terms of our subsidiaries' indebtedness may restrict our subsidiaries' ability to pay dividends to us. See "Description of Other Indebtedness" and footnote 4 to the Consolidated Financial Statements of Madison River Capital, LLC. As a result, we may be unable to receive cash through dividends, distributions or other payments from our subsidiaries sufficient to pay principal of and interest on the notes.

Madison River Capital is a holding company, and the notes will be structurally subordinate to the indebtedness of the issuers' subsidiaries.

   Madison River Capital is a holding company with no direct operations, and its principal assets consist of the equity interests of its operating subsidiaries. We are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal of and interest on the notes. Our subsidiaries, however, are legally distinct from us, and our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due pursuant to the notes or to make funds available to us for such payment. Because our subsidiaries do not guarantee the notes, any right of the issuers to receive assets of any subsidiary upon the subsidiary's liquidation or reorganization (and consequent right of the holders of the notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of any such subsidiary in liquidation or reorganization. The ability of our subsidiaries to make payments to us will be subject to, among other things, the availability of funds, the terms of those subsidiaries' indebtedness (which limits their ability to pay dividends or make distributions) and applicable state laws. Claims of our subsidiaries' creditors, including trade creditors, will generally have priority as to the assets of the subsidiaries over the claims of the holders of Madison River Capital's indebtedness, including the notes. Accordingly, the notes will be effectively subordinated to the liabilities (including the credit facilities, trade payables and other indebtedness) of our subsidiaries.

The holders of a majority of the notes have the right to waive defaults under and to modify the indenture.

   Subject to certain limitations specified in the indenture, the holders of a majority in principal amount of the notes then outstanding have the right to:

  . waive certain existing defaults or events of default;

  . waive compliance with certain provisions of the indenture or the notes;

  . modify or supplement the indenture; and

  . direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture.

   These provisions of the indenture could allow actions affecting the notes to be taken without the approval of all of the holders of the notes and thus may have an adverse effect on the holders of the notes who do not approve of such actions.

We may not be able to obtain financing necessary to complete a change of control offer under the indenture.

   Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all notes then outstanding. For example, under the terms of Madison River Telephone Company's Operating Agreement, at any time on or after January 2, 2006, certain members may require Madison River Telephone Company to purchase all of their redeemable member units at an amount equal to the fair market value of such units. Such an event could result in a "Change of Control" under the indenture. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facilities will not allow such repurchases. In particular, a change of control may cause an acceleration of the indebtedness outstanding under our credit facilities, in which case such indebtedness would be required to be repaid in full before redemption or repurchase of the notes. Certain important corporate events, however, such as a leveraged recapitalization, which would increase the level of our indebtedness, would not constitute a "Change of Control" under our credit facilities. See "Description of the Notes--Repurchase at the Option of Holders."

                   Risk Factors Related to the Exchange Offer

Your failure to exchange your outstanding notes may limit your ability to transfer your notes.

   We did not register the outstanding notes under the Securities Act or any state securities laws, and we do not intend to do so after the exchange offer. As a result, outstanding notes may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes in the exchange offer by following the procedures described in this prospectus, you will lose your right to have the outstanding notes registered under the Securities Act, with some exceptions. If you continue to hold outstanding notes after the exchange offer, you may be unable to sell them. Outstanding notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions.

You may find it difficult to sell your exchange notes.

   While the outstanding notes are presently eligible for trading in the PORTAL market of the NASD by qualified institutional buyers, there is no existing market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any securities exchange or on any automated dealer quotation system. Although the initial purchasers have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and may discontinue any such market at any time without notice. In addition, such market making activity may be limited during the exchange offer or during an offering under a shelf registration statement should we decide to file one. As a result, we can make no assurances to you as to the development, maintenance or liquidity of any market for the exchange notes, your ability to sell the exchange notes or the price at which you may be able to sell the exchange notes. If such markets were to exist, future trading prices of the exchange notes may be lower than their principal amount or purchase price and will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for securities similar to the exchange notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. We cannot assure you that, if a market develops, it will not be subject to similar disruptions. Such a disruption may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

   Goldman Sachs may be deemed to be an affiliate of ours and, as such, may be required to deliver a current market-maker prospectus and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the exchange notes, which may affect its ability to continue market-making activities. Pursuant to a registration rights agreement, we have agreed to file a registration statement that would allow Goldman Sachs to engage in market-making transactions in the exchange notes. We have agreed to keep the market-making registration statement effective for as long as Goldman Sachs may be required to deliver a prospectus in connection with its secondary transactions in the exchange notes. We have agreed to pay substantially all the costs and expenses related to the registration statement. There can be no assurance that the interests of Goldman Sachs will not conflict with the interests of the holders of the notes.

You may be subject to backup withholding on your exchange notes.

   Backup withholding at a 31% rate will generally apply to payments with respect to the exchange notes to non-U.S. holders if the non-U.S. holder fails to furnish required information certification to us or our paying agent and fails to otherwise establish an exemption. Any amounts withheld will be allowed as a refund or a credit against your federal income tax liability, if any, if you follow the procedures of the IRS for obtaining refunds or credits. You should read the section entitled "Important United States Federal Income Tax Considerations" under the heading "Information Reporting and Backup Withholding" for information on how you can avoid backup withholding requirements.

                        FORWARD-LOOKING STATEMENTS

   The statements, other than statements of historical fact, included in this prospectus are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek" or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause such or contribute to such differences include, but are not limited to:

  . the uncertainties and potential delays associated with integrating the operations of Gulf Coast Services and Coastal Communications;

  . the uncertainties and potential delays associated with our planned expansion into competitive local service;

  . the passage of legislation or court decisions adversely affecting the telecommunications industry;

  . our ability to repay our outstanding indebtedness;

  . competition in the telecommunications industry; and

  . the advent of new technology.

   You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. Important factors that could cause our actual results to differ materially from our expectations are discussed under "Risk Factors" and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the statements in those sections.

                         MARKET AND INDUSTRY DATA

   Market data used throughout this prospectus was obtained from internal Madison River surveys and industry surveys and publications. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of the information. We have not independently verified the market data. Similarly, internal Madison River surveys, while believed to be reliable, have not been verified by any independent sources.

                                USE OF PROCEEDS

   We will receive no cash proceeds from the exchange of notes pursuant to the exchange offer. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

                                 CAPITALIZATION

   The following table sets forth our consolidated capitalization on an actual basis as of March 31, 2000:

   You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Other Indebtedness" and our consolidated financial statements, including the related notes thereto, and other financial data appearing elsewhere in this prospectus.

                                                                  March 31, 2000
                                                                  --------------
                                                                      Actual
                                                                  --------------
                                                                  (in thousands)
Cash and cash equivalents........................................    $ 90,523
                                                                     ========
Borrowings under credit facilities ..............................     473,768
Outstanding notes................................................     197,274
Miscellaneous....................................................       3,324
                                                                     --------
  Total long-term debt (1).......................................     674,366
Redeemable minority interest.....................................      45,000
Member's capital
  Member's interest..............................................     185,700
  Accumulated deficit............................................     (32,199)
                                                                     --------
    Total member's capital.......................................     153,501
                                                                     --------
    Total capitalization.........................................    $872,867
                                                                     ========

--------

(1) Excludes any potential borrowings under any undrawn credit facilities totalling $38.8 million.

                     SELECTED FINANCIAL AND OPERATING DATA

   The following tables contain selected financial and operating data of Madison River as of and for each of the three years in the period ended December 31, 1999 and for the period from April 5, 1996 (inception) to December 31, 1996 and as of and for the three month periods ended March 31, 1999 and 2000, and for its predecessor, Mebcom, as of and for each of the three years in the period ending December 31, 1997. Prior to the formation of Madison River Capital, LLC in September 1999, the operations of the operating subsidiaries were consolidated at the Madison River Telephone Company, LLC level. Concurrent with the formation of Madison River Capital as a subsidiary of Madison River Telephone Company, all operations were consolidated at the Madison River Capital level. These amounts, except for the three month periods ended March 31, 1999 and 2000, were derived from audited consolidated financial statements of these companies. The selected financial data presented, as of and for the three month periods ended March 31, 1999 and 2000, was derived from our unaudited financial statements. In the opinion of management, the unaudited financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations at the dates and for the periods so presented. The results of operations for the three month period ended March 31, 2000 are not necessarily indicative of the operating results to be expected for the entire year. The following information should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto and the other financial and operating data included elsewhere in this prospectus.

                          MADISON RIVER CAPITAL, LLC

                     Selected Financial and Operating Data

                                                                                                    Three Months Ended
                                                Year Ended December 31,                                  March 31,
                         -----------------------------------------------------------------------  -----------------------
                                           1996                1997
                                    ------------------- -------------------
                                                                              1998       1999        1999        2000
                            1995               Madison             Madison   Madison    Madison     Madison     Madison
                         Mebcom (a) Mebcom(a) River (b) Mebcom(a) River (b) River (c)  River (d)   River (e)   River (f)
                         ---------- --------- --------- --------- --------- ---------  ---------  ----------- -----------
                                                             (dollars in thousands)
                                                                                                  (Unaudited) (Unaudited)
Statement of Operations
Data:
 Revenues...............  $ 5,003    $ 5,435   $  --     $ 6,379   $  --    $ 16,864   $ 81,517     $16,490    $ 31,605
 Operating Expenses:
   Cost of services and
   selling, general and
   administrative
   expenses.............    3,642      3,756      429      4,259      949     12,157     54,517       9,478      22,333
   Depreciation and
   amortization.........      571        765        2        715       12      4,177     21,508       4,224       8,217
                          -------    -------   ------    -------   ------   --------   --------     -------    --------
 Total operating
 expenses...............    4,213      4,521      431      4,974      961     16,334     76,025      13,702      30,550
                          -------    -------   ------    -------   ------   --------   --------     -------    --------
 Operating income
 (loss).................      790        914     (431)     1,405     (961)       530      5,492       2,788       1,055
 Interest expense.......     (442)      (428)     (16)      (409)     (31)    (3,893)   (22,443)     (3,793)    (12,205)
 Other income...........      498        388       11        286       19        481      3,386          81         893
                          -------    -------   ------    -------   ------   --------   --------     -------    --------
 Income (loss) before
 income taxes...........      846        874     (436)     1,282     (973)    (2,882)   (13,565)       (924)    (10,257)
 Income tax (provision)
 benefit................     (185)      (226)     --        (480)     --         (52)    (1,625)        539      (2,236)
                          -------    -------   ------    -------   ------   --------   --------     -------    --------
 Income (loss) before
 extraordinary item.....      661        648     (436)       802     (973)    (2,934)   (15,190)       (385)    (12,493)
 Extraordinary item.....      --         --       --         --       --        (173)       --          --          --
                          -------    -------   ------    -------   ------   --------   --------     -------    --------
 Net income (loss)......  $   661    $   648   $ (436)   $   802   $ (973)  $ (3,107)  $(15,190)    $  (385)   $(12,493)
                          =======    =======   ======    =======   ======   ========   ========     =======    ========
Balance Sheet Data (at
period end):
 Cash and cash
 equivalents............  $   947    $ 1,974   $  532    $ 2,668   $7,698   $  6,354   $ 83,729     $ 5,386    $ 90,523
 Telephone plant and
 equipment, net.........    6,264      6,390       77      6,980       69     89,486    293,322      90,095     349,360
 Total assets...........   11,660     12,437      615     13,073    8,021    285,763    785,290     285,920     977,089
 Long-term debt,
 including current
 portions...............    5,996      5,747      --       5,522      --     219,876    535,611     219,246     674,366
 Total member's
 capital................    2,913      3,562      160      4,364    6,885     54,070    165,994      54,676     153,501
Other Financial Data:
 Capital expenditures...  $   713    $   951   $   79    $ 1,385   $    4   $  6,056   $ 37,756     $ 3,003    $ 11,090
 Net cash provided by
 (used in) operating
 activities.............    1,013      1,585     (376)     2,887     (529)     3,582     12,938       1,628      (5,815)
 EBITDA (g).............    1,361      1,679     (429)     2,120     (949)     4,707     27,000       7,012       9,272
 Ratio of earnings to
 fixed charges (h)......      2.9        3.0      --         4.1      --         --         --          --          --

Note:
(a) Represents the historical consolidated financial information of Mebcom.
(b) Represents the historical consolidated financial information of Madison River Capital.
(c) Represents the historical consolidated financial information of Madison River Capital which includes the results of operations of Madison River Capital and its subsidiaries, including Mebcom (acquired on January 1, 1998) and Gallatin River (acquired on November 1, 1998).

(d) Represents the historical consolidated financial information of Madison River Capital, which includes the results of operations of Madison River Capital and its subsidiaries, including Gulf Coast Services (acquired on September 29, 1999).

(e) Represents the historical consolidated financial information of Madison River Capital for the three months ended March 31, 1999, which includes the results of operations of Madison River Capital and its subsidiaries.

(f) Represents the historical consolidated financial information of Madison River Capital for the three months ended March 31, 2000, which includes the results of operations of Madison River Capital and its subsidiaries, including Coastal Communications (acquired on March 30, 2000).


(g) EBITDA consists of operating income (loss) before depreciation and amortization. EBITDA is presented because we believe it is frequently used by investors and other interested parties in the evaluation of a company's ability to meet its future debt service, capital expenditures and working capital requirements. However, other companies in our industry may present EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or as an alternative to net earnings as an indicator of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. See the Consolidated Statements of Cash Flows included in our financial statements.

(h) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense the Company believes to be representative of interest. For the years ended December 31, 1996, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000, earnings of Madison River were insufficient to cover fixed charges by $436, $973, $2,882, $13,565, $924 and $10,257, respectively.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

   The accompanying unaudited pro forma consolidated statements of operations of Madison River for the three months ended March 31, 2000 and the year ended December 31, 1999 give effect on a pro forma basis to the following transactions:

  . the acquisition of Gulf Coast Services in September 1999;

  . the acquisition of Coastal Communications in March 2000; and

  . the issuance of the outstanding notes, and the related increase in interest expense.

   The 2000 unaudited pro forma data gives effect to the issuance of the outstanding notes and the acquisition and related financing of Coastal Communications in March 2000 as if these transactions had been consummated on January 1, 2000. The 1999 unaudited pro forma data gives effect to the issuance of the outstanding notes, the acquisition of Gulf Coast Services in September 1999 and the acquisition of Coastal Communications in March 2000, and related financings for each acquisition, as if all of these transactions had been consummated on January 1, 1999. The pro forma adjustments are based on the historical financial statements of Madison River and the acquired businesses recorded using the purchase method of accounting, which allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The excess of the purchase price over the fair value of assets acquired, net of liabilities assumed, has been recorded as goodwill. We believe that the allocations set forth herein are reasonable; however, they are subject to revision as additional information becomes available. Our detailed assumptions and estimates are described in the accompanying supplemental notes.

   The 1999 and 2000 pro forma information is not intended to be indicative of the actual results that would have been achieved had the acquisitions in fact been consummated on January 1, 1999 or at January 1, 2000, respectively, nor does it purport to be indicative of our future consolidated operating results. Such pro forma financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Other Indebtedness," the consolidated financial statements and notes thereto of Madison River, Gulf Coast Services and Coastal Communications, and the other financial data appearing elsewhere in this prospectus.

                        MADISON RIVER CAPITAL, LLC

         Unaudited Pro Forma Consolidated Statement of Operations

                  Three Month Period Ended March 31, 2000

                          (Dollars in Thousands)

                                     Historical
                             --------------------------  Pro forma    Pro forma
                             Consolidated(a) Coastal(b) Adjustments    Totals
                             --------------- ---------- -----------   ---------
Operating revenues:
  Local service............     $ 24,539       $7,371     $   --      $ 31,910
  Long distance service....        2,737          477         --         3,214
  Internet and enhanced
   data service............        1,030          534         --         1,564
  Transport service........          --           --          --           --
  Miscellaneous
   telecommunications
   service and equipment...        3,384          745         --         4,129
  Provision for
   uncollectible accounts..          (85)         (31)        --          (116)
                                --------       ------     -------     --------
   Total operating
    revenues...............       31,605        9,096         --        40,701
Operating expenses:
  Cost of goods sold and
   direct costs............       10,272        2,174         --        12,446
  Depreciation and
   amortization............        8,217        1,397       1,067 (c)   10,681
  Selling, general and
   administrative
   expenses................       12,061        3,419         --        15,480
                                --------       ------     -------     --------
   Total operating
    expenses...............       30,550        6,990       1,067       38,607
                                --------       ------     -------     --------
Net operating income.......        1,055        2,106      (1,067)       2,094
Interest expense...........      (12,205)      (1,045)     (2,696)(d)  (15,946)
Other income, net..........          893          575         --         1,468
                                --------       ------     -------     --------
(Loss) income before income
 taxes and minority
 interest..................      (10,257)       1,636      (3,763)     (12,384)
Income tax expense.........       (2,236)        (569)        592 (e)   (2,213)
                                --------       ------     -------     --------
(Loss) income before
 minority interest.........      (12,493)       1,067      (3,171)     (14,597)
Minority interest..........          --           --         (250)(f)     (250)
                                --------       ------     -------     --------
Net (loss) income..........     $(12,493)      $1,067     $(3,421)    $(14,847)
                                ========       ======     =======     ========

                          MADISON RIVER CAPITAL, LLC

       Notes to Unaudited Pro Forma Consolidated Statement of Operations

                 Three Month Period Ended March 31, 2000
                            (Dollars in Thousands)

(a) This column represents Madison River's historical results of operations for the three month period ended March 31, 2000.

(b) This column represents Coastal Communications' historical results of operations for the period from January 1, 2000 to March 30, 2000, prior to its acquisition.

(c) This adjustment represents (i) an increase in Coastal Communications' depreciation as a result of the purchase of a building at the closing of the Coastal Communications acquisition, (ii) a decrease in Coastal Communications' depreciation as a result of the sale of certain property at the closing of the Coastal Communications acquisition, (iii) the amortization of debt issuance costs related to the offering of the outstanding notes, and (iv) additional goodwill resulting from the acquisition of Coastal Communications, as if the transactions had been consummated at January 1, 2000. For purposes of the pro forma presentation, the goodwill related to the Coastal Communications acquisition was computed as the excess of the purchase price over the net assets acquired excluding long-term debt based on its balance sheet as of March 30, 2000. The goodwill associated with the above acquisition is amortized over twenty-five years and the debt issuance costs are amortized over the ten year life of the notes. The following table sets forth the details of the depreciation and amortization adjustments:

                                                                  Three Month
                                                                  Period Ended
                                                                 March 31, 2000
                                                                 --------------
   Increased depreciation related to purchase of a building....      $   27
   Decreased depreciation related to sale of certain property..          (4)
                                                                     ------
   Net depreciation adjustment.................................          23
                                                                     ------
   Goodwill amortization related to Coastal Communications
    acquisition................................................         925
   Amortization of outstanding notes issuance costs............         119
                                                                     ------
   Net amortization adjustment.................................       1,044
                                                                     ------
                                                                     $1,067
                                                                     ======

   Included in the assets of Gulf Coast Services that we purchased was fiber recorded at a value of $90.0 million, which was not placed in service as of March 31, 2000. If the fiber had been placed in service on January 1, 2000, we would have recorded additional depreciation expense of $0.9 million for the three month period.


(d) This adjustment represents additional interest expense on (i) the debt financing with the RTFC related to the acquisition of Coastal Communications and (ii) the offering of the outstanding notes on February 17, 2000, assuming the related debt was outstanding beginning on January 1, 2000. As of March 31, 2000, Madison River's long-term debt was $674.4 million. Madison River had $463.8 million of 15 year credit facilities outstanding at a combination of fixed and variable rates with RTFC which includes $108.7 million of long term debt to finance the Coastal Communications acquisition borrowed on March 30, 2000. In addition, Madison River also has a five-year, $10.0 million secured line of credit outstanding at a variable interest rate with RTFC related to the Coastal Communications acquisition drawn on March 30, 2000. Interest expense on the $177.8 million term loan related to Gulf Coast Services acquisition financing from January 1, 2000 to the date of the outstanding notes offering, at which time it was repaid in full with the proceeds from the outstanding notes offering, was eliminated for the three month period ended March 31, 2000. The following table sets forth the details of the interest expense adjustment:

                        MADISON RIVER CAPITAL, LLC

     Notes to Unaudited Pro Forma Consolidated Statement of Operations

                  Three Month Period Ended March 31, 2000

                          (Dollars in Thousands)

                                                                  Three Month
                                                                  Period Ended
                                                                 March 31, 2000
                                                                 --------------
   Indebtedness related to Coastal Communications acquisition..     $ 2,525 (1)
   Outstanding notes offering..................................       3,330 (2)
   Exclusion of Gulf Coast Services acquisition financing
    repaid with the outstanding notes proceeds.................      (2,114)(3)
   Elimination of Coastal Communications' debt prior to
    acquisition................................................      (1,045)(3)
                                                                    -------
   Net interest adjustment.....................................     $ 2,696
                                                                    =======

  --------

  (1) Based on $108.7 million principal amount at a fixed rate of 8.5% and $10.0 million principal amount at a variable rate assumed to be 8.7% each for the three-month period.

  (2) Based on $200.0 million principal amount at a stated fixed rate of 13.25% plus amortization of the discount for the period from January 1, 2000 to February 17, 2000, the date of the senior notes offering.

  (3) Based on amounts reported in the historical financial statements.

(e) This adjustment reflects the impact of the pro forma interest expense on the income tax provision for the three month period ended March 31, 2000. The $3.3 million pro forma interest expense related to the outstanding notes offering and the $2.1 million pro forma interest expense related to the Gulf Coast Services acquisition financing do not have a tax impact as it is recorded on Madison River Capital which is a limited liability company.

(f) This adjustment represents the stated dividends on the redeemable minority interest in Coastal Communications for the three month period ended March 31, 2000.

                        MADISON RIVER CAPITAL, LLC

         Unaudited Pro Forma Consolidated Statement of Operations
                          Year Ended December 31, 1999

                             (Dollars in Thousands)

                                     Historical
                         -----------------------------------  Pro Forma     Pro Forma
                         Consolidated(a) Gulf(b)  Coastal(c) Adjustments     Totals
                         --------------- -------  ---------- -----------    ---------
Operating revenues:
  Local service.........    $ 68,813     $29,488   $30,294    $    --       $128,595
  Long distance
   service..............       2,292       8,322     1,822         --         12,436
  Internet and enhanced
   data service.........         998       1,401     1,878         --          4,277
  Transport service.....         --          --        --          --            --
  Miscellaneous
   telecommunications
   service and
   equipment............      10,999       9,546     2,836         --         23,381
  Provision for
   uncollectible
   accounts.............      (1,585)       (191)      (61)        --         (1,837)
                            --------     -------   -------    --------      --------
    Total operating
     revenues...........      81,517      48,566    36,769         --        166,852
Operating expenses:
  Cost of goods sold and
   direct costs.........      24,909      27,743     8,720         --         61,372
  Depreciation and
   amortization.........      21,508       6,575     6,084       9,717 (d)    43,884
  Selling, general and
   administrative
   expenses.............      29,608      17,593    12,787         --         59,988
                            --------     -------   -------    --------      --------
    Total operating
     expenses...........      76,025      51,911    27,591       9,717       165,244
                            --------     -------   -------    --------      --------
Net operating income
 (loss).................       5,492      (3,345)    9,178      (9,717)        1,608
Interest expense........     (22,443)     (1,769)   (4,021)    (35,663)(e)   (63,896)
Other income, net.......       3,386      10,262     4,695         --         18,343
                            --------     -------   -------    --------      --------
(Loss) income before
 income taxes and
 minority interest......     (13,565)      5,148     9,852     (45,380)      (43,945)
Income tax expense......      (1,625)     (3,215)   (2,444)      4,948 (f)    (2,336)
                            --------     -------   -------    --------      --------
(Loss) income before
 minority interest......     (15,190)      1,933     7,408     (40,432)      (46,281)
Minority interest.......         --          --        --       (1,000)(g)    (1,000)
                            --------     -------   -------    --------      --------
Net (loss) income.......    $(15,190)    $ 1,933   $ 7,408    $(41,432)     $(47,281)
                            ========     =======   =======    ========      ========

                        MADISON RIVER CAPITAL, LLC

       Notes to Unaudited Pro Forma Consolidated Statement of Operations
                          Year Ended December 31, 1999
                             (Dollars in Thousands)

(a) This column represents Madison River's historical results of operations for the year ended December 31, 1999, including the operating results of its Gulf Coast Services subsidiary for the three month period from the date of acquisition through December 31, 1999.
(b) This column represents Gulf Coast Services' historical results of operations for the period from January 1, 1999 to September 29, 1999, prior to its acquisition.
(c) This column represents Coastal Communications' historical results of operations for the year ended December 31, 1999.

(d) This adjustment represents (i) an increase in Coastal Communications' depreciation as a result of the purchase of a building at the closing of the Coastal Communications acquisition, (ii) a decrease in Coastal Communications' depreciation as a result of the sale of certain property at the closing of the Coastal Communications acquisition, (iii) the amortization of debt issuance costs related to the offering of the outstanding notes, (iv) the amortization of debt issuance costs related to additional indebtedness with RTFC and (v) additional amortization of goodwill resulting from the acquisitions of Gulf Coast Services and Coastal Communications, as if the transactions had been consummated at January 1, 1999. For the purposes of the pro forma presentation, the goodwill related to the Coastal Communications acquisition was computed as the excess of the purchase price over the net assets acquired excluding long-term debt based on its balance sheet as of March 31, 2000. The goodwill associated with the above acquisition is amortized over 25 years; the debt issuance costs are amortized over the ten year life of the senior notes; and the RTFC debt financing costs are amortized over 5 to 15 years. The following table sets forth the details of the depreciation and amortization adjustments.

                                                                 Year Ended
                                                              December 31, 1999
                                                              -----------------
     Increased depreciation related to purchase of a
      building..............................................       $  105
     Decreased depreciation related to sale of certain
      property..............................................          (15)
                                                                   ------
       Net depreciation adjustment..........................           90
                                                                   ------
     Goodwill amortization related to Gulf Coast Services
      acquisition...........................................        5,211
     Goodwill amortization related to Coastal Communications
      acquisition...........................................        3,701
                                                                   ------
       Net goodwill amortization adjustment.................        8,912
                                                                   ------
     Senior notes offering cost amortization................          712
     Debt financing cost amortization for Gulf Coast
      Services acquisition..................................            2
     Debt financing cost amortization for Coastal
      Communications acquisition............................            1
                                                                   ------
       Net financing costs amortization adjustment..........          715
                                                                   ------
       Total depreciation and amortization adjustment.......       $9,717
                                                                   ======

  Included in the assets of Gulf Coast Services that we purchased was fiber recorded at a value of $90.0 million, which was not placed in service as of December 31, 1999. If the fiber had been placed in service on January 1, 1999, we would have recorded additional depreciation expense of $3.6 million for the year ended December 31, 1999.
(e) This adjustment represents additional interest expense on (i) the debt financings related to the acquisitions of Gulf Coast Services and Coastal Communications and (ii) the offering of the outstanding notes, assuming the related debt was outstanding beginning on January 1, 1999. As of December 31, 1999, Madison River had $534.7 million of 15 year credit facilities outstanding

                        MADISON RIVER CAPITAL, LLC

                         Year Ended December 31, 1999
                            (Dollars in Thousands)

   at a combination of fixed and variable rates with RTFC and, as of March 30, 2000, obtained an additional $108.7 million long term debt and $10.0 million secured line of credit from RTFC to finance the Coastal Communications acquisition. The interest rate on Madison River's term loans ranged from 6.8% to 9.05% at December 31, 1999. The year-to-date interest expense on the $177.8 million term loan related to Gulf Coast Services acquisition financing was eliminated for the year ended December 31, 1999, as it was repaid in full with the proceeds from the outstanding notes offering. The following table sets forth the details of the interest expense adjustment:

                                                                 Year Ended
                                                              December 31, 1999
                                                              -----------------
   Indebtedness related to Gulf Coast Services acquisition..       $ 8,719 (1)
   Indebtedness related to Coastal Communications
    acquisition.............................................        10,099 (2)
   Outstanding notes offering...............................        26,662 (3)
   Exclusion of Gulf Coast Services acquisition financing
    repaid with the notes proceeds..........................        (4,027)(4)
   Elimination of Gulf Coast Services' debt prior to
    acquisition.............................................        (1,769)(4)
   Elimination of Coastal Communications' debt prior to
    acquisition.............................................        (4,021)(4)
                                                                   -------
   Net interest adjustment..................................       $35,663
                                                                   =======

  --------
  (1) Based on $138.4 million principal amount at a fixed rate of 8.4% for the period from January 1, 1999 to September 29, 1999.
  (2) Based on $108.7 million principal amount at a fixed rate of 8.5% and $10.0 million principal amount at a variable rate assumed to be 8.6%, each for the twelve-month period.
  (3) Based on $200.0 million principal amount at a stated fixed rate of 13.25% plus amortization of the discount.
  (4) Based on amounts reported in the historical financial statements.
(f) This adjustment reflects the impact of the pro forma interest expense on the income tax provision for the year ended December 31, 1999. The $26.7 million pro forma interest expense related to the outstanding notes offering and the $4.0 million pro forma interest expense related to the Gulf Coast Services acquisition financing do not have a tax impact as it is recorded on Madison River Capital which is a limited liability company.
(g) This adjustment represents the stated dividends on the redeemable minority interest in Coastal Communications for the year ended December 31, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the "Selected Financial and Operating Data," "Unaudited Pro Forma Consolidated Financial Information" and Madison River Capital's, Gulf Coast Services' and Coastal Communications' consolidated financial statements, including the notes related thereto, and other financial data appearing elsewhere in this prospectus. Certain statements set forth below constitute "forward-looking statements" that involve risks and uncertainties. During our existence, we have completed multiple acquisitions of telecommunications companies and assets. As a result, we believe that period-to-period comparisons of our financial results to date are not necessarily meaningful and should not be relied upon as an indication of future performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus.

Overview

   We are an established and rapidly growing provider of integrated communications services and solutions that focuses on markets in the Gulf Coast, Mid-Atlantic and Midwest regions of the United States. Our integrated service offerings to business and residential customers include voice, high-speed data, fiber transport and Internet access. We currently operate in North Carolina, Alabama, Illinois and Georgia. We have a reputation for delivering high quality services and being highly responsive to our customers, which we and our predecessors have established as providers of communications services and solutions in these markets for over fifty years.

   Since our inception, our principal activities have been to acquire, integrate, operate and improve the operation of local telephone companies in secondary markets. Through these acquisitions, we have acquired businesses with positive cash flow, government and regulatory authorizations and certifications, operating support systems, management and key personnel and facilities.

   Our current business plan is focused on developing our existing markets and expanding, initially, from those established markets into 14 markets, including:

  . Mid-Atlantic: Greensboro, Raleigh, Durham, Cary and Winston-Salem, North
    Carolina.

  . Midwest: Peoria, Bloomington-Normal, Decatur and Springfield, Illinois.

  . Gulf Coast: Mobile and Montgomery, Alabama; Biloxi, Mississippi;
    Pensacola, Florida; and New Orleans, Louisiana.

   Our parent company, Madison River Telephone Company, LLC, was founded in April 1996 by a management team led by J. Stephen Vanderwoude, former president and Chief Operating Officer of Centel Corporation. In January 1998, Madison River Telephone Company acquired all of the outstanding common stock of Mebcom Communications, Inc., our predecessor, a North Carolina telecommunications provider for $23.0 million. Prior to the date of the Mebcom acquisition, Madison River Telephone Company was a development stage company with no revenue and principal activities consisting of procuring governmental authorizations, raising capital, hiring management and other key personnel and pursuing acquisition opportunities. Madison River Capital, LLC was formed as a wholly-owned subsidiary of Madison River Telephone Company in September 1999 to serve as a holding company for our operations.

   In November 1998, we acquired certain assets and liabilities from Central Telephone Company of Illinois, a local exchange company, for $232.0 million which we refer to as the "Gallatin River" acquisition. We acquired Gulf Coast Services, a telecommunications provider located in the southeastern United States, in September 1999 for $312.6 million. In March 2000, we acquired all of the outstanding capital stock of Coastal Communications for $130.0 million in cash and issued Series A non-voting common stock in the face amount of $10.0 million and Series B non-voting common stock in the face amount of $5.0 million of Coastal Communications with put and call features exercisable by the holders and us. See "--Liquidity and Capital Resources" below for further discussion.

   As a result of our limited operating history as a combined company, there is limited operating and financial data about us upon which to base an evaluation of our performance.

Factors Affecting Future Operations

   The following is a discussion of the primary factors that we believe will affect our operations over the next few years.

 Revenues

   To date, our revenues have been derived principally from the sale of local and long distance communications services to customers in our existing markets. Our voice services accounted for approximately 86.3% of our total revenues for the three month period ended March 31, 2000. We intend to generate revenue from voice services (local and long distance), dedicated fiber transport, Internet access/enhanced data and other services.

   We currently expect that a substantial portion of our revenues will be generated from the sale of these communications services to customers in our existing markets and, as we expand, to businesses and residential multi-dwelling units in our new markets. We will continue to offer bundled services and intend to continue to competitively price our services in each of our markets. In addition, we intend to continue to offer combined service discounts designed to give customers incentives to buy bundled services pursuant to long-term contracts.

   Over the next three years, we expect to derive a growing percentage of our revenues from the sale of fiber transport services to major telecommunications carriers and non-facilities based carriers. The majority of our 2,200 mile fiber optic route connects Dallas and Atlanta, two of the four Tier I Network Access Points. Further, the route connects other metropolitan areas such as Houston and New Orleans. We expect this business will be price driven, and, as a result, we will competitively price these services to gain market share.

 Expenses

   Historically, our operating expenses have remained relatively consistent from period to period. As we expand into new markets, our operating expenses will be less predictable. In the near term, we expect that our primary operating expenses for our expansion markets will consist of cost of services and selling, general and administrative expenses.

 Cost of goods sold and direct costs

   Our cost of goods sold and direct costs include:

  . plant specific costs and expenses, such as inspection, testing and conditioning, repairing telephone cable and poles;

  . non-plant specific costs, such as provisioning, network, administrative, power and engineering;

  . the cost of leasing unbundled copper loop lines and high capacity digital lines from the ILECs to connect our customers and other carriers' networks to our network;

  . the cost of leasing transport from ILECs or other providers where our fiber transport capacity is not available;

  . the cost of collocating in ILEC central offices; and

  . the cost of purchasing and installing electronics on our fiber network.

   We have already entered into interconnection agreements with Bell South, GTE and Ameritech. Other interconnection agreements may be required and certifications by state regulators would be required in states where we are not certified as a competitive provider.

   We have a resale agreement with Global Crossing to provide long distance transmission services. This agreement contains minimum volume commitments. Although we believe that we will meet these commitments and expect to experience lower cost per minute usage rates as volume increases, we may be required to obtain capacity through more expensive means.

 Selling, general and administrative expenses

   Selling, general and administrative expenses include:

  . selling and marketing expenses;

  . expenses associated with customer care;

  . billing and other operating support systems; and

  . corporate expenses.

   We currently employ a professional sales team and intend to expand this team to fulfill our expansion initiative. We offer a competitive compensation package based on minimum quota sales and incentives for long-term contracts and bundled services. To date, we have been able to recruit experienced telecommunications sales professionals. It may not be possible to replicate the sales structure in other target markets due to competition for qualified sales professionals in the markets into which we are expanding.

   We have operating support and other back office systems that we use to enter, schedule, provision, track customer orders, test services and interface with trouble management, inventory, billing, collection and customer care service systems for our access lines in our established operations. As we expand into new markets, we may review and consider the benefits offered by the latest generation of systems, and we expect that our operations support systems and customer care expenses may also increase.

   As a result of our limited operating history as a consolidated company and the number and timing of our acquisitions, there is limited operating and financial data about us upon which to base an evaluation of our performance. Although we expect to maintain positive EBITDA (operating income (loss) before depreciation and amortization) as we expand from our established markets, operating losses in the markets into which we intend to expand will materially decrease our EBITDA. Further, our expansion plans require additional capital expenditures necessary to deliver high quality integrated communications services and solutions. Thus, we expect our free cash flow at times to be negative. Although we are currently projecting an increase in revenues, our revenues may not increase or even continue at their current levels, and we may not achieve or maintain profitability or generate cash from operations in future periods at the levels we currently project or at all. Our actual future operating results will differ from our current projections, and those differences may be material.

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Pro Forma Results of Operations

   The pro forma statement of operations for the three month period ended March 31, 2000 has been prepared to give effect to the issuance of the outstanding notes and subsequent application of the proceeds in February 2000, and the Coastal Communications acquisition we consummated in March 2000, as if these transactions occurred on January 1, 2000. The pro forma statement of operations for the year ended December 31, 1999 has been prepared to give effect to the Gulf Coast Services acquisition we consummated in September 1999, the issuance of the outstanding notes and subsequent application of the proceeds in February 2000, and the Coastal Communications acquisition we consummated in March 2000, as if these transactions had occurred on January 1, 1999.

 Three Months Ended March 31, 2000

   Pro forma revenues for the three months ended March 31, 2000 were $40.7 million. Pro forma operating expenses for the three months ended March 31, 2000 were $38.6 million, resulting in an operating margin of 5.1%. Cost of goods sold and direct costs represented 30.6% of total revenues; selling, general and administrative expenses represented 38.0% of total revenues; and depreciation and amortization expenses represented 26.2% of total revenues. Amortization expense consisted primarily of goodwill amortization resulting from acquisitions.

   Pro forma interest expense for the three months ended March 31, 2000 was $15.9 million, or 39.2% of total revenues. Interest expense was primarily attributable to the indebtedness related to acquisitions and the offering of the outstanding notes.

   Pro forma net loss for the three months ended March 31, 2000 was $14.8 million, or 36.5% of total revenues. Pro forma EBITDA for the quarter ended March 31, 2000 was $12.8 million, or 31.4% of total revenues.

 Year Ended December 31, 1999

   Pro forma revenues for the year ended December 31, 1999 were $166.9 million.

   Pro forma operating expenses for the year ended December 31, 1999 were $165.2 million, resulting in an operating margin of 1.0%. Cost of goods sold and direct costs represented 36.8% of total revenues; selling, general and administrative expenses represented 36.0% of total revenues; and depreciation and amortization expenses represented 26.3% of total revenues. Amortization expense consisted primarily of goodwill amortization resulting from acquisitions.

   Pro forma interest expense for the year ended December 31, 1999 was $63.9 million, or 38.3% of total revenues. Interest expense was primarily attributable to the indebtedness related to acquisitions and the offering of the outstanding notes.

   Pro forma net loss for the year ended December 31, 1999 was $47.3 million, or 28.3% of total revenues. Pro forma EBITDA for the year ended December 31, 1999 was $45.5 million, or 27.3% of total revenues.

Historical Results of Operations

 Three Months Ended March 31, 2000 compared to Three Months Ended March 31,
 1999

   In September 1999, we acquired Gulf Coast Services. As a result of this acquisition, we believe that our historical financial statements for the quarters ended March 31, 1999 and 2000 are not directly comparable. The operating results for the quarter ended March 31, 2000 include three months of operations of Gulf Coast Services, whereas the operating results for the quarter ended March 31, 1999 do not.

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


   Total revenues increased $15.1 million to $31.6 million for the three months ended March 31, 2000 from $16.5 million for the same period of 1999 and is attributed principally to a full quarter of operations of Gulf Coast Services in 2000. The increase resulting from revenues of Gulf Coast Services accounted for $13.6 million, or 90.3% of the net increase. The remaining increase was primarily due to stronger revenues from private label long distance and Internet and enhanced data services. Revenues from voice services, which are comprised of local, network access and long distance service, as a percentage of total revenues, was approximately 88.9% and 86.3% for the quarters ended March 31, 1999 and 2000, respectively.

   Total operating expenses increased $16.8 million from $13.7 million, or 83.1% of total revenues in the first three months of 1999, to $30.6 million, or 96.7% of total revenues in the first three months of 2000. The increase is attributed to the inclusion of three months of operations of Gulf Coast Services and the expansion of the Internet and CLEC business. The inclusion of Gulf Coast Services' operating expenses accounted for $12.5 million, or 74.2%, and the expansion of the Internet and CLEC business accounted for $4.1 million, or 24.3% of the net increase in operating expenses, respectively. Cost of goods sold and direct costs, as a percentage of total revenues, increased from 24.2% in the first three months of 1999 to 32.5% in the first three months of 2000, and selling, general and administrative expenses, which consist of other taxes, customer and corporate operations, as a percentage of total revenues, increased from 33.3% in the first three months of 1999 to 38.2% in the first three months of 2000. Depreciation and amortization expense, as a percentage of total revenues, increased slightly from 25.6% in the first three months of 1999 to 26.0% in the first three months of 2000.

   Net operating income decreased $1.7 million from $2.8 million, or 16.9% of total revenues in the first three months of 1999, to $1.1 million, or 3.3% of total revenues in the first three months of 2000. The decrease in net operating income margin was directly attributable to the increase in operating expenses as a percentage of total revenues.

   Interest expense increased $8.4 million from $3.8 million, or 23.0% of total revenues in the first three months of 1999, to $12.2 million, or 38.6% of total revenues in the first three months of 2000. The increase in interest expense was primarily due to the financing associated with the acquisition of Gulf Coast Services and the offering of the outstanding notes.

   Net loss increased $12.1 million from $0.4 million, or 2.3% of total revenues in the first three months of 1999, to $12.5 million, or 39.5% of total revenues in the first three months of 2000, as a result of the factors discussed above. EBITDA increased $2.3 million from $7.0 million, or 42.5% of total revenues in the first three months of 1999, to $9.3 million, or 29.3% of total revenues in the first three months of 2000.

 Year Ended December 31, 1999 compared to Year Ended December 31, 1998

   In January and November 1998 and September 1999, we acquired Mebcom, Gallatin River and Gulf Coast Services, respectively. As a result of the acquisitions, we believe that our historical financial statements for the year ended December 31, 1998 and 1999 are not directly comparable. The operating results for the year ended December 31, 1999 include twelve months of operations of Mebcom and Gallatin River, and three months of operations of Gulf Coast Services, whereas the operating results for the year ended December 31, 1998 include twelve months of operations of Mebcom and only two months of operations of Gallatin River.

   Total revenues increased $64.7 million to $81.5 million for the year ended December 31, 1999, attributed to a full year of operations of Gallatin River in 1999 versus two months in 1998, and the inclusion of three months of operations of Gulf Coast Services in 1999. The change in Gallatin River's revenue accounted for $46.7 million, or 72.3% of the net increase; Gulf Coast Services' revenue accounted for $14.8 million, or 22.9% of the net increase. The remaining increase was primarily due to an approximate $2 million increase in miscellaneous revenue as directory advertising revenues increased. Revenues from voice services, which is comprised of local, network access and long distance service, as a percentage of total revenues, was approximately 87.9% and 87.2% for 1998 and 1999, respectively.

   Total operating expenses increased $59.7 million from $16.3 million, or 96.9% of total revenues in 1998, to $76.0 million, or 93.3% of total revenues in 1999. The increase is primarily due to a full year of operations of Gallatin River in 1999 versus two months in 1998, the inclusion of three months of operations of Gulf Coast Services, and the expansion of internet and CLEC business. The change in Gallatin River's operating expenses accounted for $39.2 million, or 65.7% of the net increase; Gulf Coast Services' operating expenses accounted for $12.9 million, or 21.6% of the net increase; and the expansion of internet and CLEC business accounted for $6.8 million, or 11.4% of the net increase in operating expenses. Cost of goods sold and direct costs, as a percentage of total revenues, increased from 24.2% in 1998 to 30.6% in 1999, whereas selling, general and administrative expenses, as a percentage of total revenues, decreased from 47.9% in 1998 to 36.3% in 1999. Depreciation and amortization expense, as a percentage of total revenues, increased slightly from 24.8% in 1998 to 26.4% in 1999. Goodwill amortization expense increased $6.5 million to $8.2 million in 1999 as a result of the acquisitions of Gallatin River in November 1998 and Gulf Coast Services in September 1999.

   Net operating income increased $5.0 million from $0.5 million, or 3.1% of total revenues in 1998, to $5.5 million, or 6.7% of total revenues in 1999. The increase in net operating income margin was directly attributable to the decrease in operating expenses as a percentage of total revenues.

   Interest expense increased $18.6 million from $3.9 million, or 23.1% of total revenues in 1998, to $22.4 million, or 27.5% of total revenues in 1999. The increase in interest expense was primarily due to the financings associated with the acquisitions of Gallatin River and Gulf Coast Services.

   Net loss increased $12.1 million from $3.1 million, or 18.4% of total revenues in 1998, to $15.2 million, or 18.6% of total revenues in 1999, as a result of the factors discussed above. EBITDA increased $22.3 million from $4.7 million, or 27.9% of total revenues in 1998, to $27.0 million, or 33.1% of total revenues.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Prior to January 1998, we were a development stage company and did not have any revenues. In January 1998 and November 1998, we acquired Mebcom and Gallatin River, our initial operating entities. As a result of these acquisitions, we believe that our historical financial statements for the years ended 1997 and 1998 are not directly comparable. The operating results of 1998 include a full year of operations of Mebcom and two months of operations of Gallatin River, whereas 1997 has no operating revenues but incurred expenses due to the early development stage activities of the business.

   Total operating revenues increased to $16.9 million in 1998, primarily due to the acquisition of Mebcom, which accounted for $7.8 million in revenues, and the acquisition of Gallatin River, which accounted for $9.0 million in revenues for two months. Total revenues for 1998 included $14.8 million of revenues, or 87.9%, from voice services.

   Total operating expenses increased $15.4 million from $1.0 million in 1997 to $16.3 million in 1998, primarily due to the acquisition of Mebcom, which incurred $6.8 million in operating expenses, and the acquisition of Gallatin River, which incurred $8.5 million in operating expenses for two months. Net operating margin represents 3.1% of total revenues in 1998. Cost of goods sold and direct costs accounted for $4.1 million, or 24.2% of total revenues; selling, general and administrative expenses accounted for $8.1 million, or 47.9% of total revenues; and depreciation and amortization expense accounted for $4.2 million, or 24.8% of total revenues in 1998. Goodwill amortization for 1998 associated with these acquisitions totaled $1.7 million, or 10.1% of revenues.

   Interest expense increased approximately $3.9 million from $31.4 thousand in 1997 to $3.9 million in 1998, primarily attributable to the incurrence of indebtedness of $23.3 million in January 1998 and $196.9 million in October 1998 with RTFC, to finance the acquisitions of Mebcom and Gallatin River and related working capital. Total interest expense for 1998 represented 23.1% of total revenues.

   We incurred an extraordinary loss of $0.2 million in 1998, which was a prepayment penalty arising from an early payoff of indebtedness with Rural Telephone Bank.

   Net loss increased $2.1 million from $1.0 million in 1997 to $3.1 million in 1998 as a result of the factors discussed above whereas, EBITDA increased $5.7 million from negative $1.0 million in 1997 to positive $4.7 million in 1998, which represents 27.9% of total revenues for 1998.

Liquidity and Capital Resources

   We are a holding company with no business operations of our own. Our only significant assets are the capital stock/member interests of our subsidiaries. Accordingly, our only sources of cash to pay our obligations are cash on hand, distributions from our subsidiaries from their net earnings and cash flow. Even if our subsidiaries determine to pay a dividend on or make a distribution in respect of their capital stock/member interest, we cannot assure you that our subsidiaries will generate sufficient cash flow to pay such a dividend or distribute such funds or that they will be permitted to pay such dividend or distribution under the terms of their credit facilities.

   Since our inception, we have funded our operations and growth through cash flow from operations, borrowings and equity contributions from our members. Our balance sheet reflected positive working capital of $5.2 million, $63.2 million and $69.3 million at December 31, 1998 and 1999 and March 31, 2000, respectively.

   Operating Activities. For the years ended December 31, 1998 and 1999, we generated cash from operating activities of $3.6 million and $12.9 million, respectively. For the three months ended March 31, 2000, we used cash in operating activities of $5.8 million. Net cash used in operating activities for the three months ended March 31, 2000 is attributed to our net loss for the same period and a decrease in accounts payable. Net cash generated from operating activities for 1999 was primarily attributable to the increase in depreciation and amortization and accrued expenses. Net cash generated from operating activities for 1998 was primarily attributable to the increase in accounts payable, accrued expenses and depreciation and amortization expenses resulting from the acquisition of Mebtel and Gallatin River. For the year ended December 31, 1997, we used $0.5 million of cash in operating activities during our development stage.

   Investing Activities. For the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000, we used cash in investing activities of $3.7 thousand, $269.9 million, $374.6 million and $126.8 million, respectively. Investing activities for the three month period ended March 31, 2000 were primarily attributable to the acquisition of Coastal Communications, net of cash acquired, for $115.9 million and purchases of telephone plant and equipment. Investing activities for 1999 were primarily attributable to the acquisition of Gulf Coast Services, net of cash acquired, for $310.5 million and purchases of telephone plant and equipment and stock in RTFC. Investing activities for 1998 consisted primarily of the acquisition of Mebcom for $21.0 million in cash and the acquisition of Gallatin River for $232.0 million in cash. The remaining cash used in investing activities for 1998 was spent on purchases of telephone plant and equipment and stock in RTFC.

   Financing Activities. For the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000, net cash provided by financing activities was $7.7 million, $265.0 million, $439.0 million and $139.4 million, respectively. Net cash provided by financing activities for the three month period ended March 31, 2000 consisted of $318.3 million of loan proceeds, including $197.3 million, net of discount, from the offering of the outstanding notes, $118.7 million from RTFC to finance the Coastal Communications acquisition, and $2.4 million from a mortgage loan on the building acquired in the Coastal Communications acquisition. These amounts were offset by the repayment of long-term debt of $179.6 million, which included the repayment of the $177.8 million term loan from RTFC. Net cash provided by financing activities for 1999 consisted of $127.1 million of equity contributions from our member and $316.2 million of loan proceeds from RTFC. Most of the cash provided by financing activities for 1999 was invested in the acquisition of Gulf Coast Services. Included in cash provided by financing activities for 1998 were $227.1 million of loan proceeds from RTFC, and $50.3 million of equity contributions from our member. Most of the cash provided by financing activities for 1998 was invested in the acquisitions of Mebcom and Gallatin River in 1998. Net cash provided by financing activities for 1997 came from capital contributions from our member.

   We or our subsidiaries currently have outstanding term and revolving credit facilities with RTFC, which were entered into in connection with the acquisitions of Mebcom, Gallatin River, Gulf Coast Services and, as of March 30, 2000, Coastal Communications.

   In connection with the Mebcom acquisition, on January 16, 1998, Mebtel, Inc., our wholly owned subsidiary, entered into a secured credit facility with the RTFC consisting of a $23.3 million term loan and a $1.0 million revolving line of credit. The term facility matures in January 2013, and the line of credit matures in January 2003. A total of $22.6 million was funded from the term loan at the closing of the acquisition. The term facility bears interest at the base rate of RTFC plus 50 basis points, with the right to convert, at our option under certain circumstances, into a fixed rate. In accordance with the credit facility, we have converted $15.0 million of the facility into a fixed rate of 6.8% per annum through September 2003. In April 2000, we converted the remaining variable portion of the facility in the amount of $7.2 million into a fixed rate of 8.55% per annum through April 2003. At March 31, 2000, $21.4 million was outstanding under this term facility.

   In connection with the Gallatin River acquisition, on November 1, 1998, Gallatin River Communications, LLC, and Madison River Communications, Inc. (renamed Madison River Management Company effective March 6, 2000) our wholly owned subsidiaries, entered into a secured credit facility with the RTFC consisting of a $123.2 million term facility and $10.0 million revolving line of credit by Gallatin River Communications and a $73.7 million term facility by Madison River Management Company. The term loans were fully funded at the closing of the acquisition. The term facilities mature in October 2013, and the line of credit matures in October 2003. The term facilities bear interest at the base rate of RTFC's stated variable rate plus 75 basis points, with the right to convert, at our option under certain circumstances, into a fixed rate. In accordance with the credit facility, we have converted $123.2 million of the facility into a fixed rate of 7.0% per annum through November 2004. In April 2000, we converted the $73.7 million term facility into a fixed rate of 8.8% per annum through April 2003. At March 31, 2000, $121.9 million and $73.4 million, respectively, were outstanding under these term facilities.

   To finance the Gulf Coast Services acquisition, on September 29, 1999, we entered into a secured term facility with the RTFC for $177.8 million, and our subsidiary, Gulf Telephone Company, entered into secured term facilities for $138.4 million and $7.8 million and a revolving line of credit for $10.0 million with the RTFC. The $138.4 million and $177.8 million term facilities were fully funded at the closing of the acquisition, and the $7.8 million term facility is available to Gulf Telephone Company for working capital and capital expenditures. In February 2000, we repaid in full our $177.8 million term facility with proceeds from the outstanding notes offering. The term facilities with Gulf Telephone Company mature in September 2014, and the line of credit matures in September 2004. Gulf Telephone Company's term facilities bear interest at the base rate of RTFC's stated variable rate plus 35 basis points, with the right to convert, at our option under certain circumstances, into a fixed rate. In accordance with the credit facility, we have converted the $138.4 million term facility into a fixed rate of 8.4% per annum through October 2004. At March 31, 2000, $138.4 million was outstanding under this term facility.

   On February 17, 2000, we privately placed $200.0 million of the outstanding notes. We used the proceeds of the offering to repay our $177.8 million secured term facility with RTFC related to the Gulf Coast acquisition, to finance a portion of the Coastal acquisition and for general corporate and working capital purposes.

   To finance the Coastal Communications acquisition, on March 30, 2000, our subsidiary, Coastal Utilities, entered into secured term facilities for $118.7 million and a $10.0 million unsecured revolving line of credit with the RTFC. The term facilities are composed of a $108.7 million, fifteen year facility and a $10.0 million, interest only, five year facility. The term facilities and the line of credit bear interest at the RTFC base rate plus 50 basis points for term loans and 100 basis points for revolving lines of credit, respectively, with the right to convert the fifteen year facility, at our option under certain circumstances, into a fixed rate. In accordance with the credit facility, we have converted the $108.7 million term facility into a fixed rate of 8.5% per annum through April 2005. At March 31, 2000, $108.7 million and $10.0 million, respectively, were outstanding under the facilities.

   In addition to the $130.0 million in cash paid for the acquisition of Coastal Communications, we also issued to the former shareholders of Coastal Communications Series A non-voting common stock and Series B non-voting common stock of Coastal Communications in the face amount of $10.0 million and $5.0 million, respectively. The Series A and Series B non-voting common stock have put and call features exercisable by the holders and us. Based on the put and call features, the holders of the Series B non-voting common stock have the right to put their shares for $35.0 million, and we have until April 2002 to repurchase the stock. The holders of Series A non-voting common stock may put their shares to Coastal Communications in December 2005 for $17.7 million. If the Series B shares are not put or called and repurchased in 2002, the holders may put or we may call the stock pursuant to the terms of a shareholders agreement.

   Our business will require significant capital to fund capital expenditures, working capital needs, debt service and cash flow deficits. In the near term, we expect that our primary uses of cash will include the purchase and installation of:

  . electronics for our fiber optic network;

  . digital ATM switches; and

  . transmission equipment collocated in ILEC central offices.

   Our expenditures will also include:

  . real estate expenses in connection with our network facilities and operations;

  . the development and integration of OSS and other automated back office systems;

  . the upgrade and maintenance of our current network infrastructure;

  . sales and marketing;

  . corporate overhead; and

  . personnel development.

   We currently estimate that cash required to fund these capital expenditures will be approximately $143.4 million through the end of 2001. For the three months ended March 31, 2000, capital expenditures were $11.1 million. We currently project that the net proceeds from the sale of the outstanding notes, existing equity commitments, available borrowings under our credit facilities, cash and investments on hand and our cash flow from operations will be sufficient to finance our currently contemplated expansion initiatives in the Gulf Coast, Mid-Atlantic and Midwest regions of the United States. However, our actual cash needs may differ from our estimates and those differences could be material. Our future capital requirements will depend on many factors, including, among others:

  . the extent to which we consummate any significant additional acquisitions;

  . the success of our expansion initiatives;

  . the demand for our services in our existing markets;

  . our ability to acquire, develop and integrate the necessary OSS and other back office systems; and

  . regulatory, technological and competitive developments.

   We may be unable to access the cash flow of our subsidiaries since certain of our subsidiaries are parties to credit or other borrowing agreements that restrict the payment of dividends, and such subsidiaries are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. In addition, future agreements governing the terms of our subsidiaries' indebtedness may restrict our subsidiaries' ability to pay dividends to us.

   Under the terms of Madison River Telephone's Operating Agreement, at any time on or after January 2, 2006, certain members may require Madison River Telephone to purchase all of their units at an amount equal to the fair market value of the units. Subject to compliance with the restrictions contained in our credit facilities and the indenture with respect to the notes, we may make distributions to Madison River Telephone to satisfy this obligation. In addition, as early as April 2002, we may be required to pay up to $35.0 million to redeem a portion of the minority interests in Coastal Communications.

   To the extent that our development plans or projections change or prove to be inaccurate, we may require additional financing or require financing sooner than we currently anticipate. Sources of additional financing may include commercial bank borrowings, RTFC financing, vendor financing or the private or public sales of equity and debt securities. We cannot assure you that we will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to service our indebtedness and make anticipated capital expenditures. Failure to obtain any such financing could require us to significantly reduce our planned capital expenditures and scale back our expansion plans, either of which could have a material adverse effect on our projected financial condition and results of operations.

Year 2000

   During 1999, we planned, inventoried and evaluated systems, remediated, replaced where and when necessary and tested such remediation and replacements. We used internal information systems technology, personnel and other personnel. As a result, we experienced no year 2000 related issues on January 1, 2000. We recognize that there may be residual effects related to year 2000 issues. Our assessment of our year 2000 readiness will be ongoing as we continue to develop our operating systems and rely on third party systems or additional third party systems. We do not have any way to assess the costs related to remediation of any residual year 2000 effect. We intend to use internal resources for such remediation where possible. We may in the future identify a significant internal or external year 2000 related residual issue which, if not remedied in a timely manner, could have a material adverse effect on our business, financial condition and results of operations.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," (SFAS
133) which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 was amended by SFAS No. 137 and is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect that the adoption of SFAS No. 133 will have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosure of Market Risks

   Although we invest our short-term excess cash balances, the nature and quality of these investments are restricted under our internal investment policies. These investments are limited primarily to U.S. Treasury agreement and agency securities, certain time deposits and high quality repurchase agreements and commercial paper. We do not invest in any derivative or commodity type instruments. Accordingly, we are subject to minimal market risk on our investments.

   Our long term secured debt facilities with the RTFC amortize over a 15-year period. As of April 30, 2000, we have fixed rate secured debt with the RTFC of $463.8 million at a blended rate of 8.07%. The fixed rates on the facilities expire from 2003 to 2005 at which time they will be adjusted. We have $10.0 million of variable rate secured debt with the RTFC. Changes in interest rates would have an immaterial impact on the variable portion of our facility. The outstanding notes have a stated fixed rate of 13.25%. Accordingly, we are subject to only minimal interest rate risk on our long-term debt.

   As part of the Coastal Communications acquisition, we acquired a stock investment with a fair value, as of April 6, 2000, of $23.6 million for which we are subject to market risk.

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

                                    BUSINESS

Our Business

   We are an established and rapidly growing provider of integrated communications services and solutions that focuses on markets in the Gulf Coast, Mid-Atlantic and Midwest regions of the United States. Our integrated service offering to business and residential customers includes voice, high speed data, fiber transport and Internet access. We currently operate in North Carolina, Alabama, Illinois and Georgia. We have a reputation for delivering high quality services and being highly responsive to our customers, which we and our predecessors have established as providers of communications services and solutions in these markets for over fifty years. As of March 31, 2000, we served approximately 193,000 access lines. For the three month period ended March 31, 2000, we would have generated $40.7 million in revenue on a pro forma basis after giving effect to the acquisition of Coastal Communications as if it was consummated on January 1, 2000. For the year ended December 31, 1999, we would have generated $166.9 million in revenue on a pro forma basis after giving effect to the acquisitions of Gulf Coast Services and Coastal Communications as if they were consummated on January 1, 1999.

   We are growing our customer base of businesses and residential multiple dwelling units around our regional centers and along our 2,200 route-mile fiber optic network by building on our established customer base, strong local presence, state of the art technology and experienced local sales and operating professionals. From our switches and our fiber transport networks, we are able to address over 2.3 million access lines in attractive secondary markets such as Greensboro, Raleigh-Durham, Mobile and Peoria. In order to further expand the services available to our existing customers and to attract new customers, we are aggressively developing high speed broadband service offerings utilizing advanced bandwidth enhancing technologies such as asynchronous transfer mode, or ATM, digital subscriber line, or DSL, and fiber optic networks. The number of access lines we serve has increased faster than industry averages.

   Our customer base is comprised of approximately 54,000 business and 139,000 residential access lines, 43,000 long distance customers and 27,000 Internet access customers. Our network platform includes eight Nortel DMS digital switches, one Siemens digital switch and five Nortel ATM switches. We currently have interconnection agreements with BellSouth, GTE and Ameritech. We have been certified as a CLEC in four states. In addition, we have been certified as an ILEC in four states and are qualified to provide long distance services in ten states. Our 2,200 route-mile fiber optic network serves as the backbone to allow us to offer competitive data and voice transport and Internet access services to our existing and future customers, and we believe will also provide revenue opportunities from providing transport services to other carriers.

   Our equity holders are affiliates of Madison Dearborn Partners, Goldman, Sachs & Co. and Providence Equity Partners and certain members of our management. We have grown since our formation in 1996 through the acquisition of four local telephone companies and fiber transport assets in our current regions of operation.

Our Markets

   Our established and target markets are predominantly secondary markets. We believe customers in certain secondary markets have significant demand for a comprehensive service offering, which is not yet fully provided. The above average industry growth in our markets demonstrates the need and potential for a provider of a full range of communications solutions. We believe the markets we have targeted for expansion will experience rapid growth, similar to our established markets, in their demand for telecommunications services. We believe that our thorough knowledge of the markets in our regions, established operations and reputation for a high standard of service give us a competitive advantage over potential entrants in the markets we serve. We expect continued growth in our established markets where the lower population density favors the incumbent local provider because of the high cost of build-out relative to major urban markets. In the markets we are targeting for expansion, we believe we will be able to build upon our operations infrastructure, full suite of services, brand name recognition and reputation for quality customer service to successfully enter these markets.

Management

   Our management team has extensive experience in telecommunications, network engineering and operations, customer care, sales and marketing, project development and finance. J. Stephen Vanderwoude, our Chairman and Chief Executive Officer, has extensive experience in the telecommunications industry, including serving as President and Chief Operating Officer and a Director of Centel Corporation and President and Chief Operating Officer of the Local Telecommunications division of Sprint Corporation. Many of the other members of the management team have prior telecommunications industry experience, including positions at Sprint Corporation, Centel Corporation, Citizen's Utilities and ICG Telecommunications. Our management team averages more than 30 years of experience in the telecommunications industry. We believe the skill and experience of our management team will continue to provide significant benefits to us as we continue to enhance and expand our service offerings.

Our Business Strategy

   Our objective is to be the preeminent regional provider of integrated communications services in the Gulf Coast, Mid-Atlantic and Midwest regions of the United States. During the first quarter of 2000, we completed a strategic reorganization of our business into two operating divisions, the Local Telecommunications Division ("LTD") and the Integrated Communications Division ("ICD"). The LTD is responsible for the operation, integration and development of our established markets. The ICD is responsible for developing and expanding our target markets and transport business. The key elements of our strategy include:

   Expanding our established regional presence. We are focused on expanding our base of services and reputation to serve the increasing needs of customers in our established markets and to enter new markets within our regions. We believe that we can capitalize on opportunities in select markets which have traditionally been underserved and become a preeminent regional communications provider. By pursuing a regional strategy, we are building on our established operational and network infrastructure and our management expertise.

   Continuing to deliver superior communications services. We intend to continue to deliver superior communications services through our integrated regional platform. We believe our performance advantage is derived from:

     Superior delivery of a full suite of services: We provide customers with a full suite of services. We have the ability to provide an array of integrated services in voice, high-speed data, fiber transport and Internet access, all on one bill. Our value-added services include DSL service, voice mail, caller identification and conference bridge services. In most instances, we believe our customer care and service delivery are better than the services currently provided by the Regional Bell Operating Companies, or RBOCs, and other incumbent providers.

     Economies of scale: We have centralized many business and back office functions including procurement, regulatory, finance, accounting, legal and human resources, which creates economies of scale while maintaining local management and customer service functions in our operating locations. This allows us to serve our customers in a more cost-effective manner.

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

     Regional fiber optic network: Our 2,200 route-mile fiber network is a state of the art fiber communications backbone interconnecting our markets, which allows us to deliver high speed broadband applications to our customers cost-effectively. The network will allow us to transport our and other carriers' data for termination or interconnection in major markets such as Atlanta, Dallas, Houston and New Orleans. A full service network control center, operating twenty-four hours a day, seven days a week, to be located in Dallas, Texas will provide backbone surveillance and performance monitoring for all core and edge network devices by the second quarter of year 2000.

     Extensive local market knowledge: We have dedicated and experienced senior managers and customer service representatives located in each region with an extensive knowledge of the dynamics of their specific markets. In addition, we customize our operations to fit the requirements of each locale. We believe this approach will continue to produce better than average growth in customer lines, increased service penetration in acquired accounts and greater customer retention. Operating under local brand names, such as Mebtel Communications, Gallatin Communications, GulfTel and Coastal Communications, is a part of our marketing strategy.

   Providing additional services. We seek to provide additional services and integrated communications solutions efficiently to our established base of customers and to customers in new markets. We intend to accomplish this by:

     Marketing value-added services to our established customer base: As an established provider of high quality, reliable services, we are pursuing a strategy of bundling our products to provide customers a full range of communications products through a single provider. For example, in our North Carolina market we have increased our penetration of the long distance market by an average of 1.5% per month by targeting our existing customers since we began offering private label long distance service in July 1999.

     Delivering integrated communications services to businesses and residential multiple dwelling units in our expansion markets: We believe that offering integrated communications services appeals to customers in businesses and residential multiple dwelling units who seek to select from a full suite of services including voice, high speed data, dedicated fiber transport, Internet access, conference bridge and voice mail, all on one bill. Our existing network, including our fiber communications backbone, along with our established operational infrastructure and management depth allow us immediate access to customers in our target markets. By utilizing the operations infrastructure in our established markets in combination with leased or owned fiber, we believe we can execute a capital efficient strategy to serve new markets effectively. In addition, we intend to utilize our owned fiber backbone to target wholesale customers including inter-exchange carriers, competitive access providers, Internet service providers, competitive local exchange carriers and wireless carriers.

   Growing through selective acquisitions. In addition to internal growth, we believe that we can continue to grow our business by engaging in selective acquisitions of value enhancing assets. Only those candidates that meet our rigorous selection criteria will be considered for acquisition. Among other criteria, we consider: current and historical operating performance; geographic location of network and proximity to our established or expansion markets; demographic profile of market; quality of infrastructure and facilities; regulatory environment and outlook; integration; management; and opportunities to provide integrated communications services.

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

Organization

   The following chart sets forth our current structure:

                     [ORGANIZATION CHART OF MADISON RIVER]
--------
(/1/Gulf)Long Distance, Inc. and Gulf Telephone Company are wholly-owned subsidiaries of Gulf Coast Services, Inc.
(/2/Gallatin)River Communications LLC is a wholly-owned subsidiary of Gallatin
    River Holdings, LLC.
(/3/Madison)River Capital, LLC owns 100% of the voting stock of Coastal
    Communications, Inc. Non-affiliated parties own the remaining interests of Coastal Communications, Inc.
(/4/Coastal)Long Distance Services, Inc. is a wholly-owned subsidiary of Coastal Utilities, Inc.

Products and services

   We currently provide integrated communications services to business and residential customers and transport services to end users and other data and voice carriers.

   Integrated communications services. We seek to capitalize on our local presence and network infrastructure by offering a full suite of integrated communications services in voice, high-speed data, fiber transport, Internet access and long distance services, as well as value-added features such as call waiting, caller identification, DSL, voicemail and conference bridge services, all on one bill.

   Outside of the markets in which we are an incumbent local provider, we intend to provide a full suite of integrated data-centric and voice-centric communications services in a number of secondary markets. In many cases these markets are within a reasonable proximity of our existing markets or our network infrastructure. We have recently entered into new markets, such as Raleigh-Durham, Cary, Chapel Hill and Greensboro, North Carolina, and have plans to enter into other new markets such as Peoria and Springfield, Illinois by the end of the year 2000.

   Set forth below are brief descriptions of our communications services:

     Voice. As of March 31, 2000, we provided local exchange service as an incumbent local telephone company in areas serving approximately 193,000 access lines. We offer all of our local telephone subscribers value-added features such as call waiting, call forwarding, conference calling, speed dialing, caller identification and call blocking. As of December 31, 1999, approximately 46% of our access lines subscribed to one or more of our value added features. We offer local exchange services in all of the markets in which we currently provide telecommunications services and expect to offer local services in a total of 16 markets by

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


  December 31, 2000. We also offer a full range of retail long distance services, including traditional switched and dedicated long distance, toll free calling, international, calling card and operator services. Over time, as part of our expansion strategy, we expect to supplement our own switching facilities and existing regional fiber optic network by using the unbundled network elements of incumbent local exchange carriers or other competitive local service providers in the surrounding areas. On a pro forma basis, our voice services accounted for approximately 86.3% of our total revenues for the three months ended March 31, 2000.

     In connection with our offering of local services, we have entered into Interconnection Agreements with Ameritech (for Illinois), GTE (for Illinois and North Carolina) and BellSouth (for all nine BellSouth States), to (1) resell the interconnector's local exchange services and (2) interconnect our network with the interconnector's network for the purpose of immediately gaining access to the unbundled network elements necessary to provide local exchange services and DSL. The Interconnection Agreements contain provisions which grant us the right to obtain the benefit of any arrangements entered into during the term of the Interconnection Agreements between the interconnectors and any other carrier that materially differs from the rates, terms or conditions of our Interconnection Agreements. Under the Interconnection Agreements, we may resell one or more unbundled network elements of the interconnectors at agreed upon prices. The BellSouth and Ameritech Interconnection Agreements call for reciprocal compensation associated with the transport and termination of interconnected local traffic, excluding Internet service provider traffic. The GTE agreement uses the "bill and keep" method of compensation for the transport and termination of interconnected local traffic.

     Data services. We provide high quality data services to our customers primarily using ATM switches distributed strategically throughout our network, enabling customers to use a single network connection to communicate with multiple sites throughout our fiber optic network. We will continue to seek, through strategic business relationships with other providers, to interconnect our fiber optic network with the fiber optic networks of other companies. We anticipate increasing demand for data services in the future and expect that in the future a larger percentage of our revenues will be derived from the sale of dedicated and multipoint data services. We also provide high speed and high quality DSL services in all of our markets.

     Internet access, Intranet services and Web development. We also provide dedicated ATM Internet access and Intranet services, electronic mail and Web development services. We expect that businesses in the secondary markets in which we operate will require faster Internet access and larger bandwidth in the future, and we intend to offer products that will meet that demand.

     Other Services. We sell and install customer premise equipment such as telephones and office private branch exchange systems for customers in our markets. We also print, publish and sell advertising in local telephone directories in markets where we are also the ILEC.

   Transport services. We intend to provide services to major telecommunications carriers and non-facilities based carriers that have switches but do not own transmission facilities, to transport their already-switched traffic between local access and transport areas, or LATAs. Digital data and voice transmitted over a long-haul circuit for a customer are generally routed by the customer through a switch to a receiving terminal in our network. We transmit the signals over a long-haul circuit to the terminal where the signals are to exit our network. The signals are then routed by the customer through another switch and to the call recipient through a local exchange carrier. We will provide DS-1, DS-3 and OC-N services. OC-N services are used for very high capacity inter-city connectivity and specialized high speed networking. The interface between our network and the customer's facilities will be by either local exchange carrier or a direct connection between our network and the facilities of the customer. We intend to bill the customers a fixed monthly rate depending on the capacity and length of the circuit, regardless of the amount the circuit is actually used. Our transport facilities will be continually monitored by our network control center.


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

Sales and marketing

   Our marketing approach emphasizes locally managed, customer oriented sales, marketing and service. As of March 31, 2000, the sales and marketing group was comprised of 23 direct sales personnel in our existing markets. We intend to expand our locally managed sales and marketing approach in each of our markets. We have local staff and provide sales and customer support services in the community. We believe that local presence facilitates a direct connection to the community, which improves customer satisfaction and loyalty. From time to time, we retain third-party telemarketers for specific purposes.

   We or our predecessors have been serving these markets for at least five decades. We intend to open additional offices in our larger markets as we expand our operations. Our direct sales force targets medium and large businesses as well as residential multi-tenant units. We perform detailed demographic studies which enable us to identify customers we believe will benefit most from our services. This approach improves sales productivity by eliminating a majority of non-productive cold calls. Our sales personnel make direct calls to prospective and existing business customers, conduct analyses of business customers' usage histories and service needs, and demonstrate how our service package will improve a customer's communications capabilities and costs. Our sales personnel work closely with our network engineers and information systems consultants to design new service products and applications, such as xDSL and wholesale transport services. Our local offices are primarily responsible for coordinating service and customer premise equipment installation activities. Our technicians survey customer premises to assess building entry, power and space requirements and coordinate delivery, installation and testing of equipment.

   Our sales force is trained to emphasize our customer focused sales and customer service efforts, including our 24 hours a day, 365 days a year customer service center, which a customer may call with any question or problem regarding our services. Our employees answer customer service calls directly rather than requiring customers to use an automated queried message system. We believe our emphasis on a "single point of contact" for meeting the customers' telecommunications needs, as well as our ability to provide a fully integrated monthly billing statement for local, long distance, 800, international, voice mail, Internet access and calling card service, is very appealing to our prospective customers. Our ATM-based services are fully monitored for service performance by systems in our network operating centers, enabling us to provide preventative as well as corrective maintenance.

   We seek to maintain and enhance the strong brand identity and reputation that each of our local telephone companies enjoys in the communities that it serves, as we believe this is a significant competitive advantage. For example, in each of our major areas of operation, we market Internet access and presence through our local brand names, madisonriver.net, mebtel.net, mebtel.com, gallatinriver.com, coastal-online.com and gulfnet.com. As we market new services, or reach out from our established markets, we will seek to use our brand identities to attain increased recognition with potential customers.

Network

   We offer full facilities-based services in each of our markets. We own and operate a fully integrated telecommunications network comprised primarily of five ATM core switches, capable of handling both voice and data, and nine TDM digital central office switches in our three regions of operation. Our network also includes a 2,200 route-mile fiber optic network predominately based in the southeastern United States. We currently own all of our network facilities and believe that our ownership creates strategic value for the company. We continue to expand our network and look to identify new markets for other network expansion opportunities and will consider potential network facility acquisitions from time to time.


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

   We believe our proven Operational Support Systems (OSS) and Customer Care/Billing systems allow us to meet or exceed our customers' expectations. These OSSs include inter-company provisioning (Metasolve) and trading partner electronic data exchange systems (DSET), which offer a rapid exchange of mission critical data needed to provision and support the expansion of our competitive local services customer base. Our OSSs are scalable to accommodate our planned growth and expansion.

   Switching Strategy. Our switch deployment strategy in our competitive local operations incorporates both TDM switching devices as well as newer ATM "soft switch" platforms. Using Nortel Network's Passport and Succession technology, supported by high density wave division multiplexing, or HDWDM, fiber optic transport, we are building a next generation ATM network. TDM switching systems components are deployed as public switched telephone network interface vehicles through newly available integrated ATM friendly modules in Nortel's DMS 500 and ATM edge devices. We deliver both switched and non-switched data-centric and voice-centric services to our targeted business and residential market segments in a robust, cost effective, single solution package. Because of the growth in customer demand for data-centric products, our ability to compete in the market place is substantially improved by our single integrated voice-centric and data-centric ATM delivery medium.

   Presently, we have deployed two DMS500 Passport and Succession based host systems in North Carolina and Illinois. In each case, we have extended our switching footprint, employing ATM transport and "soft switch" remote technology in lieu of TDM and pulse code modulation, or PCM, switching and transport options. We believe our strategy of rapidly moving into nearby markets, using an extensive SONET transport network based on the latest ATM technology while leasing "last mile" digital qualified local loop facilities from the incumbent local carrier, creates a highly competitive and robust telecommunications alternative to traditional local high speed data and voice services. In addition, deployment of remote ATM "soft switches" along our existing fiber optic routes, in lieu of TDM remotes or host switching systems, enables us to expand our network footprint in a cost effective and timely manner with limited exposure to premature obsolescence.

   A basic foundation of our switch and private line deployment tactic is predicated on ATM's ability to handle single point and multi-point data-centric transport alternatives. We believe this, together with our capacity to dynamically allocate bandwidth between voice and data demands at the edge device level, positions us on the leading edge of providing telecommunication customer products and solutions.

   We anticipate an increase in our voice and data handling capacity on our existing local, inter-city and inter-state fiber network by deploying ATM transport alternatives across our southeast fiber routes that increase voice traffic through-put to at least four times that of obsolete PCM schemes.

   Host switching systems will be strategically placed on our fiber route in New Orleans, Louisiana and Mobile, Alabama. From there we intend to move across our fiber network, deploying ATM remote switching devices in Biloxi, Mississippi and Montgomery, Alabama. We plan to include Pensacola, Florida, Dallas and Houston, Texas and Atlanta, Georgia as well as yet to be identified small cities and rural areas along our existing routes.

   Fiber Optic Facilities. Our owned high capacity fiber network in the Gulf Coast region is capable of reaching over 20 major points of presences in six southeastern states (Alabama, Florida, Louisiana, Mississippi, Georgia and Texas). Presently, it extends approximately 2,000 route-miles linking Dallas to Atlanta along a route touching a number of southern and southeastern cities such as Houston, Texas; Baton Rouge and New Orleans, Louisiana; Biloxi, Mississippi; Mobile and Montgomery, Alabama; and Pensacola, Tallahassee and Lake City, Florida.

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

   In our fiber optic network in the Mid-Atlantic region, there are approximately 575,000 business access lines within the reach of our existing local service area. To reach these potential customers, we are developing an intercity fiber optic network stretching 254 route miles from Raleigh-Durham through the Research Triangle area to Winston-Salem, North Carolina. We acquired this fiber through indefeasible rights of use arrangements lasting 20 years, as well as optical windows with providers of wholesale fiber capacity.

   Serving as the backbone of our Gulf Coast and Mid-Atlantic regions, this high capacity optical network allows us to offer a full range of data-centric and voice-centric integrated communications services to our existing and targeted customers, including other communications carriers. Our network offers electronic diversity as well as diverse access routing.

   Our fiber network's advanced fiber and transmission electronics provide us with lower operating and maintenance costs compared with older fiber systems that are typical in commercial use today. In addition, we have entered into irrevocable rights of use and joint construction contracts, which have and will continue to reduce our net cost per fiber mile.

   Our network control center located in Mebane, North Carolina monitors all of our networks in the Mid-Atlantic region from one location. A similar operation has been established in Galesburg, Illinois for our markets in that region. In addition, we will establish a full service network control center in Dallas, Texas, which will provide backbone surveillance and performance monitoring for all our core and edge devices by the end of the second quarter of 2000. These three centers will provide support for each other as well.

Industry overview and competition

   Over the past several years, the telecommunications industry has undergone significant structural change. Many of the largest service providers have achieved growth through acquisitions and mergers. These combinations have provided access to new markets, new products and economies of scale. Despite this consolidation, the number of new entrants is increasing and small new entrants are gaining market share from the large and established providers, in part, because the demand for all types of telecommunications services has been increasing, with especially rapid growth in high-speed data services, including the Internet.

   The 1982 antitrust consent decree between AT&T and the U.S. Department of Justice strongly influenced the current structure of the communications industry. The consent decree was intended, among other things, to spur competition in providing long distance service and supplying telecommunications equipment. The Telecommunications Act of 1996 replaced the restrictions on the RBOCs from the 1982 consent decree and enhanced the development of competition in telecommunications services. The Telecommunications Act of 1996, among other provisions:

  . prohibits states from enforcing barriers to entry;

  . requires most ILECs to interconnect with competing carriers on nondiscriminatory terms;

  . requires most ILECs to lease parts of their networks, including the telephone lines that connect an end-user to a local exchange carrier's switch, to competing carriers at cost-based prices; and

  . requires most ILECs to provide service at wholesale rates to competing carriers for resale to end-users.

By allowing providers to offer additional services, the Telecommunications Act of 1996 also stimulated competition for virtually all communications services, including local exchange service, long distance service and enhanced services. Providers are increasingly bundling these services and providing one-stop shopping for end-user customers.

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

   The rural and small urban ILEC industry is composed of a very large number of relatively small independent companies. According to the United States Telephone Association, there are over 1,300 independent telephone companies with less than 25,000 access lines in the U.S. A majority of these small telephone companies operate in sparsely populated rural areas where competition from CLECs or wireless telecommunications companies (such as cellular or PCS providers) is limited due to the generally unfavorable economics of constructing and operating such competitive systems.

   Most ILECs in rural and small urban markets are owned by families or small groups of individuals and were founded soon after the expiration of Alexander Graham Bell's patent in the 1890's. We believe that the owners of these small companies are increasingly interested in selling such companies as the growing technical, administrative and regulatory complexities of the local telephone business challenge the capabilities of the existing management. In addition, certain large telephone companies are selling many of their small rural exchanges to focus their attention on their major metropolitan operations that generate the bulk of their consolidated revenue and which are increasingly threatened by competition. As a result of these circumstances, we believe that we have, and in the future will have, numerous opportunities to acquire rural and small urban telephone operations currently owned by the large telephone companies.

   Since the enactment of the Communications Act of 1934, federal and state regulations promoting the widespread availability of telephone service have allowed rural and small urban telephone companies to maintain advanced technology while keeping prices affordable for customers. This policy commitment was reaffirmed and expanded by the universal service provisions of the Telecommunications Act of 1996. In light of the high cost per access line of installing lines and switches and providing telephone service in sparsely populated areas, a system of cost recovery mechanisms has been established to, among other things, keep customer telephone charges at a reasonable level and yet allow owners of such telephone companies to earn a fair return on their investment. These cost recovery mechanisms, which are less available to larger telephone companies, have resulted in robust telecommunications networks in many rural and small urban areas, and such capabilities deter entry by potential competitors in these small markets.

   In markets where we implement our CLEC strategy, we will be subject to competition from ILECs in those markets, as well as other CLECs, including cable television operators, other ILECs operating outside their traditional service areas, long distance carriers and wireless carriers. In addition, we may compete against other CLECs for customer business. The ongoing consolidation in the telecommunications industry could change the nature of our competitive environment.

Employees

   As of March 31, 2000, our work force consisted of 923 full time employees. Approximately 169 of our employees are represented by collective bargaining agreements with the International Brotherhood of Electrical Workers (IBEW) and with the Communications Workers of America (CWA). Our labor agreement with the CWA, covering employees of Gallatin River in Galesburg, Illinois expires on April 30, 2002. Our labor agreements with the IBEW, covering employees of Gallatin River in Dixon and Pekin, Illinois expire on November 30, 2002 and September 30, 2002, respectively. There can be no assurance that, upon the expiration of existing collective bargaining or similar agreements, new agreements will be reached without union action or that any such new agreements will be on terms satisfactory to us. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified employees. We believe that our relations with our employees are good.

Properties

   We own offices and space in a number of locations within our three regions of operation, primarily for our central office switches, network monitoring, customer service centers, sales offices and network equipment installations. Our corporate headquarters and accounting center are located

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

in 20,980 square feet of leased space in Mebane, North Carolina. The lease for most of this space (including our renewal options) will expire in approximately thirteen years. We believe our current facilities are adequate to meet our needs in our existing markets for the foreseeable future.

Legal proceedings

   On September 29, 1999, our parent company, Madison River Telephone Company, LLC acquired all of the stock of Gulf Coast Services, Inc. On October 5, 1999, nine former employees of a subsidiary of Gulf Coast, who had elected to retire and receive cash distributions for their interests in an employee stock ownership plan (ESOP) in 1996 and 1997 filed a class action lawsuit in Alabama state court alleging breach of fiduciary duty, suppression, and misrepresentation against, among others, Gulf Coast and its subsidiary. Defendants removed the case to federal court, where it is currently pending as Bobby Grimes, et al. v. Gulf Telephone Co., et al., CV-99-1006 (U.S. District Court for the Southern District of Alabama). The complaint alleged that the defendants failed to disclose to plaintiffs' ongoing negotiations for the sale of the company and that the true value of their ESOP interests was higher than the amounts offered to them in connection with their early retirement. Plaintiffs have, since the inception of the case, filed an amended complaint on November 18, 1999 adding ten additional named plaintiffs, and seeking class certification, the establishment of a constructive trust to distribute proceeds from the sale of Gulf Coast to the plaintiffs, and a preliminary injunction to stop Gulf Coast from making any further distributions from the ESOP. The plaintiffs are also seeking unspecified compensatory and punitive damages, and attorneys fees as a result of defendants' alleged breach of fiduciary duty, self dealing, misrepresentation and fraudulent inducement to retire and forego the benefits of continued employment in connection with the plaintiffs' retirement elections and ESOP distributions. On December 6, 1999, defendants moved to dismiss plaintiffs' amended complaint on the ground that it failed to state any claim upon which relief could be granted. Defendants' motion is currently pending with the court.

   On June 1, 2000, the parties filed a release and settlement with the court pursuant to which they agreed to resolve this lawsuit and release each other from all claims. Under the terms of the settlement, the defendants will establish a $5.16 million fund to pay members of a class consisting of all persons whose employment with Gulf Coast terminated in 1996 or 1997 and received a distribution of their ESOP interests. The settlement provides that class members will receive amounts ranging from $225 to $815 per share based on their former holdings of Gulf Coast stock depending on when they left Gulf Coast and whether or not they participated in an early retirement program. On June 15, 2000, the court entered an order certifying the plaintiff class, preliminarily approving the settlement, approving notice to the class, and setting a fairness hearing for July 21, 2000, at which the parties intend to seek final approval of the terms of the settlement from the court. Under the terms of the court's order, class members have until July 31, 2000 to submit claims against the settlement fund; class members may object to the terms of the settlement, provided they do so in writing by July 14, 2000 and appear at the fairness hearing; and class members may also opt out of the settlement by giving notice on or before July 14, 2000. If former holders of more than 10% of the Gulf Coast shares formerly held by the class members opt out of the settlement, defendants may, at their discretion, withdraw from the settlement.

   Madison River anticipates that the settlement will be approved by the court and that all or substantially all of the plaintiff's claims will be resolved through the settlement. Madison River does not expect to provide any of the funding for the settlement, as the parties contemplate that these funds will be paid on the defendants' behalf from an escrow account established in connection with the sale of Gulf Coast by the sellers of Gulf Coast. The escrow account holds sufficient funds to pay the anticipated cost of the settlement to all of the defendants.

   We are not aware of any other material litigation against us. We are involved in numerous regulatory proceedings before various public utilities commissions, as well as before the FCC.

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

                                   REGULATION

Overview

   We are subject to regulation by federal, state and local government agencies. At the federal level, the Federal Communications Commission generally has jurisdiction over interstate and international telecom services. State public service commissions, commonly referred to as "PSCs," generally exercise jurisdiction over intrastate telecom services. The FCC does not directly regulate enhanced services and has preempted certain inconsistent state regulation of enhanced services. Additionally, municipalities and other local government agencies regulate limited aspects of our business, such as use of government owned rights of way, construction permits and building codes. The following description covers some of the major regulations affecting us, but there are numerous other areas of regulation which influence our business.

Federal regulation

   Our provision of services must comply with the requirements of the Communications Act of 1934, as amended by the Telecom Act. Pursuant to this statute, the FCC regulates the rates and terms for interstate access services, which are an important source of revenues for our ILEC subsidiaries. This federal statute also creates opportunities for us by promoting competition in telecom services. The Telecom Act has changed and will continue to change the marketplace for telecom services. Among its more significant provisions, the Telecom Act (1) removes legal barriers to entry into local exchange services,
(2) requires ILECs to interconnect with competitors, (3) establishes procedures for ILEC entry into other services, such as long distance for the Regional Bell Operating Companies (RBOCs), and (4) directs the FCC to establish an explicit subsidy mechanism for the preservation of universal service.

   Access Charges. The FCC regulates interstate access charges, which are the ILECs' charges for use of their exchange facilities in originating or terminating interstate transmissions. Interstate access charges are structured pursuant to FCC rules as a combination of flat monthly end-user charges, usage sensitive charges paid by inter-exchange carriers, and flat monthly inter-exchange carrier charges.

   For larger ILECs, the FCC ordered a multi-year transition in the structure of interstate access charges, which is designed to lead to lower usage sensitive charges. The FCC adopted these rules in May 1997, and they were upheld on court review in August 1998. The FCC issued a notice of proposed rulemaking in May 1998 proposing to adopt similar rules for the access charges of smaller ILECs, including our subsidiaries, but has not yet adopted an order in this proceeding. On August 5, 1999, the FCC adopted an order and further notice of proposed rulemaking aimed at additional pricing flexibility and other deregulation for large ILECs' interstate access services, particularly special access and dedicated transport. On May 31, 2000, the FCC adopted new rules which apply to larger LECs and become effective on July 1, 2000. These rules require lower switched access rates, higher end user rates and establish additional universal service funding support for the larger LECs.

   The FCC regulates the levels of interstate access charges through price caps for larger ILECs and through various forms of rate regulation for smaller ILECs. The FCC's rules require that affiliated ILECs employ price caps on an all-or-none basis. For 1999, our ILEC subsidiaries elected not to apply federal price caps. Instead, these subsidiaries employ rate-of-return regulation for interstate access charges. Mebtel and Coastal Communications filed tariffs for interstate traffic sensitive access services which became effective on July 1, 1999. Gallatin River and Gulf Coast Services filed interstate traffic sensitive tariffs to be effective on July 1, 2000. All four ILECs will continue to participate in interstate common line tariffs filed by the National Exchange Carrier Association for a pool of small LECs. Association tariff rates are established based on the pooling carriers' expenses incurred and investment and a regulated rate of return. The current authorized rate of return for such

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

interstate access services is 11.25%, which was prescribed in 1990. The FCC initiated a rulemaking proceeding in October 1998 considering whether to represcribe the authorized rate of return for ILECs employing such regulation. While the outcome and timing of this proceeding are uncertain, it could lead to a reduction in the authorized rate of return and consequently a decrease in our revenues from interstate access services.

   Removal of Entry Barriers. Prior to enactment of the Telecom Act, many states limited the services that could be offered by a company competing with an ILEC. The Telecom Act generally prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any entity from providing any interstate or intrastate telecom service. However, states can modify conditions of entry into areas served by rural telephone companies where the PSC has determined that certain universal service protections must be satisfied. The federal law should enable us to provide a full range of local exchange and inter-exchange services in most areas of any state. Because the Telecom Act reduces the barriers to entry by all potential competitors, the level of competition in all the markets we serve as an ILEC or CLEC will likely increase. See "Business--Industry Overview and Competition."

   Interconnection with LEC and Access to Other Facilities. The Telecom Act imposes a number of access and interconnection requirements on all local exchange providers, including CLECs, with additional requirements imposed on ILECs. These requirements ensure access to certain networks under reasonable rates, terms and conditions. Specifically, LECs must provide the following:

  . Resale. All LECs generally may not prohibit or place unreasonable restrictions on the resale of their services.

  . Telephone Number Portability. Telephone number portability enables a customer to keep the same telephone number when the customer switches LECs.

  . Dialing Parity. All LECs must provide dialing parity, which allows customers to route their calls to a telecommunications provider without having to dial special access codes.

  . Access to Rights-of-Way. All LECs must provide access to their poles, ducts, conduits and rights-of-way on a reasonable, nondiscriminatory basis.

  . Reciprocal Compensation. The duty to provide reciprocal compensation means that each LEC on whose network a call originates must reasonably compensate each LEC on whose network the call terminates.

   All of our LEC subsidiaries have implemented full equal access capabilities. Our ILEC subsidiaries have not received a request to implement local number portability. The FCC's rules require an ILEC to use reasonable efforts to implement this capability after receiving such request.

   In addition, all ILECs must provide the following, subject to possible exemptions for rural telephone companies based on economic or technical burdens:

  . Resale. An ILEC must offer its retail local exchange services to resellers at a wholesale rate that is less than the retail rate charged to end-users.

  . Unbundling of Network Elements. ILECs must offer access to various unbundled elements of their networks.

  . Collocation. ILECs must provide physical collocation, which allows CLECs to install and maintain their own network termination equipment in ILEC central offices, or functionally equivalent forms of interconnection under some conditions.

As defined in the Telecom Act, all of our subsidiaries qualify as rural telephone companies. Therefore, they have an exemption from the ILEC interconnection requirements until they receive a bona fide request for interconnection and the PSC lifts the exemption. However, Gallatin River has agreed with its state regulators that it will not contest requests by CLECs for such interconnection arrangements. State commissions have jurisdiction to review certain aspects of interconnection and resale agreements.

   The FCC has adopted rules for unbundled offerings of the ILECs' network elements and pricing these services to CLECs. In January 1999, the United States Supreme Court upheld the FCC's authority to adopt pricing rules for unbundled network elements and resale by CLECs and upheld the FCC's rules allowing CLECs to pick-and-choose among provisions in interconnection agreements that ILECs enter into with other CLECs. While the Supreme Court established that the FCC has the authority to adopt pricing rules for unbundled network elements, the courts have not yet resolved the validity of the specific pricing guidelines based on total service long-run incremental costs that the FCC adopted. Further, the Supreme Court instructed the FCC to reconsider an earlier determination regarding the extent to which ILECs are required to unbundle elements of their networks. In September 1999, the FCC adopted an order identifying which network elements ILECs are required to provide to CLECs. On March 17, 2000, the D.C. Circuit Court of Appeals upheld some of the FCC's collocation rules but vacated and remanded the FCC's interpretation of "necessary" and "physical collocations." GTE and the BOC's have agreed to abide by their existing collocation practices while the FCC decides the issues on remand.

   The Telecom Act requires utilities to provide access to their poles, ducts, conduits and rights-of-way to telecom carriers on a nondiscrimination basis. On June 10, 1999, the FCC initiated a regulatory proceeding seeking comment from the public on a number of issues related to access for telecommunications providers to multi-tenant buildings. The FCC seeks to adopt rules which will increase competition in telecommunications services. We cannot predict the outcome of the various pending FCC proceedings or their effects on our business.

   RBOC Entry into Long Distance Services. Our principal competitor for local services in each area where we operate as a CLEC is an ILEC. In many of these areas, the ILEC is a RBOC. The Telecom Act allows the RBOCs to enter into providing long distance services within their own local service regions upon satisfaction of a 14-point checklist of competitive requirements. To date, the FCC has granted only one RBOC petition for entry in a particular state and has denied several other of these petitions. On December 22, 1999, the FCC granted Bell Atlantic approval to provide long distance services in New York State. On April 5, 2000, SBC filed a petition to provide long distance services in Texas. Although several of the RBOCs are in the process of attempting to show their compliance with these requirements in various states, the timing of filing of other such petitions with the FCC and the timing of their approval for entry into the in-region long distance service business in any one state is uncertain. In addition, federal legislation has been introduced to allow the RBOCs to provide long distance Internet and high-speed data services.

   Relaxation of Regulation. Through a series of proceedings, the FCC has decreased the regulatory requirements applicable to carriers which do not dominate their markets. All providers of domestic interstate services other than ILECs are classified as non-dominant carriers. Our subsidiaries which are operating as non-dominant carriers are subject to relatively limited regulation by the FCC. Among other things, these subsidiaries must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory.

   In 1996, the FCC issued an order requiring non-dominant inter-exchange carriers to cease filing and to withdraw their tariffs for domestic inter-exchange services. This order was upheld by a federal appeals court on April 28, 2000. Non-dominant interstate carriers will no longer be able to rely on tariffs as a means of specifying the prices, terms and conditions under which they offer interstate services. In June 1997, the FCC issued another order allowing non-dominant LECs to withdraw their interstate access tariffs. Moreover, in March 1999, the FCC adopted rules that require long distance carriers to make specific public disclosures on the carriers' Internet web sites. The effective date of these rules was delayed until after the court's decision on the appeal in the FCC's detariffing order.

   Universal Service. The FCC is required to establish a "universal service" program to ensure that affordable, quality telecommunications services are available to all Americans. The Telecommunications Act sets forth policies and establishes certain standards in support of universal service, including that consumers in rural areas should have access to telecommunications and information services that are reasonably comparable in rates and other terms to those services provided in urban areas. A new universal service support mechanism for larger ILECs went into effect on January 1, 2000. The FCC has stated that it intends to review universal service support mechanisms for smaller ILECs in a subsequent proceeding. Our contribution to federal universal service support is assessed against our interstate end-user telecommunications revenues.

   We are required to contribute to state universal service programs, in addition to the federal program. Our contribution for such state programs is assessed against our intrastate revenues. Although many states are likely to adopt an assessment methodology similar to the federal methodology, states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules.

   Internet. The FCC has to date treated Internet service providers (ISPs) as enhanced service providers rather than common carriers. As such, ISPs have been exempt from various federal and state regulations, including the obligation to pay access charges and contribute to universal service funds. The FCC has determined that both dedicated and dial-up calls from a customer to an ISP are interstate, not local, calls, and, therefore, are subject to the FCC's jurisdiction. On March 24, 2000, the D.C. Circuit Court of Appeals vacated and remanded this determination so that the FCC can explain more clearly why such calls are not considered local. In addition, several states are considering this issue, and at least one state has held that the originating LEC is not required to pay reciprocal compensation for such calls.

   Customer Information. The Telecom Act and FCC rules adopted thereunder protect the privacy of certain information about telecom customers that a carrier like us acquires by virtue of our provision of telecom services to such customers. Protected information includes information related to the quantity, technical configuration, type, destination and the amount of use of a telecom service. A carrier may not use such information acquired through one of its service offerings to market certain other service offerings without the approval of the affected customers. These restrictions may affect our ability to market a variety of packaged services to existing customers.

   Slamming. A customer may change service providers at any time, but the FCC and some states regulate this process and require that specific procedures be followed. When these procedures are not followed, particularly if the change is unauthorized or fraudulent, the process is known as "slamming." The FCC has levied substantial fines for slamming and has recently increased the penalties for slamming, although no such fines have been assessed against us.

State regulation

   Most states have some form of certification requirement which requires telecom providers to obtain authority from the PSC prior to offering common carrier services. Our operating subsidiaries in Alabama, Illinois, North Carolina and Georgia are ILECs and are certified in those states to provide local telephone services.

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

   PSCs generally regulate the rates ILECs charge for intrastate services, including rates for intrastate access services paid by providers of intrastate long distance services. ILECs must file tariffs setting forth the terms, conditions and prices for their intrastate services. Under the Telecom Act, PSCs have jurisdiction to arbitrate and review negotiations between ILECs and CLECs regarding the prices ILECs charge for interconnection of network elements with, and resale of services by, CLECs, in accordance with rules set by the FCC. See "Business--Regulation--Federal Regulation." PSCs may also formulate rules regarding taxes and fees imposed on providers of telecommunications services within their respective states to support state universal service programs.

   In Alabama, Gulf Telephone is subject to regulation by the Alabama Public Service Commission. Gulf Telephone must have tariffs approved by and on file with that commission for basic, non-basic and interconnection services.

   The Illinois Commerce Commission (ICC) regulates Gallatin River. Gallatin River provides services pursuant to tariffs that are filed with, and subject to the approval of, the ICC. The rates for these services are regulated on a rate of return basis by the ICC, although Gallatin River has some pricing flexibility with respect to services that have been deemed competitive by the ICC, such as digital centrex, high capacity digital service, wide area telephone service (WATS), and digital data services. The ICC has approved several interconnection agreements under the Telecom Act between Gallatin River and mobile wireless carriers. Gallatin River is required to support state universal service programs and is subject to ICC rules implementing these and the federal universal service programs.

   In North Carolina, our operating subsidiary Mebtel is regulated by the North Carolina Utilities Commission. Mebtel provides service pursuant to tariffs that are filed with, and subject to the approval of, that commission. Effective January 1, 2000, a price cap plan applies to Mebtel's rates for intrastate services, replacing rate of return regulation. Mebtel is subject to commission rules implementing state and federal universal service programs.

   In Georgia, Coastal Communications is regulated by the Georgia Public Service Commission. Passage of the Telecommunications and Competition Development Act of 1995 in Georgia significantly changed that commission's regulatory responsibilities. Instead of setting prices for telecommunications services, the commission now manages and facilitates the transition to competitive markets, establishes and administers a universal access fund, monitors rates and service quality, and mediates disputes between competitors. A price cap plan applies to Coastal Communications' rates for intrastate services.

Local government authorizations

   We may be required to obtain from municipal authorities street opening and construction permits or operating franchises to install and expand fiber optic facilities in certain cities. We have obtained such municipal franchises in our ILEC territories in Alabama, North Carolina, Illinois and Georgia. In some cities, subcontractors or electric utilities with which we have contracts may already possess the requisite authorizations to construct or expand our networks.

   Some jurisdictions where we may provide service require license or franchise fees based on a percent of certain revenues. There are no assurances that jurisdictions that do not currently impose fees will not seek to impose fees in the future. The Telecom Act requires jurisdictions to charge nondiscriminatory fees to all telecom providers, but it is uncertain how quickly this requirement will be implemented by particular jurisdictions in which we operate or plan to operate, especially regarding materially lower fees that may be charged to ILECs.

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

                                   MANAGEMENT

Board of Managers and Executive Officers

   We are managed by our sole member, Madison River Telephone Company. The Board of Managers of Madison River Capital consists of the following nine members: J. Stephen Vanderwoude, James D. Ogg, Paul H. Sunu, James N. Perry, Jr., James H. Kirby, Sanjeev K. Mehra, Joseph P. DiSabato, Mark A. Pelson and Albert J. Dobron, Jr. At present, all managers are appointed by certain groups of members of Madison River Telephone Company. The members holding a majority of the member units of the group consisting of Madison Dearborn Partners' affiliates, the group consisting of Goldman Sachs' affiliates, and the group consisting of Providence Equity Partners' affiliates, are each entitled to appoint up to two individuals affiliated with it to the Board. The members holding a majority of the member units held by those individuals in management subject to employment agreements are entitled to appoint up to three individuals to the Board of Managers, at least two of whom must be J. Stephen Vanderwoude, James D. Ogg, Paul H. Sunu or Donald K. Roberton. In the event that an appointed Manager ceases to serve as a member of the Board of Managers, the resulting vacancy on the Board of Managers must be filled by a person appointed by the members that appointed the withdrawn manager.

   The following table sets forth certain information regarding the members of the Board of Managers, executive officers and key operations personnel of Madison River Capital and its operating subsidiaries.

   Name                     Age                     Position
   ----                     ---                     --------
   J. Stephen Vanderwoude..  56 Managing Director--Chairman and Chief Executive
                                 Officer

   James D. Ogg............  61 Managing Director
                                Chairman and Chief Executive Officer, Local
                                 Telecommunications Division

   Paul H. Sunu............  44 Managing Director--Chief Financial Officer

   Donald K. Roberton......  58 Managing Director
                                Chairman and Chief Executive Officer,
                                 Integrated Communications Division

   Kenneth Amburn..........  57 Managing Director
                                Chief Operating Officer, Local
                                 Telecommunications Division

   Bruce J. Becker.........  54 Managing Director--Chief Technology Officer

   Michael T. Skrivan......  46 Managing Director--Revenues

   Craig J. Stapel.........  39 Managing Director--Chief Marketing Officer

   Joseph P. DiSabato......  33 Member of Board of Managers

   Albert J. Dobron, Jr....  31 Member of Board of Managers

   James H. Kirby..........  32 Member of Board of Managers

   Sanjeev K. Mehra........  41 Member of Board of Managers

   Mark A. Pelson..........  38 Member of Board of Managers

   James N. Perry, Jr......  39 Member of Board of Managers

   The following sets forth certain biographical information with respect to the members of our Board of Managers and our executive officers:

   Mr. J. Stephen Vanderwoude serves as Managing Director--Chairman and Chief Executive Officer and was a founding member of Madison River Telephone Company in 1996. He has over 33 years of telecommunications experience including serving as President and Chief Operating Officer and a Director of Centel Corporation and President and Chief Operating Officer and the Local Telecommunications division of Sprint Corporation. He has also served as President and Chief Executive Officer and director of Powerhouse Technologies, Inc. from 1994 to 1995. He is currently a director of Centennial Communications and First Midwest Bancorp.

   Mr. James D. Ogg serves as Managing Director--Chairman and Chief Executive Officer of the Local Telecommunications Division and was a founding member of Madison River Telephone Company in 1996. He has over 40 years of telecommunications experience including serving as President of Centel-- Illinois and Vice President and General Manager of Centel--Virginia and Centel--North Carolina. Mr. Ogg has also served as Vice President for Governmental Relations for Centel Corporation. In this capacity, Mr. Ogg was responsible for advocacy of corporate policy on telecommunications, cable and electric businesses before Congress and federal regulatory agencies. Mr. Ogg has successfully testified in or managed seventeen rates cases and brings extensive experience in dealing with federal and state regulatory processes. Mr. Ogg was retired from Sprint Corporation, the acquiror of Centel, from 1994 to 1996.

   Mr. Paul H. Sunu serves as Managing Director--Chief Financial Officer and Secretary and was a founding member of Madison River Telephone Company in 1996. Mr. Sunu is a certified public accountant and a member of the Illinois Bar with 18 years of experience in finance, tax, treasury, securities and law. From 1991 to 1996, Mr. Sunu served as Senior Vice President, CFO and General Counsel for RHR International Company, a management consulting firm with 16 profit centers located in North America, Europe and Russia. Mr. Sunu has also served as President and is one of four principals who established JMG Financial Group, a tax and investment consulting firm. The four principals of JMG established Equity Partners, Ltd., a real estate acquisitions and management firm. Today, Equity Partners is known as Great Lakes REIT, a New York Stock Exchange company.

   Mr. Donald K. Roberton serves as Managing Director--Chairman and Chief Executive officer of the Integrated Communications Division and was a founding member of Madison River Telephone Company in 1996. He has over 39 years of telecommunications experience including serving as Vice President-- Telecommunications and Assistant to the Chairman and Vice President--Strategic Development, Telecommunications for Citizens Utilities from 1990 to 1996. In these capacities, Mr. Roberton negotiated the acquisition of 500,000 access lines from GTE and 130,000 access lines from ALLTEL, increasing Citizens' holdings to nearly 800,000 access lines. Mr. Roberton also negotiated the initial entry of Citizens Utilities into Hungarian Telephone and Cable Corporation. As a result, he served as a Director and Vice Chairman of Hungarian Telephone and Cable Company. Prior to his service with Citizens Utilities, Mr. Roberton served as Vice President--West Division for Centel Corporation and was responsible for P&L, sales, engineering, construction, installation and maintenance. As Vice President--Customer Service for Centel, he established the first remote monitoring system for observing PABXs nationwide.

   Mr. Kenneth Amburn serves as Managing Director--Chief Operating Officer of the Local Telecommunications Division, joining Madison River in 1998. He has over 35 years of telecommunications experience including service as Vice President--Operations for Centel--Texas where he had oversight for operations involving over 280,000 access lines and for customer services, network maintenance, construction, and overall business operations for Texas. Mr. Amburn has also served as Vice President, East Region Telecommunications for Citizens Utilities where he was responsible for establishing the operations and completing the transition of 1,400 employees to

Citizens Utilities in connection with the 500,000 access line purchase from GTE. In addition, Mr. Amburn established entrepreneurial operations through his service with Network Construction Services, Inc. as Executive Vice President and a member of the Board of Directors from 1995 to 1998.

   Mr. Bruce J. Becker serves as Managing Director--Chief Technology Officer for Madison River Telephone Company, joining Madison River in 1999. He has over 36 years of telecommunications experience including serving as the Senior Vice President of Operations and Planning for ICG Telecommunications and CIO for ICG's Telecommunications Group from 1995 to 1997. Prior to that time, Mr. Becker served in various roles for Centel Corporation, including Vice President of Strategic and Technical Planning, General Manager of Network Engineering and Operations for Centel's Nevada and Texas Region, General Manager of Operational Planning and Marketing for Centel--Nevada and General Network and Switching Manager Centel--Texas. Most recently, from 1997 to 1998, Mr. Becker founded and served as President of BTC Partners LTD., a telecommunications consulting firm providing services to an array of CLECs, ILECs, CATV providers, telecommunications and data transport equipment manufacturers and investment groups. Mr. Becker has also served as a voting director of the T1 Committee, a director on the UNLV School of Engineering Board, a senior member of Northern Telecom's technical advisory board, an active member of USTA and has testified as an expert witness at the state and federal level on numerous rate and technology proceedings and inquiries.

   Mr. Michael T. Skrivan serves as Managing Director--Revenues for Madison River Telephone Company, joining Madison River in 1999. He is a certified public accountant and a certified management accountant with 22 years of experience in the telecommunications industry. Prior to joining Madison River Telephone Company, Mr. Skrivan was a founding member in the consulting firm of Harris, Skrivan & Associates, LLC, which provides regulatory and financial services to local exchange carriers from 1995 to 1999. Mr. Skrivan was also an executive with Illinois Consolidated Telephone Company for nine years, holding positions in regulatory, strategic planning, marketing and customer service. At Illinois Consolidated, which serves 80,000 access lines, he helped develop competitive businesses, including wireless services, long distance services, fiber operations, directory services, operator services, inmate services and payphone services. Mr. Skrivan began his telecommunications career with Ernst & Young's Telecommunications Consulting Practice, providing cost-of-service studies to Independent Telephone Companies throughout the United States.

   Mr. Craig J. Stapel serves as Managing Director--Chief Marketing Officer, joining Madison River in 2000. He has over 13 years of experience in telecommunications, executive, and sales management including serving as Vice President of Sales and Marketing with One Stop Telecommunications from 1998 to 1999 where he developed sales strategies which grew revenues from $5 million to over $18 million in less than one year. He also designed and implemented new marketing channels that created over 7,000 new business clients in seven months. Prior to One Stop, Mr. Stapel was President and CEO of The Millennium Group Telemanagement where he was employed from 1985 to 1998. While at Millennium Group, he developed the first and largest CLEC in Wisconsin. Additionally, Mr. Stapel spent eight years, from 1987 to 1994, with MCI Telecommunications performing marketing, planning, forecasting, training, and technical functions for nine branch facilities encompassing three states, 130 people, and $65 million in annual revenues.

   Mr. Joseph P. DiSabato is a member of the Board of Managers and a Vice President of Goldman, Sachs & Co. in the Merchant Banking Division where he has been employed since 1994. Mr. DiSabato serves on the Board of Directors of several privately held companies on behalf of Goldman Sachs.

   Mr. Albert J. Dobron, Jr. is a member of the Board of Managers and an Associate of Providence Equity Partners since 1999. Mr. Dobron is also an observer on the Board of Directors of Surebridge,

Inc. Prior to that time, Mr. Dobron worked for Morgan Stanley & Co. from 1996 to 1999 in mergers and acquisitions and held positions with the K.A.D. Companies, a private equity investment group, working primarily in an operating role with one of the firm's portfolio companies. From 1994 to 1996, he was earning his Masters of Business Administration degree.

   Mr. James H. Kirby is a member of the Board of Managers and a Managing Director of Madison Dearborn Partners. He joined Madison Dearborn Partners in 1996 and focuses on venture capital and private equity investing in the communications industry. Prior to his joining Madison Dearborn Partners, Mr. Kirby was with The Beacon Group from 1995 to 1996 and Lazard Freres & Co from 1993 to 1995 in private equity investing and investment banking. Mr. Kirby currently serves on the Board of Directors of Completel Europe LLC, Reiman Holding Company, LLC, and Wireless One Network, L.P.

   Mr. Sanjeev K. Mehra is a member of the Board of Managers and a Managing Director in Goldman Sachs' Merchant Banking Division for the past five years. He serves on the board of Amscan Holdings, Inc., Pro Medco Management Co. and on the boards of several portfolio companies. He is a member of the Principal Investment Area's Investment Committee.

   Mr. Mark A. Pelson is a member of the Board of Managers and a Managing Director of Providence Equity Partners where he has been employed since 1996. Mr. Pelson is currently also a director of Carrier 1 International S.A., GlobeNet Communications Group, MGC Communications, Inc. and Language Line Holdings, LLC. Prior to joining Providence, Mr. Pelson was a co-founder and director of TeleCorp, Inc., a wireless telecommunications company from 1994 to 1996. He previously served in various management positions with AT&T, most recently as a general manager of strategic planning and mergers and acquisitions.

   Mr. James N. Perry, Jr. is a member of the Board of Managers and a Managing Director and co-founder of Madison Dearborn Partners. Prior to his joining Madison Dearborn Partners in 1993, Mr. Perry was with First Chicago Venture Capital for eight years. Mr. Perry concentrates on investments in the communications industry and currently also serves on the Boards of Directors of Allegiance Telecom, Inc., @link Networks, Inc., Completel LLC, Clearnet Communications Inc., Enews.com, Focal Communications Corporation, Omnipoint Corporation, Orblynx, Inc., Pangea Ltd., Reiman Holding Company, LLC and Wireless One Network, L.P.

Committees of the Board of Managers

   Effective January 2000, the Board of Managers of Madison River Capital established an Audit Committee and a Compensation Committee. The Audit Committee, which is comprised of Messrs. Mark Pelson and Joseph DiSabato, is responsible for overseeing the actions of Madison River Capital's and our independent auditors and reviewing our internal financial and accounting controls and policies. The Compensation Committee, which is comprised of Messrs. James Perry, Sanjeev Mehra and J. Stephen Vanderwoude, is responsible for determining salaries, incentives and other forms of compensation for officers and other employees and administers various incentive compensation and benefit plans. One member of our Compensation Committee, Mr. Vanderwoude, also serves as our Chairman and Chief Executive Officer.

   All executive officers serve at the discretion of the Board of Managers, subject to the terms of any employment agreements. There are no family relationships among managers and executive officers.

Compensation of Managers and Executive Officers

   The following table sets forth certain information regarding the cash and non-cash compensation paid by Madison River Telephone Company to the Chief Executive Officer and to each of our four most highly compensated executive officers other than the Chief Executive Officer, whose combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1999 (collectively, the "Named Executive Officers"). The managers of Madison River Capital do not receive any compensation for serving as a manager.

                           Summary Compensation Table

                                                               Long-term
                                                              Compensation
                                  Annual Compensation            Awards
                          ----------------------------------- ------------
                                                               Securities
                                                               Underlying
                                                 Other Annual Unit Option      All Other
          Name            Year  Salary   Bonus   Compensation    Grants    Compensation(/1/)
          ----            ---- -------- -------- ------------ ------------ ----------------- ---
J. Stephen Vanderwoude..  1999 $189,800 $111,000     --           --           $245,833
James D. Ogg............  1999  160,646   50,004     --           --             58,333
Paul H. Sunu............  1999  160,014   90,000     --           --             41,667
Donald K. Roberton......  1999  157,824   60,000     --           --             58,334
Bruce J. Becker.........  1999  160,000      --      --           --                --

--------
(/1/Represents)compensation deferred from previous years.

401(k) Savings Plans

   In 1998, we established a 401(k) savings plan covering substantially all of our employees that meet certain age and employment criteria. Pursuant to the plan, eligible employees may elect to reduce their current compensation by up to 15% of eligible compensation. We have agreed to contribute an amount equal to 50% of employee contributions for the first 6% of compensation contributed on behalf of all participants. We made matching contributions of approximately $480,000 and $23,600 in 1999 and 1998, respectively. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by us to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn and our contributions are deductible by us when made.

Long-Term Incentive Plan

   In 1998, we adopted a long-term incentive plan arrangement which provides for annual incentive awards for certain employees as approved by the Board of Directors. Under the terms of the plan, annual awards are expensed over the succeeding twelve months after the award is determined. The incentive awards vest automatically at the time of a qualified event as defined under the plan. Vested awards are payable under certain circumstances as defined under the long-term incentive plan arrangement. We recognized compensation expense of $956,000, $2,576,000 and $313,000 in the three months ended March 31, 2000 and years ended December 31, 1999 and 1998, respectively, related to the long-term incentive awards.

Pension Plan

   In May 1998, we adopted a noncontributory defined benefit pension plan, which was transferred to us from our subsidiary Mebtel, Inc. The plan covers all full-time employees who have met certain age and service requirements and provides benefits based upon the participants' final average compensation and years of service. Our policy is to fund the maximum allowable contribution by the Internal Revenue Service and comply with the funding requirements of the Employee Retirement Income Security Act of 1974.

Employment Agreements

   We have entered into employment, confidentiality and noncompetition agreements with Messrs. J. Stephen Vanderwoude, James D. Ogg, Paul H. Sunu, Donald K. Roberton and Bruce J. Becker providing for employment of each executive for a five-year period, subject to termination by either party (with or without cause) on 30 days' prior written notice. The agreements also provide that employees may not disclose any confidential information while employed by us or thereafter. Additionally, the agreements provide that the employees will not compete with us for a period of up to a maximum of fifteen months following termination for cause or voluntary termination of employment.

                               PRINCIPAL MEMBERS

   All of Madison River Capital's outstanding member units are owned by Madison River Telephone Company. Madison River Capital owns all of the outstanding stock in Madison River Finance Corp. The following table sets forth certain information regarding the beneficial ownership of Madison River Telephone Company's member units as of May 31, 2000 by (A) each holder known by Madison River Telephone Company to beneficially own five percent or more of such member units, (B) each executive officer of Madison River Telephone Company and (C) all executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Options or warrants to purchase member units that are currently exercisable or exercisable within 60 days of May 31, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                Number of Class A
                                 Units, Warrants
                                 or Options Held
             Name                   by Member              Percentage of Units
             ----               -----------------          -------------------
J. Stephen Vanderwoude.........    3,562,490.34(/1/)(/2/)          1.87%
James D. Ogg...................    1,347,417.81(/1/)(/2/)             *
Paul H. Sunu...................    1,280,417.81(/1/)(/2/)             *
Donald K. Roberton.............    1,280,417.81(/1/)(/2/)             *
Bruce J. Becker................    1,017,979.98(/1/)(/2/)             *
Madison Dearborn Partners
 group(/3/)....................   76,741,108.44                   40.00%
Goldman Sachs group(/4/).......   63,623,748.90                   33.33%
Providence Equity Partners
 group(/5/)....................   41,991,674.13                   22.00%
ORVS Madison River.............    5,089,899.91                    2.67%
All officers and managers as a
 group (13 persons)............  190,439,635.20                  100.00%

--------
* Represents less than one percent (1%).
(/1/)   Excludes the following incentive interests granted to management, the vesting of which is contingent upon the occurrence of certain liquidity events, including the sale of the company or an initial public offering:

                                                     Class B Units Class C Units
                                                     ------------- -------------
      J. Stephen Vanderwoude........................     3,000         1,550
      James D. Ogg..................................     1,500         1,150
      Paul H. Sunu..................................     1,000         1,150
      Donald K. Roberton............................     1,000         1,150
      Bruce J. Becker...............................       --            770
      Madison River Long Term Incentive Plan........     3,500         4,230

(/2/)   Includes the following units which are owned by ORVS Madison River but beneficial ownership of which is attributable to each officer: J. Stephen Vanderwoude--1,017,979.98; James D. Ogg--1,017,979.98; Paul H. Sunu--
   1,017,979.98; Donald K. Roberton--1,017,979.98; and Bruce J. Becker--
   1,017,979.98.
(/3/)   Includes 392,610 units which Madison Dearborn Capital Partners, L.P.
   has the right to acquire upon conversion of existing indebtedness and 76,348,498.44 units held by Madison Dearborn Capital Partners II, L.P.
(/4/)   Includes 33,156,361.07 units held by GS Capital Partners II, L.P.;
   6,763,005.37 units held by GSCPII Mad River Holding, L.P.; 1,472,418.89 units held by GSCPII Germany Mad River Holding, L.P.; 15,869,587.80 units held by GSCPII Offshore Mad River Holding, L.P.; 2,079,542.26 units held by Bridge Street Fund 1997, L.P.; and 4,282,833.51 units held by Stone Street Fund 1997, L.P.
(/5/)   Includes 41,991,674.13 units held by Providence Equity Partners, L.P.
   and Providence Equity Partners II L.P.

                       DESCRIPTION OF OTHER INDEBTEDNESS

   The following is a summary of the material terms of some of our indebtedness. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, all provisions of the agreements evidencing such indebtedness. Terms used and not defined herein have the meanings given to them in the agreements described.

Gulf Coast Credit Facility--LEC Portion

   To finance the LEC portion of the Gulf Coast Services acquisition, our subsidiary, Gulf Telephone Company (a wholly-owned subsidiary of Gulf Coast Services, Inc.) borrowed funds in a total available amount of $156.2 million in the aggregate under a credit facility with the Rural Telephone Finance Cooperative (RTFC). This facility consists of the following (dollars in millions):

                                      Amount Outstanding
                                            as of                     Maximum Spread to
                         Availability   March 31, 2000     Term   RTFC "base" Rate(/1/)(/2/)
                         ------------ ------------------ -------- --------------------------
Term A Facility.........      --            $138.4       15 years           35 bps(/3/)
Term B Facility.........    $ 7.8              --        15 years           35 bps
Revolving Credit
 Facility...............    $10.0              --         5 years           50 bps

--------
(/1/)    Pricing subject to reduction based on achievement of a specified leverage ratio and certain other factors.
(/2/)    The RTFC "base" rate is the rate established by the RTFC from time to time for loans similarly classified.
(/3/)    In accordance with the credit facility, $138.4 million of the facility has been converted into a fixed rate of 8.4% through October 2004.

   The $10.0 million revolving credit facility was made available to us for general corporate purposes. The $138.4 million Term A Facility was drawn at the closing of the Gulf Coast Services acquisition and was used (i) to fund a portion of the cost of acquiring the stock in the Gulf Coast Services acquisition, including transaction expenses (including the repayment of outstanding indebtedness of Gulf Coast Services and its subsidiaries), (ii) to fund working capital, and (iii) to purchase RTFC Subordinated Capital Certificates equal to 10% of the total amount we borrowed from the RTFC under the Term A Facility. The $7.8 million Term B Facility is available to fund Gulf Telephone Company's working capital and capital expenditures; however, as of September 28, 2001, the RTFC may, in its sole discretion, stop advancing funds under the Term B facility.

   This credit facility is secured by (i) a perfected security interest in substantially all of the assets of Gulf Telephone Company (including all of the equity interests in its subsidiaries other than Gulf Communications, LLC) and
(ii) a pledge of all of the equity interests in Madison River Capital, Madison River Management Company, Mebtel, Inc., Gulf Coast Services, Inc., Gulf Telephone Company, Gulf Long Distance, Inc., Gallatin River Communications, LLC and Gallatin River Holdings, LLC (only to the extent held by Madison River Capital) held by the respective direct parent companies or members of each entity. This credit facility is also unconditionally guaranteed by Gulf Long Distance, Inc. The guaranty is secured by a perfected security interest in substantially all of the assets of Gulf Long Distance, Inc. The facility contains customary negative covenants as well as financial covenants, including:

  . Minimum annual times-interest-earned ratios,

  . Minimum debt service coverage ratios,

  . Maximum leverage ratios, and

  . Prohibition on the declaration or payment of dividends or other distributions to shareholders, if the borrower does not maintain a current ratio of 1.25 or more and does not meet a minimum net worth test, without the written consent of RTFC.

   The RTFC Subordinated Capital Certificates we purchased at the closing of the Gulf Coast Services acquisition are non-interest-bearing, equity certificates that are amortized annually to maintain certificate amounts equal to 10% of the outstanding balance of the new credit facilities. Amortization of the certificates begins approximately one year after we purchased them and will be paid to us in cash.

   In addition, we will receive a share of RTFC's net margins in the form of patronage capital refunds. Patronage capital is allocated based on the percentage that our interest payments contribute to RTFC's gross margins. RTFC currently makes these capital payments in both cash and in additional patronage capital certificates.

   Gulf Coast Services also has a $4.0 million revolving credit facility with CoBank. In connection with the acquisition of Gulf Coast Services, we received a $4.0 million note receivable from the sellers related to this debt. The balance on the facility was $0.5 million at March 31, 2000. We intend to pay the remaining balance in the near term and to terminate the 8.75% credit facility.

Mebtel Financing

   To finance, among other things, the acquisition of Mebtel, Inc., Mebtel, Inc. borrowed approximately $23.3 million under a credit facility with the RTFC. This credit facility consists of the following (dollars in millions):

                                      Amount Outstanding
                                            as of                      Maximum Spread to
New Credit Facility      Availability   March 31, 2000     Term   RTFC "base" Rate (/1/)(/2/)
-------------------      ------------ ------------------ -------- ---------------------------
First Term Facility.....      --            $14.2        15 years           50 bps(/3/)
Second Term Facility....      --            $ 7.2        15 years           50 bps(/4/)
Revolving Credit
 Facility...............     $1.0             --          5 years              --

--------
(/1/)    Pricing subject to reduction based on achievement of a specified leverage ratio and certain other factors.
(/2/)    The RTFC "base" rate is the rate established by the RTFC from time to time for loans similarly classified.
(/3/)    In accordance with the credit facility, the $14.2 million facility has been converted into a fixed rate of 6.80% through September 2003.
(/4/)    In accordance with the credit facility, the $7.2 million facility has been converted into a fixed rate of 8.55% through April 2003.

   The First Term Facility was made available to us (i) to fund a portion of the cost to acquire the stock of Mebtel, (ii) to refinance existing indebtedness owed to Rural Utilities Service and Rural Telephone Bank and (iii) to purchase RTFC Subordinated Capital Certificates equal to 5% of the total amount borrowed under the First Term Facility. The Second Term Facility was made available to us (i) for general corporate purposes and (ii) to purchase RTFC Subordinated Capital Certificates equal to 5% of the total amount borrowed under the Second Term Facility.

   This credit facility is secured by a perfected first priority security interest in substantially all of the assets of Mebtel. The facility contains customary negative covenants as well as financial covenants, including:

  . Minimum annual times-interest-earned ratio,

  . Minimum debt service coverage ratio,

  . Maximum leverage ratio, and

  . Prohibition on the declaration or payment of dividends or other distributions to shareholders, without written consent to RTFC, if Mebtel does not meet a minimum net worth test or exceeds certain cash margin ratios.

   As of March 31, 2000, Mebtel, Inc. was precluded from paying dividends to Madison River Capital without the consent of the RTFC.

   The RTFC Subordinated Capital Certificates that we agreed to purchase pursuant to the terms of the First and Second Term Facilities are non-interest bearing equity certificates that are amortized annually to maintain an aggregate certificate amount equal to 5% of the outstanding balance of the First and Second Term Facilities. Amortization of each certificate begins approximately one year after we purchase it and will be refunded in cash to us.

   In addition, we will receive a share of RTFC's net margins in the form of patronage capital refunds. Patronage capital is allocated based on the percentage that our interest payments contribute to RTFC's gross margins. RTFC currently makes these capital payments in cash and in patronage capital certificates.

Gallatin River Financing

   To finance the Central Illinois Telephone acquisition, our affiliates Gallatin River Communications, LLC and Madison River Management Company, borrowed approximately $206.9 million in the aggregate under separate credit facilities (collectively, the "GRC and MRC Credit Facilities") with RTFC. The GRC and MRC Credit Facilities consist of the following (dollars in millions):

                                       Amount Outstanding            Maximum Spread to
                                             as of                         RTFC
                          Availability   March 31, 2000    Tenor   "base" Rate(/1/)(/2/)
                          ------------ ------------------ -------- ---------------------
GRC Term Facility.......       --            $121.9       15 years        75 bps(/3/)
GRC Revolving Facility..     $10.0              --         5 years        50 bps
MRC Term Facility.......       --            $ 73.4       15 years        75 bps(/4/)

--------
(/1/)    Pricing subject to reduction based on achievement of a specified leverage ratio and certain other factors.
(/2/)    The RTFC "base" rate is the rate established by the RTFC from time to time for loans similarly classified.
(/3/)    In accordance with the credit facility, the $121.9 million facility has been converted into a fixed rate of 7.00% through November 2004.
(/4/)    In accordance with the credit facility, the $73.4 million facility has been converted into a fixed rate of 8.8% through April 2003.

   The $10.0 million GRC Revolving Facility was made available to us for general corporate purposes. The $196.9 million Term Facilities to Gallatin River Communications and Madison River Management Company were drawn at the closing of the Central Illinois Telephone acquisition and were used to fund a portion of the cost of acquiring certain assets of Central Telephone Company of Illinois, including transaction expenses, to fund working capital, and to purchase RTFC Subordinated Capital Certificates equal to 5% of the total amount we borrowed under the term facilities from the RTFC. These facilities are unconditionally guaranteed by Gallatin River Holdings, LLC, which guaranty is secured by a perfected security interest in substantially all of the assets of Gallatin River Holdings, LLC.

   The GRC Credit Facility is secured by a perfected security interest in substantially all of the assets of Gallatin River Communications, the MRC Credit Facility is secured by a perfected security interest in substantially all of the assets of Madison River Management Company, and, each of the MRC and GRC facilities are secured by a pledge of all the equity interests in Madison River Capital, Gallatin River Holdings, LLC, Gallatin River Communications LLC, Mebtel, Inc., Madison River Management Company, and Gulf Coast Services, Inc. These credit facilities contain customary negative covenants as well as financial covenants, including:

  . Minimum annual times-interest-earned ratios,

  . Minimum debt service coverage ratios,

  . Maximum leverage ratios, and

  . Prohibition on the declaration or payment of dividends or other distributions to shareholders, if the borrower does not maintain a current ratio of 1.25 or more and does not meet a minimum net worth test, without the written consent of RTFC.

   The RTFC Subordinated Capital Certificates we purchased at the closing of the Gallatin River acquisition are non-interest bearing equity certificates that are amortized annually to maintain certificate amounts equal to 5% of the outstanding balance of the new credit facilities. Amortization of the certificates begins approximately one year after we purchased them and will be paid in cash to us.

   In addition, we will receive a share of RTFC's net margins in the form of patronage capital refunds. Patronage capital is allocated based on the percentage that our interest payments contribute to RTFC's gross margins. RTFC currently makes these capital payments in cash and in patronage capital certificates.

Coastal Communications Financing

   To finance the acquisition of Coastal Communications, Coastal Utilities, Inc. borrowed approximately $128.7 million in the aggregate under a credit facility with RTFC. The credit facility consists of the following (dollars in millions):

                                       Amount Outstanding
                                             as of                   Maximum Spread to
                          Availability   March 31, 2000    Tenor   RTFC "base" Rate(/1/)
                          ------------ ------------------ -------- ---------------------
Term Facility...........       --            $108.7       15 years         50 bps(/2/)
Secured Revolving Credit
 Facility...............       --            $ 10.0        5 years         50 bps
Unsecured Revolving
 Credit Facility........     $10.0              --         5 years        100 bps

--------
(/1/)    The RTFC "base" rate is the rate established by the RTFC from time to time for loans similarly classified.
(/2/)    In accordance with the credit facility, the $108.7 million facility has been converted into a fixed rate of 8.50% through April 2005.

   The $10.0 million Unsecured Revolving Credit Facility was made available to us for general corporate purposes. The $108.7 million Term Facility and the $10.0 million Secured Revolving Credit Facility were drawn at the closing of the Coastal Communications acquisition and were used to: fund a portion of the cost of acquiring the outstanding common stock of Coastal Utilities, Inc., including transaction expenses; fund working capital; and purchase RTFC Subordinated Capital Certificates equal to 10% of the total amount we borrowed under the term facility from the RTFC.

   The credit facility is secured by a perfected security interest in substantially all of the assets of Coastal Utilities, Inc. and a pledge of all of the equity interests of its wholly-owned subsidiary, Coastal Long Distance Services, Inc. In addition, Coastal Communications, Inc. pledged all of the equity interests of Coastal Utilities, Inc. These credit facilities contain customary negative covenants as well as financial covenants, including:

  . Minimum annual times-interest-earned ratios,

  . Minimum debt service coverage ratios,

  . Maximum leverage ratios, and

  . Prohibition on the declaration or payment of dividends or other distributions to shareholders if the borrower does not maintain a current ratio of 1.25 or more and does not meet a minimum net worth test, without the written consent of RTFC.

   The RTFC Subordinated Capital Certificates we purchased at the closing of the Coastal Communications acquisition are non-interest bearing equity certificates that are amortized annually to maintain certificate amounts equal to 10% of the outstanding balance of the new credit facilities. Amortization of the certificates begins approximately one year after we purchased them and will be paid in cash to us.

   In addition, we will receive a share of RTFC's net margins in the form of patronage capital refunds. Patronage capital is allocated based on the percentage that our interest payments contribute to RTFC's gross margins. RTFC currently makes these capital payments in cash and in patronage capital certificates.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

   On February 17, 2000, we privately placed $200.0 million of 13 1/4% senior notes due 2010. Simultaneously with the sale of the outstanding notes, we entered into a registration rights agreement relating to the outstanding notes. We entered into the registration rights agreements with the initial purchasers of the outstanding notes--Goldman, Sachs & Co., Chase Securities Inc., Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. Under this registration rights agreement, we agreed to file a registration statement regarding the exchange of the outstanding notes for notes with terms identical in all material respects. We also agreed to use our reasonable best efforts to cause that registration statement to become effective with the SEC. A copy of the registration rights agreement has been filed with the SEC as an exhibit to the Form S-4 registration statement of which this prospectus is a part.

   We are conducting the exchange offer to satisfy our contractual obligations under the registration rights agreement. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The outstanding notes provide that, if a registration statement relating to the exchange offer has not been filed by May 17, 2000 and declared effective by August 15, 2000, we will pay liquidated damages on the outstanding notes. Upon the completion of the exchange offer, you will not be entitled to any liquidated damages on your outstanding notes or any further registration rights under the registration rights agreement, except under limited circumstances. The exchange offer is not extended to holders of outstanding notes in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

   In this section entitled "The Exchange Offer," the term "holder" means:

  . any person in whose name the outstanding notes are registered on our books or

  . any other person who has obtained a properly completed bond power from the registered holder, or

  . any person whose outstanding notes are held of record by DTC and who wants to deliver these outstanding notes by book-entry transfer at DTC.

Terms of the Exchange Offer

   We are offering to exchange up to $200.0 million total principal amount of exchange notes for the same total principal amount of outstanding notes. The outstanding notes must be tendered properly on or before the expiration date, which is defined below, and not withdrawn. In exchange for outstanding notes properly tendered and accepted, we will issue a like total principal amount of up to $200.0 million in exchange notes.

   The expiration date of the exchange offer is 5:00 p.m., New York City time, on [ . ], 2000 for the outstanding notes, unless we extend the exchange offer.

   The exchange offer is not conditioned upon holders tendering a minimum principal amount of outstanding notes. As of the date of this prospectus, $200.0 million aggregate principal amount of outstanding notes are outstanding.

   You do not have any appraisal or dissenters' rights in the exchange offer. If you do not tender outstanding notes or you tender outstanding notes that we do not accept, your outstanding notes will remain outstanding. Any outstanding notes will be entitled to the benefits of the indenture under which they were, and the exchange notes will be, issued. The outstanding notes will not, however, be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. See the section entitled "Risk Factors" under the heading "Risks Factors Related to the Exchange Offer--Your failure to exchange your outstanding notes may limit your ability to transfer your notes" for more information regarding notes outstanding after the exchange offer.

   After the expiration date, we will return to you any tendered outstanding notes that we did not accept for exchange.

   You will not have to pay brokerage commissions or fees or transfer taxes for exchanging your outstanding notes if you follow the instructions in the letter of transmittal. We will pay the charges and expenses, other than those taxes described below, in the exchange offer. See "--Fees and Expenses" below for further information regarding fees and expenses.

   Neither the Issuers nor the Issuers' board of managers or board of directors recommends you to tender or not tender outstanding notes in the exchange offer. In addition, we have not authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if so, the aggregate amount of outstanding notes to tender.

   We have the right, in accordance with applicable law, at any time:

  . to delay the acceptance of the outstanding notes;

  . to terminate the exchange offer if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

  . to extend the expiration date of the exchange offer and keep all outstanding notes tendered other than those notes properly withdrawn; and

  . to waive any condition or amend the terms of the exchange offer.

   If we materially change the exchange offer, or if we waive a material condition of the exchange offer, we will promptly distribute a prospectus supplement to you disclosing the change or waiver. We also will extend the exchange offer as required by Rule 14e-1 under the Securities Exchange Act of 1934.

   If we exercise any of the rights listed above, we will promptly give oral or written notice of the action to the exchange agent, as defined below under the heading "--Exchange Agent," and we will issue a release to appropriate news agencies. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Acceptance of Outstanding Notes for Exchange; Issuance of Exchange Notes

   We will issue to the exchange agent exchange notes for outstanding notes tendered and accepted and not withdrawn promptly after the expiration date. The exchange agent might not deliver the exchange notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

   We will be deemed to have exchanged outstanding notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance. The exchange agent is an agent for us for receiving tenders of outstanding notes, letters of transmittal and related documents. The exchange agent is also an agent for tendering holders for receiving outstanding notes, letters of transmittal and related documents and transmitting exchange notes to validly tendering holders. If for any reason, we:

  . delay the acceptance or exchange of any outstanding notes, or

  . extend the exchange offer, or

  . are unable to accept or exchange notes,

then the exchange agent may, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered notes. Notes that the exchange agent retains may not be withdrawn, except according to the withdrawal procedures outlined below in the section entitled "--Withdrawal Rights."

   In tendering outstanding notes, you must warrant in the letter of transmittal or in an agent's message, which is described below, that:

  . you have full power and authority to tender, exchange, sell, assign and transfer outstanding notes,

  . we will acquire good, marketable and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and other encumbrances, and

  . the outstanding notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents that we or the exchange agent requests to complete the exchange, sale, assignment and transfer of the outstanding notes.

Procedures for Tendering Outstanding Notes

 Valid Tender

   You may tender your outstanding notes by book-entry transfer or by other means. For book-entry transfer, you must deliver to the exchange agent either:

  . a properly completed and duly executed letter of transmittal, including all other documents that the letter of transmittal requires, or

  . an agent's message, meaning a message transmitted to the appropriate exchange agent by DTC and forming a part of a book-entry confirmation, stating that you agree to be bound by the terms of the letter of transmittal.

   You must deliver your letter of transmittal or agent's message by mail, facsimile, hand delivery or overnight carrier to the exchange agent on or before the expiration date.

   In addition, to complete a book-entry transfer, you must also either:

  . have DTC transfer the outstanding notes into the exchange agent's account at DTC using the ATOP procedures for transfer and obtain a confirmation of the transfer, or

  . follow the guaranteed delivery procedures described below under the heading "--Guaranteed Delivery."

   If you tender fewer than all of your outstanding notes, you should fill in the amount of outstanding notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all outstanding notes that you hold.

   For tendering your outstanding notes other than by book-entry transfer, you must deliver a completed and signed letter of transmittal to the exchange agent. Again, you must deliver the letter of transmittal by mail, facsimile, hand delivery or overnight carrier to the exchange agent on or before the expiration date. In addition, to complete a valid tender, you must:

  . deliver your outstanding notes to the exchange agent on or before the expiration date, or

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

  . follow the guaranteed delivery procedures set forth below under the heading "--Guaranteed Delivery."

   Delivery of required documents by whatever method you choose is at your sole risk. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with their procedures or to us does not constitute delivery to the exchange agent. If delivery is by mail, we recommend registered mail, return receipt requested, properly insured, or an overnight delivery service. In all cases, you should allow sufficient time to ensure timely delivery.

 Signature Guarantees

   You do not need to endorse certificates for the outstanding notes or provide signature guarantees on the letter of transmittal unless:

     (1) someone other than the registered holder tenders the certificate, or

     (2) you complete the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal.

   In the case of (1) or (2) above, you must sign your outstanding note or provide a properly executed bond power. The signature on the bond power and on the letter of transmittal must be guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution." Eligible guarantor institutions include:

  . a bank;

  . a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

  . a credit union;

  . a national securities exchange, registered securities association or clearing agency; or

  . a savings association that is a participant in a securities transfer association.

 Guaranteed Delivery

   If you want to tender outstanding notes in the exchange offer and:

  . the certificates for the outstanding notes are not immediately available,

  . all required documents are unlikely to reach the exchange agent on or before the expiration date or

  . a book-entry transfer cannot be completed in time,

the outstanding notes may be tendered if you comply with the following guaranteed delivery procedures:

  . your tender is made by or through an eligible guarantor institution;

  . you deliver a properly completed and signed notice of guaranteed delivery, like the form provided with the letter of transmittal, to the appropriate exchange agent on or before the expiration date; and

  . you deliver the certificates or a confirmation of book-entry transfer and a properly completed and signed letter of transmittal to the exchange agent within three New York Stock Exchange trading days after the notice of guaranteed delivery is executed.

   You may deliver the notice of guaranteed delivery by hand, facsimile or mail to the exchange agent. You must include a guarantee by an eligible guarantor institution in the form described in the notice.

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

   Our acceptance of properly tendered outstanding notes is a binding agreement between you and Madison River upon the terms and subject to the conditions of the exchange offer.

 Determination of Validity

   We will resolve all questions regarding the form of documents, validity, eligibility, time of receipt and acceptance for exchange of any tendered outstanding notes. Our resolution of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, is final and binding on all parties. A tender of outstanding notes is invalid until all irregularities have been cured or waived. Neither Madison River, any affiliates or assigns of Madison River, the exchange agent nor any other person is under any obligation to give notice of any irregularities in tenders, and they are not liable for failing to give any such notice. We reserve the absolute right, in our sole and absolute discretion, to reject any tenders determined to be in improper form or unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any condition or irregularity in the tender of outstanding notes by any holder. We need not waive similar conditions or irregularities in the case of other holders.

   If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate that capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

   If you beneficially own outstanding notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, you should contact that entity promptly if you want to participate in the exchange offer.

Resales of Exchange Notes

   We are exchanging the outstanding notes for exchange notes in reliance upon the staff of the SEC's position, set forth in interpretive letters to third parties in other similar transactions. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties. Based on the staff's letters to other parties, we believe that holders of exchange notes, other than broker-dealers, can offer the exchange notes for resale, resell and otherwise transfer the exchange notes without delivering a prospectus to prospective purchasers. However, you must acquire the exchange notes in the ordinary course of business and have no intention of engaging in a distribution of the exchange notes, as a "distribution" is defined by the Securities Act.

   If you are an "affiliate" of Madison River or you intend to distribute exchange notes, or if you are a broker-dealer who purchased outstanding notes from Madison River to resell pursuant to Rule 144A or any other available exemption under the Securities Act, you:

  . cannot rely on the staff's interpretations in the above mentioned interpretive letters;

  . cannot tender outstanding notes in the exchange offer; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act to transfer the outstanding notes, unless the sale is exempt.

   In addition, if you are a broker-dealer who acquired outstanding notes for your own account as a result of market-making or other trading activities and you exchange the outstanding notes for exchange notes, you must deliver a prospectus with any resales of the exchange notes.

   If you want to exchange your outstanding notes for exchange notes, you will be required to affirm that you:

  . are not an "affiliate" of Madison River;

  . are acquiring the exchange notes in the ordinary course of your business;

  . have no arrangement or understanding with any person to participate in a distribution of the exchange notes, within the meaning of the Securities Act; and

  . are not a broker-dealer, are not engaged in, and do not intend to engage in, a distribution of the exchange notes, within the meaning of the Securities Act.

   In addition, we may require you to provide information regarding the number of "beneficial owners" of the outstanding notes within the meaning of Rule 13d-3 under the Exchange Act. Each broker-dealer that receives exchange notes for its own account must acknowledge that it acquired the outstanding notes for its own account as the result of market-making activities or other trading activities. Each broker-dealer must further agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. By making this acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" under the Securities Act. Based on the staff's position in interpretive letters issued to third parties, we believe that broker-dealers who acquired outstanding notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the exchange notes with a prospectus meeting the requirements of the Securities Act. Accordingly, a broker-dealer may use this prospectus to satisfy such requirements. We have agreed that a broker-dealer may use this prospectus for a period ending 180 days after the expiration date of the exchange offer. You should read the section entitled "Plan of Distribution" for further information about the use of this prospectus by broker-dealers. A broker-dealer intending to use this prospectus in the resale of exchange notes must notify us, on or prior to the expiration date, that it is a participating broker-dealer. This notice may be given in the letter of transmittal or may be delivered to the appropriate exchange agent. Any participating broker-dealer who is an "affiliate" of Madison River may not rely on the staff's interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act when reselling exchange notes.

   Each participating broker-dealer exchanging outstanding notes for exchange notes agrees that, upon receipt of notice from us:

     (a) that any statement contained or incorporated by reference in this prospectus makes the prospectus untrue in any material respect,

     (b) that this prospectus omits to state a material fact necessary to make the statements contained or incorporated by reference in this prospectus, in light of the circumstances under which they were made, not misleading, or

     (c) of the occurrence of other events specified in the registration rights agreement,

the participating broker-dealer will suspend the sale of exchange notes. Each participating broker-dealer agrees not to resell the exchange notes until:

     (1) we have amended or supplemented this prospectus to correct the misstatement or omission and we furnish copies of the amended or supplemented prospectus to the participating broker-dealer, or

     (2) we give notice that the sale of the exchange notes may be resumed.

   If we give notice suspending the sale of exchange notes, it shall extend the 180-day period during which this prospectus may be used by a participating broker-dealer by the number of days between the date we give notice of suspension and the date participating broker-dealers receive copies of the amended or supplemented prospectus or the date we give notice resuming the sale of exchange notes.

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

Withdrawal Rights

   You can withdraw tenders of outstanding notes at any time on or before the expiration date.

   For a withdrawal to be effective, you must deliver a written, telegraphic, telex or facsimile transmission of a notice of withdrawal or an agent's message to the appropriate exchange agent on or before the expiration date. The notice of withdrawal must specify the name of the person tendering the outstanding notes to be withdrawn, the total principal amount of outstanding notes withdrawn, and the name of the registered holder of the outstanding notes if different from the name of the person tendering the outstanding notes. If you delivered outstanding notes to an exchange agent, you must submit the serial numbers of the outstanding notes to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of outstanding notes tendered for the account of an eligible guarantor institution. If you tendered outstanding notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of outstanding notes. You must deliver the notice of withdrawal to the appropriate exchange agent by written, telegraphic, telex or facsimile transmission, or by an agent's message. You may not rescind withdrawals of tender. Outstanding notes properly withdrawn may again be tendered at any time on or before the expiration date.

   We will determine all questions regarding the validity, form and eligibility of withdrawal notices. Our determination will be final and binding on all parties. Neither Madison River, any affiliate or assign of Madison River, the exchange agent nor any other person is under any obligation to give you notice of any irregularities in any notice of withdrawal, and they are not liable for failing to give any such notice. Withdrawn outstanding notes will be returned to you after withdrawal.

Interest on Exchange Notes

   The exchange notes will bear interest at a rate of 13 1/4% per annum. Interest is payable semi-annually on March 1 and September 1 of each year. Holders of exchange notes will receive interest from the date of initial issuance of the exchange notes, plus an amount equal to the accrued interest on the outstanding notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Conditions to the Exchange Offer

   We do not need to exchange any outstanding notes, may terminate the exchange offer or may waive any conditions to the exchange offer or amend the exchange offer, if any of the following conditions has occurred:

  . the staff of the SEC no longer allows the exchange notes to be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act;

  . a governmental body passes any law, statute, rule or regulation which, in our opinion, prohibits or prevents the exchange offer;

  . the SEC or any state securities authority issues a stop order suspending the effectiveness of the registration statement or initiates or threatens to initiate a proceeding to suspend the effectiveness of the registration statement; or

  . we are unable to obtain any governmental approval that we believe is necessary to complete the exchange offer.

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

If we reasonably believe that any of the above conditions has occurred, we may:

  . terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange,

  . waive any condition to the exchange offer or

  . amend the terms of the exchange offer in any respect.

   If our waiver or amendment materially changes the exchange offer, we will promptly disclose the waiver or amendment through a prospectus supplement. We will distribute the prospectus supplement to the registered holders of the outstanding notes. The prospectus supplement will also extend the exchange offer as required by Rule 14d-1 of the Exchange Act.

Exchange Agent

   We appointed Norwest Bank Minnesota, National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows:

                                                       By hand:
By registered or          By regular mail or courier:  Norwest Bank Minnesota,
certified mail:           Norwest Bank Minnesota, N.A. N.A.
Norwest Bank Minnesota,   Corporate Trust Operations   Northstar East Building
N.A.                      MAC N9303-121                608 2nd Avenue South
Corporate Trust           6th & Marquette Avenue       12th Floor,
Operations                Minneapolis, MN 55479        Corporate Trust
MAC N9303-121                                          Services

P.O. Box 1517             Facsimile Transmissions:     Minneapolis, MN 55479
Minneapolis, MN 55480     (Eligible Guarantor Institutions Only)
                          (612) 667-4927
                          Attn: Corporate Trust Services

   If you deliver letters of transmittal or any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

   We will pay the exchange agent reasonable and customary fees for their services and reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for sending copies of this prospectus and related documents to holders of outstanding notes, and for handling or tendering for their customers.

   We will pay the transfer taxes for the exchange of the outstanding notes in the exchange offer. If, however, exchange notes are delivered to or issued in the name of a person other than the registered holder, or if a transfer tax is imposed for any reason other than for the exchange of outstanding notes in the exchange offer, then the tendering holder will pay the transfer taxes. If a tendering holder does not submit satisfactory evidence of payment of taxes or exemption from taxes with the letter of transmittal, the taxes will be billed directly to the tendering holder.

   We will not make any payment to brokers, dealers or other nominees soliciting acceptances in the exchange offer.

Accounting Treatment

   The exchange notes will be recorded at the same carrying value as the outstanding notes. Accordingly, we will not recognize any gain or loss on the exchange for accounting purposes. We intend to amortize the expenses of the exchange offer and issuance of the outstanding notes over the term of the notes.

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

                            DESCRIPTION OF THE NOTES

General

   The outstanding notes were, and the exchange notes will be, issued under an indenture, dated as of February 17, 2000, among Madison River Capital, LLC, Madison River Finance Corp. and Norwest Bank Minnesota, National Association, as trustee under the indenture. The indenture is governed by New York law. The terms of the exchange notes are the same as the terms of the outstanding notes, except that we registered the exchange notes under the Securities Act. As a result, their transfer is not restricted like transfer of the outstanding notes. In addition, holders of the exchange notes are not entitled to rights under the registration rights agreement. In this section entitled "Description of the Notes," the word "Madison River" refers only to Madison River Capital, LLC and not to any of its subsidiaries, and the word "Finance" refers only to Madison River Finance Corp. and not to any of its subsidiaries, and the word "Issuers" refers collectively to Madison River and Finance. You can find the definitions of certain capitalized terms used in this section under the subheading entitled "--Certain Definitions" below.

   Finance is a wholly owned subsidiary of Madison River that was incorporated in Delaware to serve as a co-issuer of the notes. We believe that certain purchasers of the outstanding notes may not have been permitted to purchase debt securities of limited liability companies such as Madison River unless a corporation jointly issues such debt securities. Finance will not have any substantial operations or assets and will not have any revenues. As a result, you should not expect Finance to participate in servicing the interest and principal obligations on the notes. See "--Certain Covenants--Restrictions on Activities of Finance" below.

   The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement can be obtained by following the instructions contained in this prospectus in the section "Where You Can Find More Information." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

Brief Description of the Notes

 The Notes

   These notes:

    . are general unsecured obligations of the Issuers;

    . are equal in right of payment with all existing and future unsubordinated unsecured indebtedness of the Issuers; and

    . are senior in right of payment to any future subordinated
      Indebtedness of the Issuers.

   The operations of Madison River are conducted through its subsidiaries and, therefore, Madison River depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Madison River's subsidiaries. Any right of Madison River to receive assets of any of its subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that Madison River is itself recognized as a creditor of the subsidiary, in which case the claims of Madison River would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Madison River. As of March 31, 2000, Madison River's subsidiaries would have had approximately $477.1 million of Indebtedness and $2.1 million of trade payables outstanding.

   As of February 17, 2000, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

   The Issuers will issue notes with a maximum aggregate principal amount of $200 million. The Issuers will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 1, 2010.

   The Issuers may issue additional notes ("Additional notes") from time to time after the exchange offer, subject to the provisions of the indenture described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any Additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

   Interest on the notes will accrue at the rate of 13 1/4% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 2000. The Issuers will make each interest payment to the Holders of record on the immediately preceding February 15 and August 15.

   Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

   If a Holder of more than $5.0 million in principal amount of the notes has given wire transfer instructions to the Issuers, the Issuers will make all payments of principal, premium, interest and Special Interest, if any, on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make payments of interest and Special Interest, if any, by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

   The Trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and either Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

   A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the indenture. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

   The registered Holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

   At any time prior to March 1, 2003, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued under the indenture at a redemption price of 113.250% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings by Madison River or the net cash proceeds of a Strategic Equity Investment in Madison River or a capital contribution to Madison River's common equity made with the net cash proceeds of a concurrent Public Equity Offering by, or Strategic Investment in, Madison River's direct parent; provided that:

(1) at least 65% in aggregate principal amount of notes remains outstanding immediately after the occurrence of such redemption (excluding notes held by Madison River and its Subsidiaries); and

(2) the redemption must occur within 60 days of the date of the closing of such Public Equity Offering or Strategy Equity Investment.

   Except pursuant to the preceding paragraph, the notes will not be redeemable at the Issuers' option prior to March 1, 2005.

   After March 1, 2005, the Issuers may redeem all or a part of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

             Year                           Percentage
             ----                           ----------
             2005..........................  106.625%
             2006..........................  104.417%
             2007..........................  102.208%
             2008 and thereafter...........  100.000%

Mandatory Redemption

   The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

 Change of Control

   If a Change of Control occurs, each Holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest thereon, if any, to the date of purchase or, in the case of repurchases of notes prior to the full Accretion Date, at a purchase price equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest thereon, if any, to such date of repurchase. Within 30 days following any Change of Control, the Issuers will mail a notice to each Holder briefly describing the transaction or transactions that constitute a Change of Control and offering to repurchase notes on the date specified in such notice (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice.

   The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

   On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Madison River.

   The paying agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

   The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

   The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Madison River and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Issuers to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Madison River and its Subsidiaries taken as a whole to another Person or group may be uncertain.

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 Asset Sales

   Madison River will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Madison River (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by Madison River's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by Madison River or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

  (a) any Indebtedness or other liabilities (as shown on Madison River's or such Restricted Subsidiary's most recent balance sheet), of Madison River or any Restricted Subsidiary (other than contingent liabilities and Indebtedness that is by its terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Madison River or such Restricted Subsidiary from further liability; and

  (b) any securities, notes or other obligations received by Madison River or any such Restricted Subsidiary from such transferee that are (subject to ordinary settlement periods) converted within 60 days of the applicable Asset Sale by Madison River or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash received in that conversion).

   In the event and to the extent that the Net Proceeds received by Madison River or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after February 17, 2000 in any period of 12 consecutive months exceed 10% of Consolidated Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet has been provided to the Trustee pursuant to the "Reports" covenant), then Madison River or the applicable Restricted Subsidiary may apply such Net Proceeds, within 365 days after the date on which the Net Proceeds so received exceed 10% of Consolidated Tangible Assets:

(1) to reduce Indebtedness under a Credit Facility;

(2) to reduce other Indebtedness of any of Madison River's Restricted Subsidiaries;

(3) to acquire all or substantially all of the assets of a Telecommunications Business;

(4) to the acquisition of Voting Stock of a Person primarily engaged in a Telecommunications Business from a Person that is not a Subsidiary of Madison River; provided, that, after giving effect thereto, the Person whose Voting Stock was so acquired becomes a Restricted Subsidiary of Madison River;

(5) to make a capital expenditure; or

(6) to acquire other long-term assets that are used or useful in a Telecommunications Business.

   Pending the final application of any such Net Proceeds, Madison River may temporarily reduce borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers will make an Asset Sale Offer to all Holders of notes

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and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Special Interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the indenture and such other senior Indebtedness of Madison River. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Madison River may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

   Notwithstanding the three immediately preceding paragraphs, Madison River and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that (i) at least 75% of the consideration received by Madison River and its Restricted Subsidiaries in such Asset Sale consists of cash, assets that would qualify under sections (3) through (6) of the second preceding paragraph, or any combination of any of the foregoing and (ii) such Asset Sale is for Fair Market Value; provided that any such consideration received by Madison River or any of its Restricted Subsidiaries that constitutes an Investment is made in compliance with the covenant described below under the caption "Certain Covenants--Restricted Payments" and any Net Cash Proceeds received by Madison River or any of its Restricted Subsidiaries in connection with any such Asset Sale are applied in accordance with the immediately preceding paragraph.

   The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each purchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Selection and Notice

   If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

(1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

   No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address.

   Notices of redemption may not be conditional.

   If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof

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upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

 Restricted Payments

   Madison River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Madison River's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Madison River or any of its Restricted Subsidiaries) or to the direct or indirect holders of Madison River's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Madison River or payable to Madison River or a Restricted Subsidiary of Madison River);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Madison River) any Equity Interests of Madison River or any direct or indirect parent of Madison River or any Restricted Subsidiary of Madison River (other than any such Equity Interests owned by Madison River or any Restricted Subsidiary of Madison River);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (3) above and in this clause (4) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) Madison River would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Madison River and its Restricted Subsidiaries after February 17, 2000 (excluding Restricted Payments permitted by clauses
    (2), (3) and (4) of the next succeeding paragraph), shall not exceed, at the date of determination, without duplication, the sum of:

  (a) an amount equal to 100% of Madison River's Consolidated EBITDA since February 17, 2000 to the end of Madison River's most recently ended fiscal quarter for which internal financial statements are available taken as a single accounting period, less the product of 1.5 times Madison River's Consolidated Interest Expense since February 17, 2000 to the end of Madison River's most recently ended fiscal quarter for which internal financial statements are available, taken as a single accounting period; plus

  (b) 100% of the aggregate net cash proceeds received by Madison River since February 17, 2000 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Madison River (other than sales of Disqualified Stock) in excess of $24 million

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     or from the issue or sale of convertible or exchangeable Disqualified
     Stock or convertible or exchangeable debt securities of Madison River that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Madison River and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

  (c) to the extent that any Restricted Investment that was made after February 17, 2000 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
      (ii) the initial amount of such Restricted Investment.

   So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

 (1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

 (2) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Madison River in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Madison River) of, Equity Interests of Madison River (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause
     (3)(b) of the preceding paragraph;

 (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

 (4) the payment of any dividend by a Restricted Subsidiary of Madison River to the holders of its common Equity Interests on a pro rata basis;

 (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Madison River or any Restricted Subsidiary that is held by any current or former employee, director or consultant (or their estates or the beneficiaries of such estates) of Madison River or any Subsidiary; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period;

 (6) so long as no Default or Event of Default under the indenture shall have occurred and be continuing or shall be in existence immediately thereafter, making loans to members of management of Madison River pursuant to written agreements with such members, in an aggregate principal amount not to exceed $1.0 million in the aggregate at any one time outstanding;

 (7) the payment of cash in lieu of the issuance of fractional shares of common stock upon exercise or conversion of securities exercisable or convertible into common stock of Madison River;

 (8) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions hereof applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Madison River;

 (9) any purchase or acquisition from, or withholding on issuances to, any employee of Madison River's Capital Stock in order to satisfy any applicable federal, state or local tax payments in respect of the receipt of shares of Madison River's Capital Stock;

(10) any withholding on issuances to any employee of Madison River of Madison River's Capital Stock in order to pay the purchase price of such Capital Stock or similar instrument pursuant to a stock option, equity incentive or other employee benefit plan or agreement of Madison River or any of its Restricted Subsidiaries;

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(11) so long as Madison River is a limited liability company treated as a partnership or an entity disregarded as separate from its owner for federal, state and local income tax purposes (and prior to any distribution of any Tax Amount, Madison River delivers a certificate prepared by the Tax Amount CPA to such effect), distributions to members of Madison River in an amount, with respect to any period beginning after December 31, 1998, not to exceed the Tax Amount with respect to Madison River for such period;

(12) payments to Holdings for expenses incurred by Holdings in the ordinary course of business directly relating to the administration of Madison River or its Restricted Subsidiaries in an amount not to exceed $1.0 million in any fiscal year; and

(13) other Restricted Payments in an aggregate amount not to exceed $2.0 million.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Madison River or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Issuers shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

 Incurrence of Indebtedness and Issuance of Preferred Stock

   Madison River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur"), with respect to any Indebtedness (including Acquired Debt), and Madison River will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Madison River may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and Madison River's Restricted Subsidiaries may incur Indebtedness under Credit Facilities or pursuant to Permitted Telecommunications Financing if, in each case:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Debt to Consolidated Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of Madison River for which internal financial statements are available, would have been no greater than 6.0 to 1 for Indebtedness incurred on or prior the date that is eighteen months after February 17, 2000, or no greater than 5.5 to 1 for Indebtedness incurred after such date.

   The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

 (1) the incurrence by Madison River or any of its Restricted Subsidiaries of Indebtedness under one or more Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Madison River and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed an amount equal to $517 million, less the aggregate amount of all Net Proceeds of Asset Sales

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

    applied to repay Indebtedness under Credit Facilities pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

 (2) the incurrence by Madison River and its Restricted Subsidiaries of Existing Indebtedness;

 (3) the incurrence by Madison River of Indebtedness represented by the notes;

 (4) the incurrence by Madison River or any of its Restricted Subsidiaries of Indebtedness in connection with Permitted Telecommunications Financing;

 (5) the incurrence by Madison River or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3),
     (4) or this clause (5) of this paragraph;

 (6) the incurrence by Madison River or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Madison River and any of its Restricted Subsidiaries; provided, however, that:

   (a) if Madison River is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

   (b) (i) any subsequent issuance or transfer of Equity Interests, other than directors qualifying shares, that results in any such Indebtedness being held by a Person other than Madison River or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Madison River or a Restricted Subsidiary; shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Madison River or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
       (6);

 (7) the incurrence by Madison River or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this indenture to be outstanding;

 (8) the guarantee by Madison River or a Restricted Subsidiary of Madison River that was permitted to be incurred by another provision of the indenture;

 (9) the incurrence by Madison River of Indebtedness or by a Restricted Subsidiary of Madison River of Indebtedness not to exceed, at any one time outstanding, 2.0 times the aggregate net cash proceeds received by Madison River after February 17, 2000 from the issuance and sale of its Common Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of Madison River, to the extent such net cash proceeds have not been used pursuant to clause 3(b) of the second paragraph or clause
     (2) of the third paragraph of the covenant described above under the caption "--Restricted Payments" to make a Restricted Payment or to make a Permitted Investment pursuant to clause (9) of the definition thereof; and provided that such Indebtedness (other than Acquired Debt) does not mature prior to the Stated Maturity of the notes and the Weighted Average Life to Maturity of such Indebtedness is longer than that of the notes;

(10) the incurrence by Madison River of Indebtedness, to the extent that the net proceeds thereof are promptly (A) used to repurchase notes tendered in a Change of Control Offer or (B) deposited to defease all of the notes as described below under "--Legal Defeasance and Covenant Defeasance;"

(11) the incurrence by Madison River or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement

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    type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(12) Indebtedness arising from agreements of Madison River or a Restricted Subsidiary of Madison River providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that (a) such Indebtedness is not reflected on the balance sheet of Madison River or any Restricted Subsidiary (contingent obligations referred to in the footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received without giving effect to any such subsequent changes in value) actually received by Madison River and/or such Restricted Subsidiary in connection with such disposition;

(13) obligations in respect of performance and surety bonds and completion guarantees provided by Madison River or any Restricted Subsidiary of Madison River in the ordinary course of business;

(14) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; and

(15) the incurrence by Madison River or any of its Restricted Subsidiaries of additional Indebtedness (in addition to any Indebtedness permitted by clauses (1) through (14) above or by the first paragraph of this covenant) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $25.0 million.

   Madison River will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Madison River unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of Madison River shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Madison River solely by virtue of being unsecured.

   For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Madison River will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

 Liens

   Madison River will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all

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payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

   Madison River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Madison River or any of Madison River's Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Madison River or any of its Restricted Subsidiaries;

(2) make loans or advances to Madison River or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Madison River or any of its Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

 (1) Existing Indebtedness as in effect on February 17, 2000 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on February 17, 2000;

 (2) the indenture and the notes;

 (3) applicable law;

 (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Madison River or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred by Madison River or such Restricted Subsidiary;

 (5) customary non-assignment provisions in contracts entered into in the ordinary course of business;

 (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

 (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

 (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

 (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of Madison River or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

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(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) restrictions imposed pursuant to the terms of Indebtedness of a Restricted Subsidiary of Madison River that was permitted by the indenture to be incurred; provided that such restrictions, in the written view of the Board of Directors of Madison River or an executive officer of Madison
     River:

   (a) are required in order to obtain such financing;

   (b) are customary for such financings or, in the absence of industry customs, reasonable in the view of the Board of Directors or such executive officer; and

   (c) will not materially impair Madison River's ability to make interest and principal payments as required under the notes.

 Merger, Consolidation, or Sale of Assets

   Madison River may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Madison River is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1) either: (a) Madison River is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Madison River) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Madison River) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Madison River under the Registration Rights Agreement, the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists;
    and

(4) except in the case of a merger of Madison River with or into a Wholly Owned Subsidiary of Madison River, Madison River or the Person formed by or surviving any such consolidation or merger (if other than Madison River), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."


   In addition, Madison River may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Madison River and its Restricted Subsidiaries.

 Transactions with Affiliates

   Madison River will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract,

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agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Madison River or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Madison River or such Restricted Subsidiary with an unrelated Person; and

(2) Madison River delivers to the Trustee:

  (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

  (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by Madison River or any of its Restricted Subsidiaries in the ordinary course of business of Madison River or such Restricted Subsidiary;

(2) transactions between or among Madison River and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of Madison River solely because Madison River owns an Equity Interest in such Person;

(4) payment of reasonable fees to directors who are not otherwise Affiliates of Madison River or any of its Restricted Subsidiaries, and customary indemnification and insurance arrangements in favor of any director;

(5) sales or issuances of Equity Interests (other than Disqualified Stock) to Affiliates of Madison River;

(6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments";

(7) the issuance or sale of Equity Interests (other than Disqualified Stock) of Madison River; and

(8) loans or advances, not to exceed $2.0 million in the aggregate at any time outstanding, to employees in the ordinary course of business.

 Designation of Restricted and Unrestricted Subsidiaries

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Madison River and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

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 Sale and Leaseback Transactions

   Madison River will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Madison River or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Madison River or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Debt to Consolidated Cash Flow Ratio test in the first paragraph of the covenant described above under the caption "--Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens";

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Madison River applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales."

 Restrictions on Activities of Finance

   Finance will not hold any material assets, become liable for any material obligations, other than the notes, or engage in any significant business activities; provided that Finance may be a co-obligor with respect to Indebtedness if Madison River is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by Madison River or one or more of Madison River's Restricted Subsidiaries other than Finance.

 Reports

   Whether or not required by the SEC, so long as any notes are outstanding, the Issuers will furnish to the Holders of notes, within 15 days of the time periods specified in the SEC's rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Madison River were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Madison River's certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Madison River were required to file such reports.

   If Madison River has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Madison River and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Madison River.

   In addition, following the consummation of the exchange offer, whether or not required by the SEC, the Issuers will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

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

 Payments for Consent

   Madison River will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies

   Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Special Interest with respect to, the notes;

(2) default in payment when due of the principal of or premium, if any, on the notes;

(3) failure by Madison River or any of its Subsidiaries (a) to comply for 30 days after notice with the provisions described under the captions "-- Certain Covenants--Restricted Payments," "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) to comply with "-- Certain Covenants--Merger, Consolidation or Sale of Assets," "--Repurchase at the Option of Holders--Change of Control" or "--Repurchase at the Option of Holders--Asset Sales;"

(4) failure by Madison River or any of its Restricted Subsidiaries for 45 days after notice from the Trustee or the Holders of 25% or more of the outstanding notes to comply with any of the other agreements in the indenture or the notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Madison River or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Madison River or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after February 17, 2000, if that default:

  (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b) results in the acceleration of such Indebtedness prior to its express maturity,

   and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by Madison River or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) certain events of bankruptcy or insolvency with respect to Madison River or any of its Restricted Subsidiaries.

   In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Madison River, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all notes that are outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

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   Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the notes then outstanding may direct the trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Special Interest) if it determines that withholding notice is in their interest.

   After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the Holders of a majority in aggregate principal amount of notes outstanding by written notice to Madison River and the Trustee, may rescind and annul such declaration and its consequences if (a) Madison River has paid or deposited with the trustee a sum sufficient to pay (1) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (2) all overdue interest on all notes then outstanding, (3) the principal of and premium, if any, on any notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon (including Special Interest) at the rate borne by the notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-declaration of acceleration, have been cured or waived as provided in the indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

   The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Special Interest on, or the principal of, the notes.

   In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Madison River with the intention of avoiding payment of the premium that Madison River would have had to pay if Madison River then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to March 1, 2005, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Madison River with the intention of avoiding the prohibition on redemption of the notes prior to March 1, 2005, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

   The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of Madison River or any Subsidiary, as such, shall have any liability for any obligations of Madison River under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

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Legal Defeasance and Covenant Defeasance

   The Issuers may, at their option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

(1) the rights of Holders of notes then outstanding to receive payments in respect of the principal of, premium, if any, and interest and Special Interest on such notes when such payments are due from the trust referred to below;

(2) the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

   In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Special Interest, if any, on the notes then outstanding on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuers has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since February 17, 2000, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the notes then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the notes then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

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(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Madison River or any of its Restricted Subsidiaries is a party or by which Madison River or any of its Restricted Subsidiaries is bound;

(6) the Issuers must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

(7) the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(8) the Issuers must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

   Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest or Special Interest, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

(8) make any change in the preceding amendment and waiver provisions.

   In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

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   Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers and the Trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Madison River's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Madison River's assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

   The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

  (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Madison River) have been delivered to the Trustee for cancellation; or

  (b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers are a party or by which the Issuers are bound;

(3) Madison River has paid or caused to be paid all sums payable by it under the indenture; and

(4) Madison River has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

   In addition, Madison River must deliver an Officers' Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

   If the Trustee becomes a creditor of the Issuers, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

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   The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

   Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Madison River Capital, LLC, 103 South Fifth Street, Mebane, North Carolina 27302, Attention:
General Counsel. In addition, we filed the indenture and the registration rights agreement as exhibits to the Form S-4 of which this prospectus is a part. See the section in this prospectus entitled "Where You Can Find More Information" for information regarding how to obtain documents from the SEC.

Book-Entry, Delivery and Form

   The notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). Upon issuance, the Global Notes initially will be deposited with the Trustee, as custodian for DTC in New York, New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

   Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Depositary Procedures--Exchange of Book-Entry notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

   Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System ("Euroclear") and Clearstream Banking, formerly known as Cedel Bank, Societe anonyme ("Cedel")), which may change from time to time.

   Initially, the Trustee will act as paying agent and registrar under the indenture. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depositary Procedures

   The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Madison River takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

   DTC has advised Madison River that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and

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dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

   DTC has also advised Madison River that, pursuant to procedures established by it,

  (a) upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes and

  (b) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

   Investors in the Global Notes may hold their interests therein directly through DTC, Euroclear and Cedel, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

   Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

   Payments in respect of the principal of, and premium, if any, and interest on the Global Notes will be payable to DTC in its capacity as the registered Holder of the Global Notes under the indenture. Under the terms of the indenture, Madison River and the Trustee will treat the persons in whose names the notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of Madison River, the Trustee or any agent of Madison River has or will have any responsibility or liability for:

(1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes, or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Madison River that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be

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governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Madison River. Neither Madison River nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Madison River and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

   Except for trades involving only Euroclear and Cedel participants, interest in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "--Same Day Settlement and Payment."

   Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

   DTC has advised Madison River that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the relevant Global Notes and only in respect of such portion of the relevant Global Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

   Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Madison River, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

 Exchange of Book-Entry Notes for Certificated Notes

   A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if

(1) DTC (x) notifies Madison River that it is unwilling or unable to continue as depositary for the Global Notes and Madison River thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act,

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(2) Madison River, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes, or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

   In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

 Same Day Settlement and Payment

   The indenture requires that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the holder of the applicable Global Notes. With respect to Certificated Notes, Madison River will make all payments of principal, premium, if any, interest, and Special Interest, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes will be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Madison River expects that secondary trading in any certificated notes will also be settled in immediately available funds.

   Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised Madison River that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

Registration Rights; Special Interest

   The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as Holders of these notes. See "--Additional Information."

   The Issuers and the initial purchasers entered into a registration rights agreement, dated as of February 17, 2000. Pursuant to the registration rights agreement, the Issuers agreed to file with the SEC the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuers will offer to the Holders of Transfer Restricted Securities pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for the exchange notes.

   If:

(1) The Issuers are not

  (a) required to file the Exchange Offer Registration Statement; or

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  (b)  permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any Holder of Transfer Restricted Securities notifies the Issuers prior to the 20th day following consummation of the exchange offer that:

  (a) it is prohibited by law or SEC policy from participating in the exchange offer; or

  (b) that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

  (c) that it is a broker-dealer and owns notes acquired directly from the Issuers or an affiliate of the Issuers,

the Issuers will file with the SEC a Shelf Registration Statement to cover resales of the notes by the Holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

   The Issuers will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

   For purposes of the preceding, "Transfer Restricted Securities" means each outstanding note until:

(1) the date on which such note has been exchanged by a Person other than a broker-dealer for an exchange note in the Exchange Offer;

(2) following the exchange by a broker-dealer in the exchange offer of an outstanding note for an exchange note, the date on which such an exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

   The registration rights agreement provides that:

(1) the Issuers will file an Exchange Offer Registration Statement with the SEC on or prior to May 17, 2000;

(2) the Issuers will use their best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to August 15, 2000;

(3) unless the exchange offer would not be permitted by applicable law or SEC policy, the Issuers will

  (a) commence the exchange offer; and

  (b) use their best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, exchange notes in exchange for all outstanding notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Shelf Registration Statement, the Issuers will use their best efforts to file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 90 days after such obligation arises.

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   If:

(1) the Issuers fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

(3) the Issuers fail to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then the Issuers will pay special interest ("Special Interest") to each Holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder.

   The amount of Special Interest will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of $.50 per week per $1,000 principal amount of notes.

   All accrued Special Interest will be paid by the Issuers on each Damages Payment Date to the Global note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

   Following the cure of all Registration Defaults, the accrual of Special Interest will cease.

   Holders of outstanding notes will be required to make certain representations to the Issuers (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their outstanding notes included in the Shelf Registration Statement and benefit from the provisions regarding Special Interest set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify the Issuers against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of outstanding notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Issuers.

Certain Definitions

   Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person:

(1) Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

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(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

   "Asset Sale" means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Madison River and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

(2) the issuance or sale by Madison River or any of its Restricted Subsidiaries of Equity Interests in any of Madison River's Subsidiaries.

   Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

(2) a transfer of assets between or among Madison River and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Madison River or to another Restricted Subsidiary;

(4) a transaction that is either a Restricted Payment or Restricted Investment that is permitted by the covenant described above under the caption "-- Restricted Payments" or a Permitted Investment;

(5) the sale or other disposition of real or personal property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable or not required for use in connection with the business of Madison River or any Restricted Subsidiary, as the case may be;

(6) the sale or other disposition of cash or Cash Equivalents; and

(7) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business.

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

   "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

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

   "Board of Directors" means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means:

(1) in the case of a corporation, corporate stock (including common stock and preferred stock);

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest, other than straight debt obligations, or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 365 days from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of 365 days or less from the date of acquisition, bankers' acceptances with maturities not exceeding 365 days and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within 365 days after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

   "Change of Control" means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Madison River and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuers;

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

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Madison River, measured by voting power rather than number of shares; for purposes of this definition a percentage ownership of the equity securities of a person shall be deemed to be beneficial ownership of a corresponding percentage of any equity securities beneficially owned by such person.

(4) the first day on which a majority of the members of the Board of Directors of Madison River Capital are not Continuing Directors; or

(5) Madison River or Holdings consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Madison River or Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Madison River or Holdings is converted into or exchanged for cash (other than fractional shares), securities or other property, other than any such transaction where the Voting Stock of Madison River or Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

   "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

   "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

   "Consolidated EBITDA" means, for any period, the consolidated net income of Madison River and its Restricted Subsidiaries for such period calculated in accordance with GAAP plus, to the extent such amount was deducted in calculating such consolidated net income:

(1) Consolidated Interest Expense;

(2) income taxes;

(3) depreciation expense;

(4) amortization expense;

(5) all other non-cash items, extraordinary items and the cumulative effects of changes in accounting principles reducing such consolidated net income, less all non-cash items, extraordinary items and the cumulative effects of changes in accounting principles increasing such consolidated net income (other than the accrual of revenue in the ordinary course of business), all as determined on a consolidated basis for Madison River and its Restricted Subsidiaries in conformity with GAAP; and

(6) gains and losses on Asset Sales;

provided that, Consolidated EBITDA shall not include: the net income (or net loss) of any Person that is not a Restricted Subsidiary, except (I) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to Madison River or any of its Restricted Subsidiaries by

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

such Person during such period and (II) with respect to net losses, to the extent of the amount of investments made by Madison River or any Restricted Subsidiary in such Person during such period.

   "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon);

   "Consolidated Tangible Assets" means, with respect to Madison River, the total consolidated assets of Madison River and its Restricted Subsidiaries, less the total intangible assets of Madison River and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of Madison River and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Madison River or Holdings, as applicable, who:

(1) was a member of such Board of Directors on February 17, 2000; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

   "Credit Facilities" means one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

   "Debt to Consolidated Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of Madison River as of such date to (b) the Consolidated EBITDA of Madison River for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by Madison River and its Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. For purposes of making the computation referred to above, (i) acquisitions that have been made by Madison River or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period and Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.


                                      110
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   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Madison River to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Madison River may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Exchange Offer Registration Statement" means the Registration Statement relating to the exchange offer, including the related Prospectus.

   "Existing Indebtedness" means up to $535 million in aggregate principal amount of Indebtedness of Madison River and its Restricted Subsidiaries in existence on February 17, 2000, until such amounts are repaid.

   "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of Madison River, whose determination shall be evidenced by a resolution thereof set forth in an officers' certificate delivered to the Trustee; provided that for purposes of clause
(11) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and (y) in the event the aggregate fair market value of any other property (other than cash or Cash Equivalents) received by Madison River exceeds $10.0 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm (or, if no such investment banking firm is qualified to issue such an opinion, by a nationally recognized appraisal firm or public accounting firm) and set forth in the written opinion of such firm which shall be delivered to the Trustee.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on February 17, 2000.

   "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

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(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

   "Holder" means a Person in whose name a note is registered.

   "Holdings" means Madison River Telephone Company, a limited liability corporation organized under the laws of Delaware.

   "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker's acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

   The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Madison River or any Restricted Subsidiary of Madison River sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Madison River such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Madison River, Madison River shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

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   "Net Proceeds" means the aggregate cash proceeds received by Madison River or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, (i) legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, (ii) taxes paid or reasonably estimated to be payable as a result thereof, (including, for so long as Madison River is treated as a partnership or an entity disregarded as separate from its owner for federal, state and local income tax purposes, taxes reasonably estimated to be payable by, or with respect to the net income of, the members of Madison River with respect to such members' allocable shares of net income arising from such Asset Sale); (iii) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale; (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale; and (v) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by Madison River or any Restricted Subsidiary after such Asset Sale and, without duplication, any reserves that Madison River's Board of Directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments; provided that in the case of any reversal of any reserve referred to above, the amount so reserved shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

   "Non-Recourse Debt" means Indebtedness:

(1) as to which neither Madison River nor any of its Restricted Subsidiaries
    (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Madison River or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Madison River or any of its Restricted Subsidiaries.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Permitted Investments" means:

 (1) any Investment in Madison River or in a Restricted Subsidiary of Madison River;

 (2) any Investment in Cash Equivalents;

 (3) any Investment by Madison River or any Restricted Subsidiary of Madison River in a Person, if as a result of or concurrently with such Investment:

   (a) such Person becomes a Restricted Subsidiary of Madison River; or

   (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Madison River or a Restricted Subsidiary of Madison River;

 (4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales";

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 (5) any acquisition of assets solely in exchange for the issuance of Equity
     Interests (other than Disqualified Stock) of Madison River;

 (6) loans or advances to employees made in the ordinary course of business not to exceed $2.0 million at any one time outstanding;

 (7) securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business;

 (8) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

 (9) other Investments in Telecommunications Businesses; provided, that the aggregate amount of such Investments does not exceed at any time the sum of

   (a) $25.0 million; plus

   (b) the amount of Net Proceeds received by Madison River after February 17, 2000 as a capital contribution or from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of Madison River, except to the extent such Net Proceeds are used to make Restricted Payments permitted pursuant to clause (2) of the second paragraph of the "Restricted Payments" covenant or Investments permitted pursuant to this clause (9); plus

   (c) the net reduction in Investments made pursuant to this clause (9) resulting from distributions on or repayments of such Investments or from the Net Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds are included in the calculation of Consolidated EBITDA) or from such Person becoming a Restricted Subsidiary; provided, that the net reduction in any such Investment shall not exceed the amount of such Investment.

(10) any Investment existing as of February 17, 2000, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require Madison River or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith; and

(11) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes.

   "Permitted Liens" means:

(1) Liens securing Indebtedness under Credit Facilities that were permitted by the terms of the indenture to be incurred;

(2) Liens in favor of Madison River;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Madison River or any Subsidiary of Madison River; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Madison River or the Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by Madison River or any Restricted Subsidiary of Madison River, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including without limitation, landlord Liens on leased properties);

(6) Liens existing on February 17, 2000;

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(7) Liens securing the notes and the indenture;

(8) Liens granted in favor of the Holders of the notes;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

(10) Liens incurred in the ordinary course of business of Madison River or any Restricted Subsidiary of Madison River with respect to obligations that do not exceed $10.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Madison River or such Restricted Subsidiary.

(11) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with GAAP;

(12) easements, rights of way, and other restrictions on use of property or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the property subject thereto or interfere with the ordinary conduct of the business of Madison River or its Subsidiaries;

(13) Liens related to Capital Lease Obligations, mortgage financings or purchase money obligations (including refinancings thereof), in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Madison River or any Restricted Subsidiary or a Telecommunications Business, provided that any such Lien encumbers only the asset or assets so financed, purchased, constructed or improved;

(14) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

(15) leases or subleases granted to third Persons not interfering with the ordinary course of business of Madison River;

(16) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(17) Liens on the assets of Madison River to secure Hedging Obligations with respect to Indebtedness permitted by the Indenture to be incurred;

(18) attachment or judgment Liens not giving rise to a Default or an Event of Default; and

(19) any interest or title of a lessor under any capital lease or operating lease.

   "Permitted Refinancing Indebtedness" means any Indebtedness of Madison River or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Madison River or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

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(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Madison River or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Permitted Telecommunications Financing" means the incurrence of any Indebtedness or the issuance of any preferred stock (including Indebtedness under any Credit Facility entered into with any vendor or supplier or any financial institution); provided that such Indebtedness is incurred or such preferred stock is issued solely for the purpose of financing the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) of acquiring, constructing, expanding, developing or improving equipment, inventory, licenses or network assets (including acquisitions by way of acquisitions of real property rights, leasehold improvements, Capitalized Leases and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary of Madison River to the extent of the fair market value of the equipment, inventory, licenses or network assets so acquired) after February 17, 2000.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

   "Principals" means Goldman, Sachs & Co., Madison Dearborn Partners and Providence Equity Partners.

   "Prospectus" means the prospectus included in a Registration Statement at the time such Registration Statement is declared effective, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

   "Public Equity Offering" means any underwritten public offering of common stock of Madison River or Holdings in which the net cash proceeds to Madison River are at least $25.0 million.

   A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) 25% or more of the total issued and outstanding Common Stock of Madison River immediately following the consummation of such Public Equity Offering has been distributed by means of an effective registration statement under the Securities Act.

   "Registration Statement" means any registration statement of Madison River relating to (a) an offering of exchange notes pursuant to the exchange offer or
(b) the registration for resale of Transfer Restricted Securities pursuant to the Shelf Registration Statement, in each case, (i) that is filed pursuant to the provisions of the Registration Rights Agreement and (ii) including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.


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   "Related Party" with respect to any Principal means:

(1) any controlling stockholder, 50% or more owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Shelf Registration Statement" means the Shelf Registration Statement as defined in the Registration Rights Agreement.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Strategic Equity Investment" means an investment in Madison River or Holdings by a company which is primarily engaged in the telecommunications industry and which has a market capitalization (if a public company) on the date of such investment in Madison River or Holdings of more than $1.0 billion or, if not a public company, had total revenues of more than $1.0 billion during its previous fiscal year.

   "Subsidiary" means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

   "Tax Amount" means for any taxable period an amount equal to the product of
(1) the Taxable Income of Madison River as determined by the Tax Amount CPA and
(2) the Tax Percentage; provided, however, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards that would have arisen if Madison River were a separate entity shall be taken into account.

   "Taxable Income" means, with respect to Madison River for any period, the hypothetical taxable income or loss of Madison River for such period for federal income tax purposes computed on the hypothetical assumption that Madison River is a separate entity as reasonably determined by the Tax Amount CPA.

   "Tax Amount CPA" means a nationally recognized certified public accounting firm selected by Madison River.

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   "Tax Percentage" means, for a particular taxable year, the highest effective marginal combined rate of federal, state and local income tax, imposed on an individual or corporate taxpayer, whichever rate is higher, as certified by the Tax Amount CPA in a certificate filed with the Trustee. The rate of "state income tax" to be taken into account for purposes of determining the Tax Percentage for a particular taxable year shall be deemed to be the highest New York State income tax rate imposed on individuals or corporations for such year, whichever rate is higher. The rate of "local income tax" to be taken into account for purposes of determining the Tax Percentage for a particular taxable year shall be deemed to be the highest New York City income tax rate imposed on individuals or corporations for such year, whichever rate is higher.

   "Telecommunications Business" means the development, ownership or operation of one or more telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services (including, without limitation, any voice, video transmission, data or Internet services) and any related, ancillary or complementary business; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of Madison River.

   "Transfer Restricted Securities" means each outstanding note, until the earliest to occur of (a) the date on which such note is exchanged in the exchange offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Act, (b) the date on which such note has been disposed of in accordance with a Shelf Registration Statement, (c) the date on which such note is disposed of by a Broker-Dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein) or (d) the date on which such note is distributable to the public pursuant to Rule 144(k) under the Act.

   "Unrestricted Subsidiary" means any Subsidiary of Madison River that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Madison River or any Restricted Subsidiary of Madison River unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Madison River or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Madison River;

(3) is a Person with respect to which neither Madison River nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Madison River or any of its Restricted Subsidiaries; and

(5) has at least one director on its board of directors that is not a director or executive officer of Madison River or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Madison River or any of its Restricted Subsidiaries.

   Any designation of a Subsidiary of Madison River as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an

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Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Madison River as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," Madison River shall be in default of such covenant. The Board of Directors of Madison River may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Madison River of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

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           IMPORTANT UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a discussion of important U.S. federal income tax consequences of the acquisition, ownership and disposition of the exchange notes as of the date hereof. It deals only with exchange notes held as capital assets by Holders of the outstanding notes that exchange them for exchange notes, and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, banks, tax-exempt organizations, insurance companies, holders that are partnerships or other pass-through entities and holders whose "functional currency" is not the U.S. dollar, or special rules with respect to "straddle," "conversion," "hedging" or "constructive sales" transactions. The discussion below is based upon the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in federal income tax consequences different from those discussed below. This discussion is not binding on the IRS or the courts. No ruling has been sought or will be sought from the IRS with respect to the positions and issues discussed herein, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the exchange notes or that any such position would not be sustained. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF EXCHANGE NOTES THAT MAY BE SPECIFIC TO THEM, INCLUDING THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN LAWS.

   As used herein, the term "U.S. holder" means a beneficial owner of an outstanding note or an exchange note that is for United States federal income tax purposes:

  . a citizen or resident of the United States,

  . a corporation created or organized under the laws of the United States or any political subdivision thereof or therein,

  . an estate the income of which is subject to U.S. federal income taxation regardless of source, or

  . a trust if both:

   (a) A U.S. court is able to exercise primary supervision over the administration of the trust, and

   (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

   As used herein, the term "Non-U.S. holder" means a holder of an outstanding note or an exchange note that is not a U.S. holder.

Exchange Offer

   The exchange of the outstanding notes for the exchange notes will not be treated as an "exchange" for U.S. federal income tax purposes. Accordingly, a Holder will not recognize any taxable gain or loss on the exchange of outstanding notes for exchange notes pursuant to the exchange offer, and a Holder will have the same adjusted tax basis and holding period in the exchange notes as the Holder had in the outstanding notes exchanged therefor.

U.S. Holders

 Interest

   Interest on the exchange notes generally will be taxable to a U.S. holder as ordinary interest income at the time accrued or received in accordance with the U.S. holder's regular method of accounting for federal income tax purposes.

 Dispositions

   Upon the sale, exchange, retirement or other disposition of an exchange note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition, not including any amounts attributable to accrued but unpaid interest income, and such holder's adjusted tax basis in the exchange note. Such gain or loss generally will be capital gain or loss. To the extent that the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described above. If a U.S. holder receives foreign currency on such a sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the foreign currency on the date of disposition assuming the exchange notes are not traded on an established securities market.

   For certain non-corporate U.S. holders, including individuals, the rate of taxation of capital gains will depend upon

  . the holder's holding period in the capital asset, with a preferential rate generally available for capital assets held for more than one year, and

  . the holder's marginal tax rate for ordinary income.

Non-U.S. Holders

   The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of an exchange note that is a Non-U.S. holder.

 Interest

   Payments of interest on an exchange note to any Non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that

  (1) the holder is not

    (a) a direct or indirect owner of 10% or more of the total voting power of all voting stock of Madison River, taking into account certain attribution rules or

    (b) a controlled foreign corporation related to Madison River through stock ownership,

  (2) such interest payments are not effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States and

  (3) Madison River or its paying agent receives

    (a) from the Non-U.S. holder, a properly completed Form W-8 BEN, or substitute Form W-8 BEN, under penalties of perjury which provides the Non-U.S. holder's name and address and certifies that the Non-U.S. holder of the exchange note is a Non-U.S. holder or

    (b) from a security clearing organization, bank or other financial institution that holds the exchange notes in the ordinary course of its trade or business on behalf of the Non-U.S. holder, certification under penalties of perjury that such a Form W-8 BEN, or substitute Form W-8 BEN, has been received by it, or by another such financial institution, from the Non-U.S. holder, and a copy of the Form W-8 BEN, or substitute Form W-8 BEN, is furnished to the payor.

   A Non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30%, or lower applicable treaty rate, on payments of interest on the exchange notes.

   If the payments of interest on an exchange note are effectively connected with the conduct by a Non-U.S. holder of a trade or business in the United States, such payments will be subject to U.S.

federal income tax on a net basis at the rates applicable to United States persons generally, and, with respect to corporate holders, may also be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as the holder provides us or our paying agent with a properly executed Form W-8 ECI.

   Non-U.S. holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

 Dispositions

   Any gain realized by a Non-U.S. holder on the sale, exchange, retirement or other disposition of an exchange note generally will not be subject to U.S. federal income or withholding tax, unless

  . such gain is effectively connected with the conduct by such Non-U.S.
    holder of a trade or business within the United States,

  . the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and other conditions are satisfied, or

  . the Non-U.S. holder is subject to tax pursuant to the provisions of U.S.
    tax law applicable to certain U.S. expatriates.

 Federal estate tax

   In general, exchange notes held, or treated as held, by an individual who is a Non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax provided that

  . the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of Madison River and

  . income on the exchange notes was not effectively connected with the conduct by such Non-U.S. holder of a trade or business within the United States.

Backup Withholding

   U.S. federal income tax may be withheld at a rate of 31% on payments made by us with respect to exchange notes and on payments of proceeds from the sale or disposition thereof if the Holder fails to furnish his, her or its taxpayer identification number, fails to certify that he, she or it is exempt from backup withholding, or the IRS notifies the payor of such amounts that the Holder is subject to backup withholding. The Holder may be entitled to a federal income tax credit for the amount of any backup withholding if the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

   The exchange offer is not being made to, nor will we accept surrenders of or exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

   Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is (A) an "affiliate" of Madison River within the meaning of Rule 405 under the Securities Act, (B) a broker-dealer who acquired notes directly from Madison River or (C) broker-dealers who acquired notes as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, broker-dealers receiving the exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the outstanding notes to the initial purchasers, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

   Each holder of the outstanding notes who wishes to exchange its outstanding notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in "The Exchange Offer--Resales of Exchange Notes."

   Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will use our commercially reasonable efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [ . ], 2000, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

   We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the Securities, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the exchange notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements (and schedule) of Madison River Capital, LLC at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included these financial statements (and schedule) in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of MEBCOM Communications, Inc. and Subsidiary at December 31, 1997, and for the year then ended, as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited the consolidated statements of operations and cash flows of Gulf Coast Services, Inc. for the period from January 1, 1999 to September 29, 1999 and the two years in the period ended December 31, 1998, as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The consolidated financial statements of Coastal Utilities, Inc. and Subsidiary as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Golden Associates, independent auditors, as stated in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       INDEX TO THE FINANCIAL STATEMENTS

MADISON RIVER CAPITAL, LLC
Report of Independent Auditors...........................................   F-2
Consolidated Balance Sheets at December 31, 1998 and 1999 and March 31,
 2000 (Unaudited)........................................................   F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1997, 1998 and 1999 and for the Three Months Ended March 31, 1999 and
 2000 (Unaudited)........................................................   F-4
Consolidated Statements of Member's Capital for the Years Ended December
 31, 1997, 1998 and 1999 and for the Three Months Ended March 31, 2000
 (Unaudited).............................................................   F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997, 1998 and 1999 and for the Three Months Ended March 31, 1999 and
 2000 (Unaudited)........................................................   F-6
Notes to Consolidated Financial Statements...............................   F-7
Schedule II--Valuation and Qualifying Accounts...........................  F-20

MEBCOM COMMUNICATIONS, INC. AND SUBSIDIARY
Report of Independent Auditors...........................................  F-21
Consolidated Balance Sheet at December 31, 1997..........................  F-22
Consolidated Statement of Income for the Year Ended December 31, 1997....  F-23
Consolidated Statement of Shareholders' Equity for the Year Ended
 December 31, 1997 ......................................................  F-24
Consolidated Statement of Cash Flows for the Year Ended December 31,
 1997....................................................................  F-25
Notes to Consolidated Financial Statements...............................  F-26

COASTAL UTILITIES, INC. AND SUBSIDIARY
Independent Auditor's Report.............................................  F-32
Consolidated Balance Sheets at December 31, 1998 and 1999 and March 30,
 2000 (Unaudited)........................................................  F-33
Consolidated Statements of Earnings for the Years Ended December 31,
 1997, 1998 and 1999 and for the Period from January 1, 2000 to March 30,
 2000 (Unaudited)........................................................  F-35
Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 1997, 1998 and 1999 and for the Period from January 1, 2000 to March 30, 2000 (Unaudited)...........................................  F-36
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997, 1998 and 1999 and for the Period from January 1, 2000 to March 30,
 2000 (Unaudited)........................................................  F-37
Notes to Consolidated Financial Statements...............................  F-39

GULF COAST SERVICES, INC.
Report of Independent Auditors...........................................  F-57
Consolidated Statements of Operations for the Years Ended December 31,
 1997, 1998 and for the Period from January 1, 1999 to September 29,
 1999....................................................................  F-58
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1997, 1998, and for the Period from January 1, 1999 to September 29,
 1999....................................................................  F-59
Notes to Consolidated Statements of Operations and Cash Flows............  F-60

                         Report of Independent Auditors

Member
Madison River Capital, LLC

   We have audited the accompanying consolidated balance sheets of Madison River Capital, LLC as of December 31, 1999 and 1998, and the related consolidated statements of operations, member's capital, and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedule listed in the Index on page F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Madison River Capital, LLC at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Raleigh, North Carolina                   /s/ Ernst & Young LLP
February 11, 2000

                           Madison River Capital, LLC

                          Consolidated Balance Sheets

                              (in thousands)

                                                  December 31,
                                                ------------------
                                                                     March 31,
                                                  1998      1999       2000
                                                --------  --------  -----------
                                                                    (Unaudited)
Assets
Current assets:
 Cash and cash equivalents..................... $  6,354  $ 83,729   $ 90,523
 Accounts receivable, less allowance for
  uncollectible accounts of $335, $1,087 and
  $1,451 in 1998, 1999 and 2000,
  respectively.................................    5,073    11,673     13,547
 Accounts receivable, primarily from
  interexchange carriers.......................    2,572     6,592      7,779
 Income tax recoverable........................      105       --         --
 Due from related party........................       19        54        621
 Inventories...................................      684     1,343      2,308
 Deferred income taxes.........................       40        48        735
 Other current assets..........................      488     1,436      1,395
                                                --------  --------   --------
   Total current assets........................   15,335   104,875    116,908

Telephone plant and equipment:
 Land, buildings and general equipment.........   14,253    48,575     60,922
 Central office equipment......................   30,915    48,345     61,907
 Poles, wires, cables and conduit..............   41,803    80,409    107,339
 Leasehold improvements........................      588     1,372      1,669
 Software......................................    3,213     6,829      7,022
 Construction-in-progress......................      898   121,353    128,887
                                                --------  --------   --------
                                                  91,670   306,883    367,746
 Accumulated depreciation and amortization.....   (2,184)  (13,561)   (18,386)
                                                --------  --------   --------
 Telephone plant and equipment, net............   89,486   293,322    349,360

Other assets:
 Rural Telephone Bank stock, at cost...........      284     8,606     10,078
 Rural Telephone Finance Cooperative stock, at
  cost.........................................   10,974    42,933     35,976
 Goodwill, net of accumulated amortization of
  $1,670, $9,840 and $12,710 in 1998,
  1999 and 2000, respectively..................  161,276   326,560    415,998
 Receivable from NECA..........................    6,900       --         --
 Deferred income taxes.........................      --      5,131      6,117
 Other assets..................................    1,508     3,863     42,652
                                                --------  --------   --------
   Total other assets..........................  180,942   387,093    510,821
                                                --------  --------   --------
   Total assets................................ $285,763  $785,290   $977,089
                                                ========  ========   ========

Liabilities and member's capital
Current liabilities:
 Accounts payable ............................. $  1,405  $  4,160   $  2,079
 Accrued expenses..............................    6,381    23,766     27,751
 Advance billings and customer deposits........    1,223     3,701      4,402
 Other current liabilities.....................      123       609      2,248
 Current portion of long-term debt.............      978     9,467     11,138
                                                --------  --------   --------
   Total current liabilities...................   10,110    41,703     47,618
Noncurrent liabilities:
 Long-term debt................................  218,898   526,144    663,228
 Deferred income taxes.........................    1,213    41,557     50,055
 Other liabilities.............................    1,472     9,892     17,687
                                                --------  --------   --------
   Total noncurrent liabilities................  221,583   577,593    730,970
                                                --------  --------   --------
   Total liabilities...........................  231,693   619,296    778,588
Redeemable minority interest...................      --        --      45,000
 Member's capital:
  Member's interest............................   58,586   185,700    185,700
  Accumulated deficit..........................   (4,516)  (19,706)   (32,199)
                                                --------  --------   --------
   Total member's capital......................   54,070   165,994    153,501
                                                --------  --------   --------
   Total liabilities and member's capital...... $285,763  $785,290   $977,089
                                                ========  ========   ========

                            See accompanying notes.

                           Madison River Capital, LLC

                     Consolidated Statements of Operations

                              (in thousands)

                              Year ended December        Three Months Ended
                                      31,                     March 31,
                             ------------------------  -----------------------
                             1997    1998      1999       1999        2000
                             -----  -------  --------  ----------- -----------
                                                       (Unaudited) (Unaudited)
Operating revenues:
  Local service............. $ --   $14,831  $ 68,813    $14,656    $ 24,539
  Long distance service.....   --       --      2,292        --        2,737
  Internet and enhanced data
   service..................   --       --        998         13       1,030
  Transport service.........   --       --        --         --          --
  Miscellaneous
   telecommunications
   service and equipment....   --     2,145    10,999      2,050       3,384
  Provision for
   uncollectible accounts...   --      (112)   (1,585)      (229)        (85)
                             -----  -------  --------    -------    --------
    Total operating
     revenues...............   --    16,864    81,517     16,490      31,605
Operating expenses:
  Cost of goods sold and
   direct costs.............   --     4,083    24,909      3,991      10,272
  Depreciation and
   amortization.............    12    4,177    21,508      4,224       8,217
  Selling, general and
   administrative expenses..   949    8,074    29,608      5,487      12,061
                             -----  -------  --------    -------    --------
    Total operating
     expenses...............   961   16,334    76,025     13,702      30,550
Net operating income
 (loss).....................  (961)     530     5,492      2,788       1,055
Other income................    19      481     3,386         81         893
                             -----  -------  --------    -------    --------
Income (loss) before
 interest and income tax
 expense....................  (942)   1,011     8,878      2,869       1,948
Interest expense............   (31)  (3,893)  (22,443)    (3,793)    (12,205)
                             -----  -------  --------    -------    --------
Loss before income tax
 expense and extraordinary
 item.......................  (973)  (2,882)  (13,565)      (924)    (10,257)
Income tax expense..........   --       (52)   (1,625)       539      (2,236)
                             -----  -------  --------    -------    --------
Loss before extraordinary
 item.......................  (973)  (2,934)  (15,190)      (385)    (12,493)
Extraordinary item--loss on
 early extinguishment of
 debt.......................   --      (173)      --         --          --
                             -----  -------  --------    -------    --------
Net loss.................... $(973) $(3,107) $(15,190)   $  (385)   $(12,493)
                             =====  =======  ========    =======    ========


                            See accompanying notes.

                           Madison River Capital, LLC

                  Consolidated Statements of Member's Capital

                              (in thousands)

                                                 Member's  Accumulated
                                                 Interest    Deficit    Total
                                                 --------  ----------- --------
Balance at December 31, 1996.................... $    595   $   (436)  $    159
  Member's capital..............................    7,849        --       7,849
  Repurchase of member's capital................       (1)       --          (1)
  Issuance costs................................     (150)       --        (150)
  Net loss......................................      --        (973)      (973)
                                                 --------   --------   --------
Balance at December 31, 1997....................    8,293     (1,409)     6,884
  Member's capital..............................   50,293        --      50,293
  Repurchase of member's capital................      --         --         --
  Net loss......................................      --      (3,107)    (3,107)
                                                 --------   --------   --------
Balance at December 31, 1998....................   58,586     (4,516)    54,070
  Member's capital..............................  127,114        --     127,114
  Net loss......................................      --     (15,190)   (15,190)
                                                 --------   --------   --------
Balance at December 31, 1999....................  185,700    (19,706)   165,994
  Net loss......................................      --     (12,493)   (12,493)
                                                 --------   --------   --------
Balance at March 31, 2000 (unaudited)........... $185,700   $(32,199)  $153,501
                                                 ========   ========   ========



                            See accompanying notes.

                           Madison River Capital, LLC

                     Consolidated Statements of Cash Flows

                              (in thousands)

                                                           Three Months Ended
                             Year ended December 31,            March 31,
                            ---------------------------  -----------------------
                             1997     1998       1999       1999        2000
                            ------  ---------  --------  ----------- -----------
                                                         (Unaudited) (Unaudited)
Operating activities
Net loss..................  $ (973) $  (3,107) $(15,190)   $ (385)    $(12,493)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
 Depreciation.............      12      2,376    11,705     2,394        4,925
 Amortization.............     --       1,801     9,804     1,830        3,292
 Deferred compensation....     --         313     2,576       541          956
 Deferred income taxes....     --         296       147     1,364       (1,003)
 Rural Telephone Finance
  Cooperative Patronage
  Capital.................     --         --       (342)      --           --
 Changes in operating
  assets and liabilities:
 Accounts receivable......     --        (879)      217    (4,195)        (757)
 Accounts receivable,
  primarily from
  interexchange carriers..     --      (1,871)   (1,283)    2,571          844
 Income tax recoverable...     --        (105)       52       105          (43)
 Due from related party...    (249)     1,481    (1,075)       19          --
 Inventories..............     --         (94)       22        16         (271)
 Other current assets.....     --      (1,445)    3,611    (1,309)         159
 Accounts payable ........      71        144    (3,352)     (718)      (2,242)
 Accrued expenses.........     610      4,449     5,631      (544)         323
 Advance billings and
  customer deposits.......     --         332       500        62          409
 Other current
  liabilities.............     --        (109)      (85)     (123)          86
                            ------  ---------  --------    ------     --------
Net cash provided by (used
 in) operating
 activities...............    (529)     3,582    12,938     1,628       (5,815)
Investing activities
Purchases of telephone
 plant in service.........      (4)    (6,056)  (37,756)   (3,003)     (11,090)
Acquisitions, net of cash
 acquired.................     --    (252,896) (310,458)      --      (115,855)
(Purchase) redemption of
 Rural Telephone Finance
 Cooperative stock, net...     --     (10,974)  (31,617)      --         6,959
Change in other assets....     --         --      5,249       406       (6,775)
                            ------  ---------  --------    ------     --------
Net cash used in investing
 activities...............      (4)  (269,926) (374,582)   (2,597)    (126,761)
Financing activities
Capital contributions from
 member...................   7,699     50,293   127,114       992          --
Repurchase of member's
 capital..................      (1)       --        --        --           --
Proceeds from long-term
 debt.....................     --     227,091   316,167       --       318,336
Payments on long-term
 debt.....................     --     (13,125)   (4,822)     (238)    (179,581)
Change in other long-term
 liabilities..............     --         742       560      (753)         615
                            ------  ---------  --------    ------     --------
Net cash provided by
 financing activities.....   7,698    265,001   439,019         1      139,370
                            ------  ---------  --------    ------     --------
Net increase (decrease) in
 cash and cash
 equivalents..............   7,165     (1,343)   77,375      (968)       6,794
Cash and cash equivalents
 at beginning of year.....     532      7,697     6,354     6,354       83,729
                            ------  ---------  --------    ------     --------
Cash and cash equivalents
 at end of year...........  $7,697  $   6,354  $ 83,729    $5,386     $ 90,523
                            ======  =========  ========    ======     ========
Supplemental disclosures
 of cash flow information
Cash paid for interest....  $   31  $   3,465  $ 20,879    $3,781     $ 10,354
                            ======  =========  ========    ======     ========
Cash paid for income
 taxes....................  $  --   $     305  $  2,085    $  --      $    170
                            ======  =========  ========    ======     ========

                            See accompanying notes.

                           Madison River Capital, LLC

                   Notes to Consolidated Financial Statements

                               December 31, 1999

  (amounts in thousands, except for operating and share data, all information pertaining to the interim periods ended March 31, 2000 and 1999 is unaudited)

1. Summary of Significant Accounting Policies

Description of Business

   On August 26, 1999, Madison River Capital, LLC (the "Company"), a wholly-owned subsidiary of Madison River Telephone Company (the "Parent"), was organized as a limited liability company under the provisions of the Delaware Limited Liability Company Act. Under the provisions of this Act, the member's liability is limited to the Company's assets provided that the members return to the Company any distributions received. Prior to the formation of Madison River Capital, LLC, the operations of the operating subsidiaries were consolidated at the Madison River Telephone Company, LLC level. Concurrent with the formation of Madison River Capital, LLC as a subsidiary of Madison River Telephone Company, LLC, all operations were consolidated at the Madison River Capital, LLC level. All historical operations presented in these financial statements prior to the date of formation of the Company include the combined financial statements of the following operating subsidiaries: Gallatin River Holdings, LLC, Gulf Coast Services, Inc., Madison River Communications, Inc., Madison River Long Distance Solutions, Inc., MEBTEL, Inc., and Mebtel Integrated Communications Solutions, LLC.

   The Company was formed for the primary purpose of acquiring and operating local exchange telephone companies throughout the United States. During 1997, the Company was a development stage company.

   In January 1998, the Company acquired MEBCOM Communications, Inc., a North Carolina local exchange company serving 9,000 access lines, for approximately $23,000. The purchase price consisted of $21,000 in cash and a $2,000 note payable to the selling shareholders. In November 1998, the Company acquired certain assets and liabilities from Central Telephone Company of Illinois, a local exchange company serving 82,000 access lines, for cash consideration of approximately $232,000. In September 1999, the Company acquired Gulf Coast Services, Inc., an Alabama local exchange company serving approximately 50,000 access lines, for cash consideration of approximately $312,600. These transactions were accounted for using the purchase method of accounting with results of operations of the acquired companies included in the Company's operations from the effective dates of acquisition. The Company records acquired assets and liabilities at their estimated fair value. The excess of the purchase price over the fair value of net assets acquired is recorded as goodwill.

Reclassifications

   Certain 1997 and 1998 financial statement amounts have been reclassified to conform with 1999 classifications. These reclassifications had no effect on net loss or member's capital as previously reported.

Basis of Presentation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

                           Madison River Capital, LLC

Unaudited Interim Financial Statements

   The unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the financial position of the Company as of March 31, 2000 and the results of operations and cash flows for the three month periods ended March 31, 1999 and 2000. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for future interim periods or the entire year. All interim financial data presented is unaudited.

Regulatory Assets and Liabilities

   As a regulated entity, the Company is subject to the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation ("SFAS 71"). Accordingly, the Company records certain assets and liabilities that result from the effects of the rate-making process, which would not be recorded under generally accepted accounting principles for non-regulated entities. These regulatory assets and liabilities relate primarily to fixed assets and the regulatory impact thereof.

   Property, plant and equipment of the Company's regulated telephone operations has been depreciated using generally the straight line method over lives approved by regulators. Such depreciable lives have generally exceeded the depreciable lives used by nonregulated entities. In addition, in accordance with regulatory accounting, retirements of regulated telephone property have been charged to accumulated depreciation, along with the costs of removal, less salvage, with no gain or loss recognized. These accounting policies have resulted in accumulated depreciation being significantly less than if the Company's telephone operations had not been regulated.

   Statement of Financial Accounting Standards No. 101 ("SFAS 101"), "Regulated Enterprises--Accounting for the Discontinuance of Application of FASB Statement No. 71," specifies the accounting required when an enterprise ceases to meet the criteria for application of SFAS 71. SFAS 101 requires the elimination of the affects of any actions of regulators that have been recognized as assets and liabilities in accordance with SFAS 71 but would not have been recognized as assets and liabilities by enterprises in general, along with an adjustment of certain accumulated depreciation accounts to reflect the difference between recorded depreciation and the amount of depreciation that would have been recorded had the Company's telephone operations not been subject to rate regulation.

   The ongoing applicability of SFAS 71 to the Company's regulated telephone operations is being monitored due to the changing regulatory, competitive and legislative environments, and it is possible that changes in these areas or in the demand for regulated services or products could result in the Company's telephone operations no longer being subject to SFAS 71 in the future. If the regulated operations of the Company no longer qualify for the application of SFAS 71, the net adjustments required could result in a material, noncash charge against earnings.

Cash Equivalents

   It is the Company's policy to consider investments with a maturity of three months or less at the date of purchase to be cash equivalents.

Telephone Plant in Service

   Telephone plant is stated at cost, which includes certain labor and direct costs associated with the installation of certain assets.

                           Madison River Capital, LLC

   Depreciation is provided using composite straight-line rates, which approximated 6.54% and 5.42% of average depreciable property for 1999 and 1998, respectively. Such rates are approved by the Illinois Commerce Commission, the North Carolina Utilities Commission and the Alabama Public Service Commission, respectively, for regulated telephone plant in service.

   Maintenance, repairs, and minor renewals are primarily expensed as incurred. Additions, renewals, and betterments are capitalized to telephone plant accounts. The original cost of depreciable property retired is removed from telephone plant accounts and charged to accumulated depreciation, which is credited with the salvage value less removal cost. Under this method, a profit or loss is not recognized on ordinary retirements of depreciable property.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Preoperating Costs

   Costs incurred during the development stage, such as expenses associated with due diligence on potential acquisitions, have been expensed to operations as incurred.

Inventories

   Inventories are comprised primarily of poles, wires, and telephone equipment and are stated at the lower of cost (average cost) or market.

Revenues

   Network access service revenues are based on long distance service pool settlements with the National Exchange Carrier Association ("NECA") for service between states. For service between local access and transport area ("LATA"), access revenues are based on a bill and keep arrangement. Within the LATA, originating service revenues are based on a bill and keep arrangement and terminating service is settled with other local exchange carriers within the state. The Company provides billing and collection services to interexchange carriers and provides certain directory advertising services. Local service revenues are billed monthly in advance and deferred until earned.

Income Taxes

   For federal and state income tax purposes, the Company and its subsidiaries, except for MEBTEL, Inc., Gulf Coast Services, Inc., Madison River Long Distance, Inc. and Madison River Communications, Inc., which are taxable C Corporations, are treated as partnerships. Accordingly, income, losses and credits are passed through directly to the members. The tax provision in the accompanying financial statements reflects the income tax expense and income tax accounts attributable to the taxable C Corporation subsidiaries.

                           Madison River Capital, LLC

Allocation of Distributions

   Distributions to members, if any, are allocated in accordance with the terms outlined in the Company's Operating Agreement.

Goodwill

   Goodwill resulting from the purchase price for the assets in excess of fair market value is being amortized using the straight-line method over twenty-five years. Goodwill was recorded in connection with the acquisitions that occurred in January 1998, November 1998 and September 1999. The Company recorded amortization expense related to this goodwill of approximately $8,170 and $1,670 for the years ended December 31, 1999 and 1998, respectively. The carrying value of goodwill is reviewed if the facts and circumstances suggest impairment. If this review by management indicates that the carrying value will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization period, the Company would reduce the carrying value by the estimated shortfall of cash flows on a discounted basis. Based upon the application of this policy, no impairments were recognized during 1999 and 1998.

Concentration of Credit Risk

   The Company's principal financial instrument subject to potential concentration of credit risk is accounts receivable which are unsecured. The Company provides an allowance for doubtful receivables based on an analysis of the likelihood of collection of outstanding amounts. One customer, which is AT&T, represented 15% and 14% of operating revenues for the years ended December 31, 1999 and 1998.

Cash Concentration

   At December 31, 1999, the Company had approximately $82,812 in cash and cash equivalents invested in four financial institutions. At December 31, 1998, the Company had approximately $4,770 in cash invested in two financial institutions.

Comprehensive Income

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("FAS 130"). FAS 130 requires that total comprehensive income and comprehensive income per share be disclosed with equal prominence as net income and earnings per share. Comprehensive income is defined as changes in member's capital exclusive of transactions with owners such as capital contributions and distributions. The Company adopted this Standard in 1998. Comprehensive income is equivalent to net income for all years presented.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Investments and Hedging Activities," ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes several existing standards. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on the consolidated financial statements.

                           Madison River Capital, LLC

2. Rural Telephone Bank Stock

   The Company's investment in Rural Telephone Bank ("RTB") stock is carried at cost and consists of 10,127 and 1,462 shares of $1,000 par value Class C stock and 15,861 and 152,781 shares of $1 par value Class B stock at December 31, 1999 and 1998, respectively.

3. Rural Telephone Finance Cooperative Stock

   The Company's investment in Rural Telephone Finance Cooperative ("RTFC") stock is carried at cost and consists of Subordinated Capital Certificates ("SCCs") acquired as a condition of obtaining long-term financing from the RTFC. The SCCs are redeemed proportionately as the principal is repaid to the RTFC. The Company receives dividends in the form of patronage capital or SCCs from RTFC, which the Company records at cost.

4. Long-Term Debt and Lines of Credit

   Long-term debt consists of the following:

                                                        December 31    March 31
                                                     ----------------- --------
                                                       1998     1999     2000
                                                     -------- -------- --------
Unsecured 13 1/4% senior notes payable, due March
 1, 2010, with interest payable semiannually on
 March 1 and September 1...........................  $    --  $    --  $197,274
First mortgage notes collateralized by
 substantially all assets:
 RTFC note payable in escalating quarterly
  principal installments beginning in February 2000
  through 2013 (initial quarterly installment
  amount of $1,309), interest payments are due
  quarterly at a fixed rate of 7%..................   123,192  123,192  121,883
 RTFC note payable in escalating quarterly
  principal installments beginning in February 2000
  through August 2013 (initial quarterly
  installment amount of $250), interest payments
  are due quarterly at the financial institution's
  base rate plus .75% (7.8% at December 31, 1999)..    73,684   73,684   73,434
 RTFC note payable in escalating quarterly
  principal installments beginning in February 1999
  through 2012 (initial quarterly installment
  amount is $158) plus interest payable at a fixed
  rate of 6.8%.....................................    15,000   14,351   14,181
 RTFC note payable in escalating quarterly
  principal installments beginning in February 1999
  through 2012 (initial quarterly installment
  amount is $80) plus interest payable at the
  financial institution's base rate plus .5% (7.55%
  at December 31, 1999)............................     7,607    7,278    7,192
 RTFC note payable in escalating quarterly
  principal installments beginning in December 2000
  through September 2014 (initial quarterly
  installment amount is $1,487), interest at a
  fixed rate of 8.4%...............................       --   138,389  138,389
 RTFC note payable in escalating quarterly
  principal installments beginning in February 2002
  through August 2014 (initial quarterly
  installment amount is $1,958), interest payments
  are due quarterly at the financial institution's
  base rate plus 2%. This note was paid in full in
  February 2000 (see Note 12)......................       --   177,778      --
 RTFC note payable in escalating quarterly
  principal installments beginning in July 2001
  through January 2015 (initial quarterly
  installment amount is $1,102), interest payments
  are due quarterly at a fixed rate of 8.5%........       --       --   108,689
 RTFC secured line of credit loan, maturing March
  2005, interest payments are due quarterly at the
  financial institution's base rate plus .50%......       --       --    10,000
 Mortgage note payable in 72 monthly installments
  of $18 with a balloon payment of $2,238 in April
  2006, interest at fixed rate of 8%...............       --       --     2,385
 Other.............................................       393      939      939
                                                     -------- -------- --------
                                                      219,876  535,611  674,366
Less current portion............................. .       978    9,467   11,138
                                                     -------- -------- --------
                                                     $218,898 $526,144 $663,228
                                                     ======== ======== ========

                           Madison River Capital, LLC

   Principal maturities of long-term debt at December 31, 1999 are as follows:

      2000............................................................. $  9,467
      2001.............................................................   14,128
      2002.............................................................   23,179
      2003.............................................................   30,526
      2004.............................................................   32,413
      Thereafter.......................................................  425,898
                                                                        --------
                                                                        $535,611
                                                                        ========

   The Company also has a $10,000 revolving line of credit from the RTFC with a term up to five years. Interest is payable quarterly at the lender's base rate plus one-half percent per annum. The Company has no borrowings outstanding under the line of credit at December 31, 1999 and 1998.

   The Company also has a $1,000 revolving line of credit facility with the RTFC. Interest on outstanding amounts under the line is payable quarterly at the RTFC's base rate per annum. The Company had no borrowings under the line of credit at December 31, 1999 and 1998. The line of credit facility is subject to review for renewal in January 2003.

   In 1999, the Company entered into another $10,000 revolving line of credit with the RTFC for a term up to five years. Interest is payable at the lender's base rate plus one-half percent per annum. The Company has no borrowings under the line of credit at December 31, 1999. In addition, the Company has a fifteen year, $7,800 term loan facility with the RTFC that is available to fund a wholly-owned subsidiary, Gulf Coast Services', working capital and capital expenditures. Interest is payable at the lender's base rate plus .35% per annum. The Company has no borrowings under the facility at December 31, 1999.

   Under the terms of the debt agreements, the Company is restricted from declaring or paying dividends under specified circumstances and is required to comply with certain financial covenants. At December 31, 1999, substantially all of the assets of the Company and its subsidiaries were restricted due to these financial covenants.

   The transfer of funds from certain consolidated subsidiaries to the parent are also restricted by various borrowing agreements. These subsidiaries generally may advance or loan funds to the parent only if certain financial ratios and conditions are met. At December 31, 1999, total restricted net assets of consolidated subsidiaries were approximately $14,900.

   The Company estimates that the fair value of long-term debt approximates the carrying value based upon its effective current borrowing rate for debt with similar terms and remaining maturities. Disclosure about fair value of financial instruments is based upon information available to management as of December 31, 1999. Although management is not aware of any factors that would significantly affect the fair value of amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date.

5. Leases

   The Company leases its office space under operating lease agreements which expire through 2009. The office leases contain certain provisions for renewal and also contain certain escalation

                           Madison River Capital, LLC
clauses. Future minimum lease payments for years subsequent to December 31, 1999 are as follows:

      2000............................................................... $  331
      2001...............................................................    237
      2002...............................................................    221
      2003...............................................................    190
      2004...............................................................    172
      Thereafter.........................................................    275
                                                                          ------
                                                                          $1,426
                                                                          ======

   Total rent expense was approximately $65, $116 and $319 for the years ended December 31, 1997, 1998 and 1999, respectively.

6. Income Taxes

   Income taxes for the Company's wholly-owned corporate subsidiaries, MEBTEL, Inc. ("MEBTEL"), Gulf Coast Services, Inc. ("GCSI"), Madison River Long Distance Solutions, Inc. ("MRLD") and Madison River Communications, Inc. ("MRCI") are calculated using the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in MEBTEL's, GCSI's, MRLD's and MRCI's financial statements or tax returns. Deferred income taxes arise from temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Components of income tax expense for the years ended December 31 are as follows:

                                                                  1998    1999
                                                                  -----  ------
      Current:
        Federal.................................................. $(194) $  965
        State....................................................   (32)    242
      Deferred:
        Federal..................................................   249     255
        State....................................................    47    (108)
                                                                  -----  ------
      Subtotal...................................................    70   1,354
      Investment tax credits, net................................   (18)    (18)
      Change in valuation allowance..............................   --      289
                                                                  -----  ------
      Total income tax expense................................... $  52  $1,625
                                                                  =====  ======

   The net income (loss) before taxes of the wholly-owned corporate subsidiaries for the years ended December 31, 1998 and 1999 was approximately $(508) and $979, respectively. Differences between reported tax expense computed by applying the statutory federal income tax rate to loss before income taxes and reported tax expense for the years ended December 31 are as follows:

                                                                  1998    1999
                                                                  -----  ------
      Amount computed at statutory rate.......................... $(173) $  333
      Non-deductible goodwill amortization.......................   258     856
      Increase in tax valuation allowance........................   --      289
      State income taxes, net of federal benefit.................   --      134
      Amortization of investment tax credits.....................   (18)    (18)
      Other, net.................................................   (15)     31
                                                                  -----  ------
      Total income tax expense................................... $  52  $1,625
                                                                  =====  ======

                           Madison River Capital, LLC

   MRCI had a net operating loss carryforward of approximately $2,195 at December 31, 1999, which will begin to expire in 2018. MRLD had a net operating loss carryforward of approximately $460 at December 31, 1999, which will begin to expire in 2019. At December 31, 1999, GCSI and its wholly-owned subsidiary, Gulf Long Distance, had state net operating loss carry forwards for tax purposes of $3,700 and $6,000, respectively, which expire beginning in 2000 through 2013 and 2005 through 2013, respectively.

   The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and deferred tax liabilities at December 31 are as follows:

                                                           1998        1999
                                                        -----------  --------
      Deferred tax assets:
        Accrued employee benefits...................... $       --   $  2,435
        Deferred compensation..........................         --      1,037
        Net operating loss carryforwards...............         430     1,513
        Other deferred assets..........................          40     1,012
                                                        -----------  --------
        Total deferred tax assets......................         470     5,997
        Valuation allowance for deferred tax assets....         --       (818)
                                                        -----------  --------
        Net deferred tax assets........................         470     5,179
      Deferred tax liabilities:
        Book basis of property, plant and equipment in
         excess of tax basis...........................      (1,212)  (36,602)
        Basis difference in investment.................        (430)   (4,955)
                                                        -----------  --------
      Total deferred tax liabilities...................      (1,642)  (41,557)
                                                        -----------  --------
      Net deferred tax liabilities..................... $    (1,172) $(36,378)
                                                        ===========  ========

7. Benefit Plans

Pension Plan

   The Company adopted a noncontributory defined benefit pension plan, which was transferred to the Company from its wholly-owned subsidiary, MEBTEL, Inc., in May 1998, that covers all full-time employees who have met certain age and service requirements. The plan provides benefits based on participants' final average compensation and years of service. The Company's policy is to fund the maximum contribution allowable by the Internal Revenue Code and comply with the funding requirements of the Employee Retirement Income Security Act of 1974. During 1998, the plan reflected the impact of a reduction in the number of MEBTEL employees covered by the plan which significantly reduced the projected benefit obligation.

   The Company adopted the Statement of Financial Accounts Standards No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits which standardizes disclosure requirements for pensions and other postretirement benefits, eliminates certain disclosures and requires some additional information.

                           Madison River Capital, LLC

   The following table sets forth the funded status of the Company's pension plan and amounts recognized in the Company's financial statements at December 31, 1998 and 1999:

                                                              1998     1999
                                                             -------  -------
      Actuarial present value of accumulated benefits:
        Accumulated benefit obligation...................... $(1,154) $(1,572)
                                                             =======  =======
        Projected benefit obligation........................ $(1,252) $(1,690)
        Plan assets at fair value, principally marketable
         securities.........................................   2,028    2,036
                                                             -------  -------
        Plan assets in excess of projected benefit
         obligation.........................................     776      346
        Unrecognized prior service costs....................     --        28
        Unrecognized net obligation.........................      20       18
        Unrecognized net actuarial gain.....................    (638)    (554)
                                                             -------  -------
          Net pension (costs) prepaid....................... $   158  $  (162)
                                                             =======  =======

   Weighted-average assumptions used are as follows:

                                                                      December
                                                                         31,
                                                                     -----------
                                                                     1998  1999
                                                                     ----- -----
      Plan discount rates........................................... 7.50% 7.50%
      Rates of increase in future compensation levels............... 3.00% 3.00%
      Expected long-term rates of return on assets.................. 8.00% 8.00%

   The following table sets forth the net periodic pension cost for the
Company:

                                                                    December
                                                                       31,
                                                                   ------------
                                                                   1998   1999
                                                                   -----  -----
      Service cost................................................ $  54  $ 418
      Interest cost...............................................    84     90
      Estimated return on plan assets.............................  (162)  (162)
      Net amortization and deferral...............................   (32)   (26)
                                                                   -----  -----
        Net periodic pension costs (benefit)...................... $ (56) $ 320
                                                                   =====  =====

   Changes in plan assets:

                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
      Fair value of plan assets at beginning of year............ $1,966  $2,028
      Actual return on plan assets, net.........................   (103)     22
      Contributions.............................................    165     --
      Distributions.............................................    --      (14)
                                                                 ------  ------
        Fair value of plan assets at end of year................ $2,028  $2,036
                                                                 ======  ======

                           Madison River Capital, LLC

   Changes in benefit obligations:

                                                                  December 31
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
      Net benefit obligation at beginning of year............... $1,844  $1,252
      Service cost..............................................     54     418
      Interest cost.............................................     84      90
      Actuarial gain............................................   (730)    (56)
      Gross benefits paid.......................................    --      (14)
                                                                 ------  ------
        Net benefit obligation at end of year................... $1,252  $1,690
                                                                 ======  ======

Postretirement Benefit Other Than Pensions

   GCSI provides medical coverage to retirees and their dependents through a traditional indemnity plan administered by a third party. The plan provisions are the same as those for active participants. Eligibility to participate in the retiree medical plan upon retirement is defined as age 55 with 25 years of service.

   GCSI requires retirees to contribute 10% of medical, dental and eye care premium rates. The additional cost of the plan is absorbed by GCSI. GCSI's retirees also receive free local phone service and a $100 long distance credit per month. GCSI does not anticipate any changes in the cost-sharing provisions of the existing written plan, and there is no commitment to increase monetary benefits. The plan is unfunded.

   The following table sets forth the funded status of GCSI's plan and amounts recognized in GCSI's financial statements at December 31, 1999:

      Change in benefit obligation:
        Accumulated plan benefit obligation at September 30, 1999.... $ 5,882
        Service cost.................................................      77
        Interest cost................................................     114
        Plan participants' contributions.............................       2
        Actuarial gain...............................................    (573)
        Benefits paid................................................     (32)
                                                                      -------
        Net accumulated plan benefit obligation at December 31,
         1999........................................................ $ 5,470
                                                                      =======
      Change in plan assets:
        Fair value of plan assets at September 30, 1999.............. $   --
        Employer contribution........................................      30
        Plan participants' contributions.............................       2
        Benefits paid................................................     (32)
                                                                      -------
        Fair value of plan assets at December 31, 1999............... $   --
                                                                      =======
      Funded status.................................................. $(5,470)
      Unrecognized net gain..........................................    (573)
                                                                      -------
      Accrued postretirement benefit cost............................ $(6,043)
                                                                      =======

                           Madison River Capital, LLC

   Components of Net Periodic Postretirement Benefit Cost for September 30, 1999 through December 31, 1999:

       Service cost..................................................... $   77
       Interest cost....................................................    114
                                                                         ------
      Net periodic postretirement benefit cost.......................... $  191
                                                                         ======
      Weighted-average assumptions for 1999:
       Discount rate....................................................   8.00%
       Initial medical trend rate.......................................   9.00%
       Initial dental and vision trend rate.............................   8.00%
       Ultimate trend rate..............................................   5.00%
       Years to ultimate trend rate.....................................      8
      Other information:
       One percent increase in trend rates:
       Effect on service and interest cost.............................. $   46
       Effect on accumulated plan benefit obligation....................  1,033
       One percent decrease in trend rates:
       Effect on service and interest cost..............................    (35)
       Effect on accumulated plan benefit obligation....................   (806)

 401(k) Savings Plans

   During 1998, the Company established a 401(k) savings plan covering substantially all employees who meet certain age and employment criteria. Employees may elect to contribute up to 15% of their compensation to the plan. The Company matches the first 6% of compensation deferred at the rate of 50% of employee contributions. The Company made matching contributions of approximately $24 in 1998 and $480 in 1999.

8. Long-Term Incentive Plan

   In 1998, the Company adopted a long-term incentive plan arrangement which provides for annual incentive awards for certain employees as approved by the Board of Directors. Under the terms of the plan, awards are earned over the succeeding twelve months after the award eligibility is determined.

   Incentive awards vest automatically at the time of a qualified event as defined under the plan. Vested awards are payable under certain circumstances as defined under the long-term incentive plan arrangement. The Company recognized compensation expense of $313 and $2,576 in the years ended December 31, 1998 and 1999, respectively, related to the long-term incentive awards.

9. Acquisitions

   The following unaudited pro forma summary of consolidated results of operations has been prepared as if the acquisition of Gulf Coast Services, Inc. occurred on January 1, 1998 and the acquisitions of MEBCOM Communications, Inc. and certain assets and liabilities from Central Telephone Company of Illinois occurred on January 1, 1997 (see Note 1).

                                                     Year ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    ------- --------  --------
      Total operating revenues..................... $57,536 $127,951  $130,082
      Income (loss) before extraordinary item...... $ 6,846 $(56,173) $(49,577)
      Extraordinary item...........................     --      (173)      --
                                                    ------- --------  --------
      Net income (loss)............................ $ 6,846 $(56,346) $(49,577)
                                                    ======= ========  ========

                           Madison River Capital, LLC

   These pro forma results do not purport to be indicative of the results that would have actually been obtained if the respective businesses had been acquired as of January 1, 1997 and January 1, 1998, respectively, or of results that may occur in the future.

10. Segments

   The Company has one reportable segment under the requirements of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosure about Segments of an Enterprise and Related Information."

   Revenues by product line are disclosed in the Consolidated Statement of Operations. All operations and assets are based in the United States.

11. Commitments and Contingencies

   Under the terms of Madison River Telephone Company's Operating Agreement, at any time on or after January 2, 2006, certain members may require Madison River Telephone Company to purchase all of their redeemable member units in an amount equal to the fair market value of such units. Such an event could result in Madison River Capital and its subsidiaries being required to fund this obligation of the Parent.

   On October 5, 1999, nine former employees of Gulf Coast Services, Inc. ("GCSI"), who had elected to retire and receive cash distributions for their interests in the GCSI Employee Stock Ownership Plan ("ESOP") in 1996 and 1997 filed a class action lawsuit in Alabama state court alleging breach of fiduciary duty, suppression, and misrepresentation against GCSI and its subsidiaries. The complaint alleged that GCSI failed to disclose to plaintiffs' ongoing negotiations for the sale of GCSI and that the true value of their ESOP interests were higher than the amounts offered to them in connection with their early retirement. Plaintiffs have filed an amended complaint on November 18, 1999, and sought class certification, the establishment of a constructive trust to distribute proceeds from the sale of GCSI to the plaintiffs, and a preliminary injunction seeking to stop GCSI from making further distributions from the ESOP. The plaintiffs are also seeking unspecified compensatory and punitive damages, and attorneys fees as a result of defendants' alleged breach of fiduciary duty, self dealing, misrepresentation, and fraudulent inducement to retire and forego the benefits of continued employment in connection with the plaintiffs' retirement elections and ESOP distributions. On December 6, 1999, the Company, moved to dismiss plaintiffs' amended complaint on the ground that it failed to state any claim upon which relief could be granted. The Company's motion is currently pending with the Court.

   The Company believes the plaintiffs' allegations are without merit and intends to defend against them vigorously. Additionally, the Company believes it is adequately covered by indemnification agreements with the former shareholders of GCSI for any potential liability resulting from this lawsuit. Consequently, the Company does not believe that the resolution of this litigation will have a material adverse effect on its financial condition, results of operations or cash flows.

                           Madison River Capital, LLC

12. Subsequent Events

   During February 2000, the Company completed a private debt offering for $200,000 of Senior Notes at 13.25% per annum which mature in 2010. The net proceeds were approximately $190,147, reflecting a bond discount of $2,738 and estimated issuance costs of $7,115. These funds were used primarily to repay $160,000 of RTFC indebtedness, which was comprised of $177,778 of principal less $17,778 in proceeds from the redemption of the Company's investment in RTFC stock applied towards the repayment of the debt.

13. Subsequent Events (Unaudited)

   During March 2000, the Company, through its wholly-owned subsidiary Coastal Communications, Inc. ("Coastal Communications"), completed its acquisition of all of the outstanding stock of Coastal Utilities, Inc., a Georgia local exchange company. The Company paid $130,000 in cash and issued Series A non-voting common stock and Series B non-voting common stock of Coastal Communications in the face amount of $10,000 and $5,000, respectively. The Series A and Series B non-voting common stock have put and call features exercisable by the holders and Coastal Communications. Based on the put and call features, the holders of the Series B non-voting common stock have the right to put their shares for $35,000, and the Company has until April 2002 to repurchase the stock. The holders of Series A non-voting common stock may put their shares to Coastal Communications in December 2005 for $17,700. If the Series B shares are not put or called and repurchased in 2002, the holders may put or the Company may call the stock pursuant to the Company's Shareholder Agreement. This transaction was accounted for under the purchase method of accounting.

                           Madison River Capital, LLC

              Schedule II--Valuation and Qualifying Accounts

               Years Ended December 31, 1997, 1998 and 1999
                                 (In Thousands)

                                            Additions
                                    --------------------------
                                    Additions
                         Balance at Charged to    Additions    Deductions Balance at
                         Beginning  Costs and      Due to         from       End
                         of Period   Expenses  Acquisitions(a)  Reserves   of Period
                         ---------- ---------- --------------- ---------- ----------
Year ended December 31,
 1997:
  Allowance for
   uncollectible
   accounts............    $ --      $   --         $ --        $    --    $   --
                           =====     =======        =====       ========   =======
Year ended December 31,
 1998:
  Allowance for
   uncollectible
   accounts............    $ --      $   111        $ 240       $    (16)  $   335
                           =====     =======        =====       ========   =======
Year ended December 31,
 1999:
  Allowance for
   uncollectible
   accounts............    $ 335     $ 1,585        $ 261       $ (1,094)  $ 1,087
                           =====     =======        =====       ========   =======

Note:

(a) This column represents additions due to the acquisitions of Mebcom, Gallatin River and Gulf Coast Services.

                         Report of Independent Auditors

Board of Directors and Shareholders
MEBCOM Communications, Inc.

   We have audited the accompanying consolidated balance sheet of MEBCOM Communications, Inc. and Subsidiary, as of December 31, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the consolidated financial position of MEBCOM Communications, Inc. and Subsidiary at December 31, 1997, and the consolidated results of their operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Raleigh, North Carolina
January 23, 1998                          /s/ Ernst & Young LLP

                   MEBCOM Communications, Inc. and Subsidiary

                           Consolidated Balance Sheet

                               December 31, 1997

Assets
Current assets:
  Cash and cash equivalents....................................... $ 2,667,806
  Accounts receivable, less allowance for uncollectible accounts
   of $55,900.....................................................     596,361
  Receivables, primarily from interexchange carriers..............     401,975
  Accounts receivable from officers...............................   1,230,469
  Inventory, at average cost......................................      78,689
                                                                   -----------
    Total current assets..........................................   4,975,300

Investments and other assets:
  Rural Telephone Bank stock, at cost.............................     283,666
  Note receivable from affiliate..................................      54,141
  Goodwill........................................................      89,131
  Nonregulated property and equipment, net of accumulated
   depreciation of $1,207,011.....................................     375,308
  Receivable from sales type leases...............................      93,490
  Other assets....................................................     221,901
                                                                   -----------
    Total investments and other assets............................   1,117,637

Telephone plant and equipment
  Land, buildings and general equipment...........................   3,209,527
  Central office equipment........................................   3,730,359
  Poles, wires, cables and conduit................................   7,457,296
  Construction-in-progress........................................      16,461
                                                                   -----------
                                                                    14,413,643
Accumulated depreciation..........................................  (7,433,300)
                                                                   -----------
Telephone plant and equipment, net................................   6,980,343
                                                                   -----------
    Total assets.................................................. $13,073,280
                                                                   ===========

Liabilities and shareholders' equity
Current liabilities:
  Current portion of long-term debt............................... $   954,347
  Accounts payable................................................     764,009
  Accrued expenses................................................     155,566
  Pension liability...............................................     428,513
  Income taxes payable............................................     346,269
  Deferred income taxes ..........................................      34,371
  Advance billings and customer deposits..........................     244,755
                                                                   -----------
    Total current liabilities.....................................   2,927,830

Noncurrent liabilities:
  Long-term debt..................................................   4,567,823
  Deferred income taxes...........................................     920,875
  Deferred investment tax credits.................................      99,150
  Regulatory liability............................................      27,729
  Unearned income--sales type leases..............................      83,517
  Other deferred credits..........................................      81,939
                                                                   -----------
    Total liabilities.............................................   8,708,863

Shareholders' equity
  8% preferred stock, Class B, nonvoting, noncumulative, $100 par value; authorized 30,000 shares, 989.69 shares issued and
   outstanding....................................................      98,969
  Common stock, Class A, voting, $1 par value; authorized 60,000
   shares, 480 shares issued and outstanding......................         480
  Common stock, Class B, nonvoting, $1 par value; authorized
   110,000 shares, 1,920 shares issued and outstanding............       1,920
  Additional paid-in capital......................................     260,000
  Retained earnings...............................................   4,003,048
                                                                   -----------
    Total shareholders' equity....................................   4,364,417
                                                                   -----------
    Total liabilities and shareholders' equity.................... $13,073,280
                                                                   ===========

                            See accompanying notes.

                   MEBCOM Communications, Inc. and Subsidiary

                        Consolidated Statement of Income

                                                   Year ended December 31, 1997
                                                   ----------------------------
   Operating revenues:
     Sales and lease revenue......................          $  339,553
     Local service................................           2,096,226
     Access service...............................           3,459,667
     Long distance service........................             387,866
     Other operating..............................             206,924
     Provision for uncollectible accounts.........            (111,108)
                                                            ----------
   Total operating revenues.......................           6,379,128

   Operating expenses:
     Cost of sales................................              99,400
     Nonallocated salaries and fringe benefits....              16,069
     Plant specific...............................             976,708
     Plant nonspecific:
       Network and other..........................             448,176
       Depreciation ..............................             701,017
       Amortization...............................              14,130
     Customer operations..........................             616,449
     Corporate operations.........................           1,905,411
                                                            ----------
   Total operating expenses.......................           4,777,360
                                                            ----------
   Net operating revenue..........................           1,601,768

   Operating taxes:
     Federal and state income taxes...............             347,124
     Taxes other than income taxes................             196,526
                                                            ----------
   Total operating taxes..........................             543,650
                                                            ----------

   Net operating income...........................           1,058,118

   Other income (expense):
     Loss on sale of investments..................            (208,733)
     Other income, net............................             457,845
     Nonregulated income, net.....................              37,264
     Federal and state income taxes...............            (133,405)
                                                            ----------
   Total other income, net........................             152,971
                                                            ----------
   Income available for fixed charges.............           1,211,089
   Interest expense...............................            (408,601)
                                                            ----------
   Net income.....................................          $  802,488
                                                            ==========

                            See accompanying notes.

                   MEBCOM Communications, Inc. and Subsidiary

                 Consolidated Statement of Shareholders' Equity

                             Preferred B        Common A         Common B
                          ----------------- ---------------- ---------------- Additional
                           Number            Number           Number           Paid in    Retained
                          of Shares Amount  of Shares Amount of Shares Amount  Capital    Earnings    Total
                          --------- ------- --------- ------ --------- ------ ---------- ---------- ----------
Balance at December 31,
 1996...................   989.69   $98,969    480     $480    1,920   $1,920  $260,000  $3,200,560 $3,561,929
 Net income.............      --        --     --       --       --       --        --      802,488    802,488
                           ------   -------    ---     ----    -----   ------  --------  ---------- ----------
Balance at December 31,
 1997...................   989.69   $98,969    480     $480    1,920   $1,920  $260,000  $4,003,048 $4,364,417
                           ======   =======    ===     ====    =====   ======  ========  ========== ==========






                            See accompanying notes.

                   MEBCOM Communications, Inc. and Subsidiary

                      Consolidated Statement of Cash Flows

                                                       Year ended December 31,
                                                       -----------------------
                                                                1997
                                                       -----------------------
Operating activities
Net income............................................       $  802,488
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization.......................          715,147
  Loss on sale of investments.........................          208,733
  Provision for deferred income taxes.................           26,000
  Amortization of deferred investment tax credits.....          (19,066)
  Change in operating assets and liabilities:
    Receivables, net..................................         (430,673)
    Inventory.........................................           24,930
    Other assets......................................           25,030
    Refundable income taxes...........................           82,019
    Income taxes payable..............................          346,269
    Unearned income--sales type leases................           83,517
    Accounts payable..................................          237,583
    Accrued expenses..................................          101,965
    Pension liability.................................             (436)
    Advance billings and customer deposits............           18,083
                                                             ----------
      Total adjustments...............................        1,419,101
Proceeds from sales of trading securities.............          666,026
                                                             ----------
Net cash provided by operating activities.............        2,887,615

Investing activities
Proceeds from sales of equipment......................          141,144
Purchases of telephone plant in service and other
 equipment............................................       (1,385,431)
Purchases of Rural Telephone Bank stock...............          (10,950)
                                                             ----------
Net cash used in investing activities.................       (1,255,237)

Financing activities
Net (decrease) increase in short-term borrowings......         (130,000)
Payments of long-term debt............................       (1,038,532)
Proceeds from issuance of long-term debt..............          229,950
                                                             ----------
Net cash used in financing activities.................         (938,582)
                                                             ----------
Net increase in cash and cash equivalents.............          693,796
Cash and cash equivalents at beginning of year........        1,974,010
                                                             ----------
Cash and cash equivalents at end of year..............       $2,667,806
                                                             ==========

                            See accompanying notes.

                   MEBCOM Communications, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

                               December 31, 1997

1. Summary of Significant Accounting Policies

Description of Business

   MEBCOM Communications, Inc., ("MEBCOM" or the "Company") operates in the telecommunications industry and provides local and long-distance services to customers who are primarily residents of Alamance and Orange Counties in North Carolina through its wholly-owned subsidiary MEBTEL, Inc. ("MEBTEL").

Principles of Consolidation

   The accompanying consolidated financial statements include amounts for MEBCOM and its subsidiary MEBTEL. MEBCOM owns 100% of the outstanding common stock of MEBTEL. All significant intercompany balances and transactions have been eliminated in consolidation.

Concentration of Credit Risk

   The Company's principal financial instrument subject to potential concentration of credit risk is accounts receivable which are unsecured. The Company provides an allowance for doubtful receivables based on an analysis of the likelihood of collection of outstanding amounts. Credit losses on accounts receivable will result only if the Company's actual bad debt expense exceeds the reserve provided.

   One customer, AT&T, represented 13% of total accounts receivable, as of December 31, 1997.

Telephone Plant in Service

   Telephone plant is stated at original cost, which includes certain capitalized costs consisting of payroll taxes, pension and other fringe benefits.

   Depreciation is provided using composite straight-line rates, which approximated 5.1% of average depreciable property for 1997. Such rates are approved by the North Carolina Utilities Commission for regulated telephone plant in service.

   Maintenance, repairs, and minor renewals are primarily charged to maintenance expense accounts. Additions, renewals, and betterments are capitalized to telephone plant accounts. The original cost of depreciable property retired is removed from telephone plant accounts and charged to accumulated depreciation, which is credited with the salvage value less removal cost. Under this method, a profit or loss is not recognized on ordinary retirements of depreciable property.

Goodwill

   Goodwill resulting from the purchase of MEBTEL is being amortized using the straight-line method over a 40-year period.

Regulatory Assets and Liabilities

   As a regulated entity, the Company is subject to the provisions of SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. Accordingly, the Company records certain assets and liabilities that result from the effects of the rate-making process, which would not be recorded under generally accepted accounting principles for non-regulated entities. These regulatory assets and liabilities relate primarily to excess deferred taxes, deferred investment tax credits and the regulatory impact thereof.

                   MEBCOM Communications, Inc. and Subsidiary

Revenues

   Access service revenues are based on long-distance service pool settlements with the National Exchange Carrier Association ("NECA") for service between states. For service between local access and transport areas ("LATA"), access revenues are based on a bill and keep arrangement. For service within the LATA, revenues are pooled and distributed to the various local exchange carriers within the states. The Company provides billing and collection services to interexchange carriers and provides certain directory advertising services. Local service revenues are billed monthly in advance and deferred until the month earned.

Income Taxes

   The Company and MEBTEL file a consolidated federal income tax return.

   Deferred income taxes are provided for temporary differences between book and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income taxes are allocated between operating income and other income based on the source of the income that generated the tax.

   Investment tax credits related to telephone plant have been deferred and amortized as a reduction of federal income tax expense over the estimated useful lives of the assets giving rise to the credits.

Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and short-term investments with original maturities of three months or less.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Rural Telephone Bank Stock

   The Company's investment in Rural Telephone Bank ("RTB") stock is carried at cost and consists of five shares of $1,000 par value Class C stock and 1,456,347 shares of $1 par value Class B stock at December 31, 1997. As a condition to obtaining long-term financing from the RTB, 283,666 shares were acquired and additional shares have been received through patronage refunds in the form of stock dividends. Class B stock must be held by the borrower until the loan is repaid and is not transferable. The loan was repaid in full in January 1998.

                   MEBCOM Communications, Inc. and Subsidiary

3. Debt and Line of Credit

   Long-term debt at December 31, 1997 consists of the following:

                                                                        1997
                                                                     ----------
First mortgage notes collateralized by telephone plant in service fixed assets:
  2.0% Rural Utilities Service ("RUS") notes, due in quarterly installments to 2005............................................. $  353,077
  5.5% RTB notes, due in monthly and quarterly installments to
   2008.............................................................    965,809
  6.75% RTB notes, due in monthly installments to 2002..............  2,046,702
  6.40% RTB note, due in monthly installments to 2002...............  1,037,188
  6.88% RTB notes, due in monthly installments to 2022..............    192,276
  6.42% RTB note, due in monthly installments to 2022...............    264,934
  6.54% RTB note, due in monthly installments to 2022...............    229,056

Bank note:
  Note payable to bank due in monthly installments of $5,400, including interest, through 1998. Interest is at the bank's prime
   rate (8.50% at December 31, 1997)................................     59,390

Notes to former shareholder:
  9% unsecured notes due in quarterly installments of $66,457,
   including interest, through 1999.................................    373,738
                                                                     ----------
    Total long-term debt............................................  5,522,170
    Less current portion of long-term debt..........................    954,347
                                                                     ----------
    Long-term debt, excluding current portion....................... $4,567,823
                                                                     ==========


   The Company had a $130,000 outstanding unsecured note payable to a bank which was repaid in full during 1997.

   The Company has a $600,000 revolving line-of-credit with a bank which was repaid in full during 1997.

   The RUS and RTB first mortgage notes are collateralized by substantially all of MEBTEL's telephone plant in service.

   During 1997, the Company paid interest of approximately $377,000.

                   MEBCOM Communications, Inc. and Subsidiary

4. Pension Plan

   The Company has a noncontributory defined benefit pension plan that covers all full-time employees who have met certain age and service requirements. The plan provides benefits based on participants' final average compensation and years of service. The Company's policy is to fund the maximum contribution allowable by the Internal Revenue Code and comply with the funding requirements of the Employee Retirement Income Security Act. The following table sets forth the funded status of the Company's pension plan and amounts recognized in the Company's financial statements at December 31, 1997:

                                                                       1997
                                                                    -----------
Actuarial present value of accumulated plan benefits:
  Accumulated benefit obligation, including vested benefits of
   $990,372 in 1997................................................ $(1,049,638)
                                                                    ===========

Projected benefit obligation....................................... $(2,216,460)
Plan assets at fair value, principally marketable securities.......   1,965,873
                                                                    -----------
Projected benefit obligation less plan assets......................    (250,587)
Unrecognized net obligation........................................      28,598
Unrecognized net gain..............................................    (206,524)
                                                                    -----------
Net accrued pension costs.......................................... $  (428,513)
                                                                    ===========

   Net periodic pension cost for the Company in 1997 is as follows:

                                                                         1997
                                                                       --------
      Service cost-benefit earned during the period................... $138,369
      Interest cost on projected benefit obligation...................  144,983
      Actual return on plan assets.................................... (343,925)
      Net amortization and deferral...................................  218,258
                                                                       --------
      Net periodic pension cost....................................... $157,685
                                                                       ========

   The assumed discount rate used in the determination of the actuarial present value of accumulated plan benefits was 7.5% for 1997. The assumed long-term rate of return on plan assets was 8% for 1997 and the assumed rate of compensation increase was 5% for 1997.

                                                                        1997
                                                                     ----------
      Changes in plan assets:
        Fair value of plan assets at beginning of year ............. $1,463,827
        Actual return on plan assets, net ..........................    343,925
        Contributions...............................................    158,121
        Distributions...............................................        --
                                                                     ----------
      Fair value of plan assets at end of year...................... $1,965,873
                                                                     ==========

                                                                        1997
                                                                     ----------
      Changes in benefit obligations:
        Net benefit obligation at beginning of year................. $1,933,108
        Service cost................................................    138,369
        Interest cost...............................................    144,983
        Gross benefits paid.........................................        --
                                                                     ----------
      Net benefit obligation at end of year......................... $2,216,460
                                                                     ==========

                   MEBCOM Communications, Inc. and Subsidiary

5. Income Taxes

   Components of federal and state income tax expense are as follows:

                                                                         1997
                                                                       --------
      Included in operating taxes:
        Current:
          Federal..................................................... $258,530
          State.......................................................   45,623
        Deferred:
          Federal.....................................................   36,526
          State.......................................................    6,445
                                                                       --------
      Total...........................................................  347,124

      Included in other income (expenses):
        Current:
          Federal.....................................................  113,395
          State.......................................................   20,010
        Deferred:
          Federal.....................................................      --
          State.......................................................      --
                                                                       --------
      Total...........................................................  133,405
                                                                       --------
      Total income tax expense........................................ $480,529
                                                                       ========

   Total income tax expense differs from the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income taxes as a result of the following:

                                                                         1997
                                                                       --------
      Amount computed at statutory rate............................... $436,226
      State income taxes, net of federal income tax benefits..........   56,452
      Dividends received deduction....................................  (13,345)
      Amortization of investment tax credit...........................  (19,065)
      Other, net......................................................   20,261
                                                                       --------
      Total income tax expense........................................ $480,529
                                                                       ========

                   MEBCOM Communications, Inc. and Subsidiary

   The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 are as follows:

                                                                     1997
                                                                  -----------
      Net current income tax assets (liabilities):
        Investments.............................................. $   (79,648)
        Other....................................................      45,277
                                                                  -----------
      Total...................................................... $   (34,371)
                                                                  ===========

      Net noncurrent income tax assets (liabilities):
        Employee benefit plan.................................... $   177,833
        Deferred investment tax credits..........................      40,885
        Property, plant and equipment, primarily due to
         depreciation differences................................  (1,139,593)
                                                                  -----------
      Total...................................................... $  (920,875)
                                                                  ===========

   During 1997, the Company paid approximately $279,000 in income taxes.

6. Receivables From Related Parties

   At December 31, 1997, the Company had an unsecured note receivable totaling $54,141 from a company affiliated through common ownership. The note is due in equal installments of $642, including interest at 7.125% for 120 months. The balance of the note receivable was collected in full in 1998.

   At December 31, 1997, the Company had unsecured accounts receivable from officers totaling $1,230,469. The receivables are noninterest-bearing and are due upon demand.

7. Subsequent Events

   In January 1998, all of the outstanding capital stock of the Company was acquired by Madison River Capital for a purchase price of $21.3 million plus the assumption of approximately $2.0 million of existing indebtedness of the Company. Also, the Company's investment in Rural Telephone Bank Class B stock has been converted to Class C stock. Madison River Capital has merged the Company and the Parent into one corporation with the Company as the surviving entity.

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Coastal Utilities, Inc.
Hinesville, Georgia

   We have audited the accompanying consolidated balance sheets of Coastal Utilities, Inc. and its Subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coastal Utilities, Inc. and its Subsidiary as of December 31, 1999 and 1998, and the results of its consolidated operations and its cash flows for the years ended December 31, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.

                                          GOLDEN ASSOCIATES
                                          Certified Public Accountants

March 23, 2000
Hinesville, Georgia

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                             December 31,          March 30,
                                        ----------------------- ---------------
                                           1998        1999        2000
                                        ----------- ----------- -----------
                                                                (Unaudited)
CURRENT ASSETS
  Cash................................. $ 1,673,486 $ 3,122,038 $ 7,871,168
  Working cash advance.................       7,650       7,850      10,150
  Temporary investments (Note 2).......   5,485,608   9,881,820   4,306,272
  Due from customers and agents, net of
   allowance for doubtful accounts of
   $381,890 in 1999, $322,383 in 1998
   and $433,222 in 2000................     936,980   1,228,604     866,495
  Interest receivable..................         --          --          --
  Due from other carriers..............   1,606,583   2,226,137   2,030,641
  Other receivables....................     267,212     485,326     192,853
  Current portion of net investment in
   direct-financing, sales-type leases
   (Note 11)...........................      57,848      65,355      57,698
  Material and supplies (Note 1).......     694,407     672,500     693,623
  Claims for income tax refunds........         --      590,778     524,542
  Prepaid expenses.....................     396,863     151,344     138,980
                                        ----------- ----------- -----------
    TOTAL CURRENT ASSETS...............  11,126,637  18,431,752  16,692,422
                                        ----------- ----------- -----------
OTHER INVESTMENTS (Note 2).............  15,636,089  18,924,499  19,129,639
                                        ----------- ----------- -----------
NET INVESTMENT IN DIRECT-FINANCING,
 SALES-TYPE LEASES (Note 11)...........         --          --          --
                                        ----------- ----------- -----------
INVESTMENT IN TELEPHONE PLANT (Note 1)
  Telephone plant in service...........  81,185,729  85,783,321  85,142,706
  Less accumulated depreciation........  36,705,834  40,337,900  41,140,419
                                        ----------- ----------- -----------
  Net plant in service.................  44,479,895  45,445,421  44,002,287
  Telephone plant under construction...   1,544,903   1,039,278   2,074,461
  Nonoperating plant...................     441,670     439,500     439,500
                                        ----------- ----------- -----------
    TOTAL TELEPHONE PLANT..............  46,466,468  46,924,199  46,516,248
DEFERRED CHARGES
  Deferred charges--other..............   3,188,511   3,198,473   3,248,467
  Deferred tax asset--minimum pension
   liability (Note 8)..................         --    1,650,036   1,650,036
                                        ----------- ----------- -----------
TOTAL ASSETS........................... $76,417,705 $89,128,959 $87,286,812
                                        =========== =========== ===========

   The accompanying notes are an integral part of these financial statements.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

                     CONSOLIDATED BALANCE SHEETS--CONTINUED

                      LIABILITIES AND STOCKHOLDER'S EQUITY

                                         December 31,             March 30,
                                   --------------------------  ----------------
                                       1998          1999         2000
                                   ------------  ------------  -----------
                                                               (Unaudited)
CURRENT LIABILITIES
  Short-term borrowing and debt
   maturing within one
   year (Notes 3 & 4)............. $  2,522,591  $  3,779,186  $ 3,220,511
  Accounts payable (Note 18)......    1,827,665     1,808,693    1,857,725
  Customers' deposits.............      254,915       280,283      291,963
  Other current liabilities (Note
   19)............................    1,253,362     1,165,300      915,725
  Accrued taxes...................       74,757           --           --
  Accrued income taxes............    3,018,724           --           --
  Unmatured interest..............       56,300       760,614      714,645
                                   ------------  ------------  -----------
    TOTAL CURRENT LIABILITIES.....    9,008,314     7,794,076    7,000,569
                                   ------------  ------------  -----------
Long-term debt (Note 3)...........   55,400,419    59,448,340   58,904,272
  Deferred income taxes (Note 8)..    1,764,159     2,757,762    2,599,903
  Other liabilities (Note 7)......    1,846,135     2,275,447    2,816,061
  Unfunded accumulated pension
   benefit obligation.............          --      4,125,089    2,162,483
COMMITMENTS AND CONTINGENCIES
 (Note 10)
STOCKHOLDERS' EQUITY (Note 9)
  Preferred stockholders' equity
   Series A 8% preferred stock,
   cumulative, $100 par value,
   1,704 shares issued and
   outstanding....................      440,500       440,500      440,500
  Series B 12% preferred stock,
   cumulative, $100 par value,
   4,086 shares issued and
   outstanding                        1,057,200     1,057,200    1,057,200
  Common stockholders' equity
   Common stock, Class A, $10 par
   value, 21,111 shares issued and
   outstanding....................      528,600       528,600      528,600
  Common stock, Class B, $10 par
   value, 88,659 shares issued and
   outstanding....................    2,220,120     2,220,120    2,220,120
  Retained earnings--unreserved...   40,066,589    46,991,609   48,058,263
  Accumulated other comprehensive
   income.........................      252,944    (2,342,509)  (2,383,884)
  Treasury stock, at cost.........  (36,167,275)  (36,167,275) (36,167,275)
                                   ------------  ------------  -----------
    TOTAL STOCKHOLDERS' EQUITY....    8,398,678    12,728,245   13,753,524
                                   ------------  ------------  -----------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY............. $ 76,417,705  $ 89,128,959  $87,236,812
                                   ============  ============  ===========


   The accompanying notes are an integral part of these financial statements.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                        December 31,
                             -------------------------------------  March 30,
                                1997         1998         1999         2000
                             -----------  -----------  -----------  ----------
OPERATING REVENUE........... $31,146,570  $33,573,175  $36,769,161  $9,096,071
COST OF GOODS SOLD..........     117,823      250,165      126,050      40,337
OPERATING EXPENSE...........  22,672,528   25,153,189   26,685,494   6,702,723
                             -----------  -----------  -----------  ----------
NET OPERATING INCOME BEFORE
 OPERATING TAXES............   8,356,219    8,169,821    9,957,617   2,353,011
                             -----------  -----------  -----------  ----------
OPERATING TAXES
  Federal and State income
   taxes (Note 8)...........   1,585,555    1,554,557    1,810,869     348,931
  Other operating taxes.....     760,855      835,800      779,398     247,125
                             -----------  -----------  -----------  ----------
    TOTAL OPERATING TAXES...   2,346,410    2,390,357    2,590,267     596,056
                             -----------  -----------  -----------  ----------
NET OPERATING INCOME........   6,009,809    5,779,464    7,367,350   1,756,955
                             -----------  -----------  -----------  ----------
OTHER INCOME AND (EXPENSE)
  Other income..............         --       441,313          --          --
  Interest and dividend
   income...................   2,236,545    9,742,423    1,416,426     131,888
  Miscellaneous income
   (loss)...................      22,529      (33,441)     (54,423)    418,352
  Life insurance on lives of
   officers.................     320,983      155,187      (18,289)     91,381
  Life insurance proceeds
   (Note 17)................         --           --     3,601,313         --
  Miscellaneous income
   charges..................    (230,109)    (146,823)    (250,143)    (66,409)
  Federal and State income
   taxes--non-operating
   (Note 8).................    (541,152)  (3,240,273)    (633,355)   (220,057)
  Other non-operating
   taxes....................         (45)         --           --          --
                             -----------  -----------  -----------  ----------
    TOTAL OTHER INCOME AND
     EXPENSE................   1,808,751    6,918,386    4,061,529     355,155
                             -----------  -----------  -----------  ----------
INCOME BEFORE INTEREST......   7,818,560   12,697,850   11,428,879   2,112,110
                             -----------  -----------  -----------  ----------
INTEREST
  Interest on long-term
   debt.....................   3,417,344    3,936,445    3,987,214   1,040,500
  Other interest
   deductions...............      22,194       25,439       33,714       4,956
                             -----------  -----------  -----------  ----------
    TOTAL INTEREST..........   3,439,538    3,961,884    4,020,928   1,045,456
                             -----------  -----------  -----------  ----------
NET INCOME..................   4,379,022    8,735,966    7,407,951   1,066,654
                             -----------  -----------  -----------  ----------
OTHER COMPREHENSIVE INCOME
 BEFORE TAX
  Unrealized holding gains
   arising during period....   4,744,826      421,572      220,907     (66,450)
  Minimum pension liability
   adjustment...............         --           --    (4,125,089)        --
                             -----------  -----------  -----------  ----------
    TOTAL OTHER
     COMPREHENSIVE INCOME
     BEFORE TAX.............   4,744,826      421,572   (3,904,182)    (66,450)
                             -----------  -----------  -----------  ----------
  Income tax expense related
   to items of other
   comprehensive income.....  (1,897,930)    (168,628)   1,561,673     (25,075)
                             -----------  -----------  -----------  ----------
OTHER COMPREHENSIVE INCOME,
 NET OF TAX.................   2,846,896      252,944   (2,342,509)    (41,375)
                             -----------  -----------  -----------  ----------
COMPREHENSIVE INCOME........ $ 7,225,918  $ 8,988,910  $ 5,065,442  $1,025,279
                             ===========  ===========  ===========  ==========

   The accompanying notes are an integral part of these financial statements.

                    COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            Preferred Stock      Common Stock       Additional     Accumulated Other   Retained Earnings
                          Series A  Series B  Class A   Class B   Paid In Capital Comprehensive Income    Unreserved
                          -------- ---------- -------- ---------- --------------- -------------------- -----------------
December 31, 1996.......  $440,500 $1,057,200 $528,600 $2,220,120  $ (2,583,637)      $ 1,487,238         $27,329,602
Prior period adjustment
(Note 13)...............       --         --       --         --            --                --              746,422
Net income--1997........       --         --       --         --            --                --            4,379,022
Unrealized holdings
Gain(Loss) (Note 2).....       --         --       --         --            --          1,359,658                 --
Dividend declared
 Common stock ($2.31 per
 share), net of Treasury
 stock..................       --         --       --         --            --                --             (512,375)
 Preferred stock ($8 per
 share), net of Treasury
 stock..................       --         --       --         --            --                --              (27,240)
 Preferred stock ($12
 per share), net of
 Treasury stock.........       --         --       --         --            --                --              (98,064)
 Purchase of Treasury
 Stock..................       --         --       --         --     (2,583,637)              --                  --
                          -------- ---------- -------- ----------  ------------       -----------         -----------
December 31, 1997.......  $440,500 $1,057,200 $528,600 $2,220,120  $ (5,167,274)      $ 2,846,896         $31,817,367
Prior period adjustment
(Note 13)...............       --         --       --         --            --                --              290,920
Net income--1998........       --         --       --         --            --                --            8,735,966
Unrealized holdings
Gain(Loss) (Note 2).....       --         --       --         --            --         (2,593,952)                --
Dividend declared
 Common stock ($2.97 per
 share), net of Treasury
 stock..................       --         --       --         --            --                --             (652,360)
 Preferred stock ($8 per
 share), net of Treasury
 stock..................       --         --       --         --            --                --              (27,240)
 Preferred stock ($12
 per share), net of
 Treasury stock.........       --         --       --         --            --                --              (98,064)
Purchase of Treasury
Stock...................       --         --       --         --    (31,000,001)              --                  --
                          -------- ---------- -------- ----------  ------------       -----------         -----------
December 31, 1998.......  $440,500 $1,057,200 $528,600 $2,220,120  $(36,167,275)      $   252,944         $40,066,589
Prior period adjustment
(Note 13)...............       --         --       --         --            --                --             (178,722)
Net income -1999........       --         --       --         --            --                --            7,407,951
Unrealized holdings
Gain(Loss) (Note 2).....       --         --       --         --            --           (120,400)                --
Dividend declared
 Common stock ($2.20 per
 share), net of Treasury
 stock..................       --         --       --         --            --                --             (241,494)
 Preferred stock ($8 per
 share), net of Treasury
 stock..................       --         --       --         --            --                --              (13,632)
 Preferred stock ($12
 per share), net of
 Treasury stock.........       --         --       --         --            --                --              (49,033)
Minimum Pension
Liability Adjustment....       --         --       --         --            --         (2,475,053)                --
                          -------- ---------- -------- ----------  ------------       -----------         -----------
December 31, 1999.......  $440,500 $1,057,200 $528,600 $2,220,120  $(36,167,275)      $(2,342,509)        $46,991,609
Net income--March 30,
2000 (unaudited)........       --         --       --         --            --                --            1,066,654
Unrealized holdings Gain
(Loss)--(unaudited).....       --         --       --         --            --            (41,375)                --
Dividend declared--
unaudited...............       --         --       --         --            --                --                  --
 Common stock ($2.20 per
 share), net of Treasury
 stock--(unaudited).....       --         --       --         --            --                --                  --
 Preferred stock ($8 per
 share), net of Treasury
 stock--(unaudited).....       --         --       --         --            --                --                  --
 Preferred stock ($12
 per share), net of
 Treasury stock--
 (unaudited)............       --         --       --         --            --                --                  --
Minimum Pension
Liability Adjustment--
(unaudited).............       --         --       --         --            --                --                  --
                          -------- ---------- -------- ----------  ------------       -----------         -----------
March 30, 2000--
(unaudited).............  $440,500 $1,057,200 $528,600 $2,220,120  $(36,167,275)      $(2,363,884)        $48,058,263
                          ======== ========== ======== ==========  ============       ===========         ===========

  The accompanying notes are an integral part of these financial statements.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   December 31,                    March 30,
                        -------------------------------------  -------------------
                           1997         1998         1999         2000
                        -----------  -----------  -----------  ----------
CASH FLOWS FROM (USED
 FOR) OPERATING
 ACTIVITIES
  Net income........... $ 4,379,022  $ 8,735,966  $ 7,407,951  $1,066,654
  Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities
  Depreciation and
   amortization........   5,759,980    5,998,675    6,083,680   1,397,080
  Provision for losses
   on due from
   customers and
   agents..............      27,610       83,074       59,507      51,332
  Prior period
   adjustment..........     746,422      290,920     (178,772)        --
  Additional pension
   liability...........         --           --    (2,475,053)        --
  Increase (decrease)
   in unamortized
   investment credit...    (121,135)    (101,101)     (43,151)     (7,141)
  Deferred income
   taxes...............   1,819,360   (2,025,680)    (656,443)   (157,859)
  Deferred compensation
   retirement benefit..     (31,298)    (436,618)     556,005     546,738
  (Increase) decrease
   in prepaid pension..  (1,470,861)    (261,584)    (430,039)        --
  Increase (decrease)
   in deferred credit
   pension.............         --           --     4,125,089  (1,962,606)
  (Increase) decrease
   in:
    Due from customers
     and agents........     (38,392)    (257,879)    (351,131)    310,777
    Interest
     receivable........      10,466       19,463          --          --
    Due from other
     carriers..........      68,071     (144,513)    (619,555)    195,496
    Other receivables..    (230,437)      41,950     (218,114)    292,474
    Materials and
     supplies..........      20,777      170,180       21,908     (21,123)
    Claims for income
     tax refunds.......    (671,005)         --    (3,605,940)     66,236
    Prepaid expenses...      24,416      (14,357)     245,518      12,364
  Increase (decrease)
   in:
    Accounts payable...     259,079     (389,803)     (18,855)   (190,030)
    Customers'
     deposits..........      (1,521)      20,909       25,368      11,680
    Other current
     liabilities.......     126,699       88,817      (88,063)   (249,575)
    Taxes other than
     taxes on income...    (144,321)      74,630      (74,875)    239,061
    Income taxes
     payable...........    (495,398)   3,828,132       (3,562)        --
    Unmatured
     interest..........        (592)     (87,396)     704,314     (45,969)
                        -----------  -----------  -----------  ----------
      NET CASH FROM
       (USED FOR)
       OPERATING
       ACTIVITIES......  10,036,942   15,633,785   10,465,797   1,555,589
                        -----------  -----------  -----------  ----------
CASH FLOWS FROM (USED
 FOR) INVESTING
 ACTIVITIES
  Extension and
   replacement of
   plant...............  (5,555,958)  (6,933,917)  (7,034,120)   (989,129)
  Purchase of
   nonoperating plant..         --      (176,145)       2,170         --
  Proceeds from
   disposal of plant...     340,277      337,465      490,540         --
  (Increase) in other
   investments.........  (1,318,104)  (1,093,400)   2,986,071    (205,140)
  Decrease in deferred
   charges.............     152,217      832,127      420,077     (49,994)
  Leases receivable....      77,584       25,068      (21,017)     14,938
  Purchase of
   investments.........    (434,117)    (474,161)  (6,274,480)        --
  OID-USTN Holdings....     (35,598)         --           --          --
  (Increase) Decrease
   in temporary
   investments.........    (596,109)  18,621,148   (4,396,211)  5,575,548
  Sale of World Access
   Stock...............     150,000      210,000          --          --
  Increase (decrease)
   in unrealized
   holdings............   1,359,658   (2,593,952)    (120,400)    (41,375)
                        -----------  -----------  -----------  ----------
      NET CASH FROM
       (USED FOR)
       INVESTING
       ACTIVITIES......  (5,860,150)   8,754,233  (13,947,370)  4,304,848
                        -----------  -----------  -----------  ----------

   The accompanying notes are an integral part of these financial statements.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

                CONSOLIDATED STATEMENTS OF CASH FLOWS--CONTINUED

                                   December 31,                    March 30,
                         -----------------------------------  --------------------
                            1997        1998         1999        2000
                         ----------  -----------  ----------  -----------
                                                              (Unaudited)
CASH FLOWS FROM (USED
 FOR) FINANCING
 ACTIVITIES
  Advances to GA PCS
   Mgt, LLC............         --           --    1,174,200    (396,175)
  Advances to US
   Carrier.............         --           --      801,359         --
  Advances from RUS....   2,137,000          --          --          --
  Advance from RTFC....         --    57,543,843   5,000,000         --
  Advance from
   NationsBank of GA...         --           --          --          --
  Pay off of Long-term
   debt to RUS.........  (1,297,724) (25,856,228)        --          --
  Pay off of Long-term
   debt to RTB.........    (675,159) (24,138,339)        --          --
  Repayment of debt to
   RTFC................         --           --   (1,454,376)   (544,068)
  Repayment of debt to
   NationsBank of GA...  (1,216,667)    (216,667)   (216,667)   (162,500)
  Cash dividends paid
   to stockholders.....    (637,679)    (777,664)   (304,159)        --
  Increase (decrease)
   in deferred revenue
   from leases.........     (20,313)      (4,516)      3,904      (3,981)
  Increase (decrease)
   in deferred interest
   from leases.........     (18,202)     (11,867)      9,606      (3,301)
  Increase (decrease)
   in deferred
   credits.............      26,346      (14,076)    (83,541)      1,017
  (Increase) decrease
   in treasury stock...  (2,583,638) (31,000,001)        --          --
                         ----------  -----------  ----------  ----------
      NET CASH FROM
       (USED FOR)
       FINANCING
       ACTIVITIES......  (4,286,036) (24,475,515)  4,930,326  (1,109,008)
                         ----------  -----------  ----------  ----------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS...........    (109,244)     (87,496)  1,448,753   4,751,429
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF YEAR.....   1,877,876    1,768,632   1,681,136   3,129,889
                         ----------  -----------  ----------  ----------
CASH AND CASH
 EQUIVALENTS AT END OF
 YEAR..................  $1,768,632  $ 1,681,136  $3,129,889  $7,881,318
                         ==========  ===========  ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

                   Notes to Consolidated Financial Statements
                       December 31, 1999, 1998, and 1997

Note 1--Significant Accounting Policies

A. Nature of operations

   The Company is a telephone utility (local exchange carrier) which provides a variety of telecommunications services within an area designated by the Georgia Public Service Commission (GPSC). This area includes all of Liberty County, a portion of Long County, a portion of Bryan County which includes Richmond Hill and Keller, and all of the Fort Stewart Military Reservation. The Company, through its wholly owned subsidiary, Coastal Long Distance Services, Inc., offers long distance and Internet access services to its subscribers within the above defined areas. The Company constructs the plant necessary to provide telecommunication services to consumers.

B. Accounting procedures

   The Company follows the accrual basis of accounting as provided by the Federal Communications Commission Rules and Regulations for Class A Telephone Companies.

C. Inventories

   The Company records inventory of materials and supplies, telephone store and business systems at average cost.

                                                       1997     1998     1999
                                                     -------- -------- --------
      Material and supplies
        Telephone operations--at average cost....... $475,030 $339,486 $323,980
        Phone store--Hinesville--at cost............   47,680   61,715   43,088
        Business systems--at average cost...........  341,877  293,206  305,432
                                                     -------- -------- --------
                                                     $864,587 $694,407 $672,500
                                                     ======== ======== ========

D. Allowance for doubtful accounts

   The Company uses the reserve method in accounting for doubtful accounts. The allowance is based on prior years' experience.

E. Depreciation

   The Company provides for depreciation on the straight-line basis using class rates applied to depreciable property. The percentages of annual provisions for depreciation to the average balances of depreciable property were 8% in 1999, 1998 and in 1997.

F. Revenue

   The Company recognizes revenue when earned. The structure of the Company's revenue is as follows:

   1. Local service revenues are generated from the provision of local exchange and local private line revenues.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


   2. Network access revenues are received from interexchange carriers that use the local network. These revenues are also received from Southern Bell on the intrastate intralata jurisdiction under the primary carrier concept. These revenues are in the form of switched access and special access revenues.

   3. Operator services revenue is produced by a contractual agreement between the Company, Coastal Long Distance Services, Inc. on the inter/intralata jurisdiction and Southern Bell on the intralata jurisdiction.

   4. Billing and collection revenues are produced by agreements with Illuminet, Independent NECA Services, Southern Bell and Coastal Long Distance Services, Inc. (a wholly owned subsidiary of the Company). The Company uses Independent NECA Services to administer AT&T and Sprint billing and collections. The Company uses Illuminet to administer MCI and various other carriers' casual billing.

   5. Other miscellaneous income consists of regulated and deregulated revenue items such as lease and sale of customer premise equipment, directory advertising and public telephone revenues.

   6. Coastal Long Distance Services, Inc. (a wholly owned subsidiary of the Company) generates revenue from toll and Internet access services provided to its subscribers.

   Certain revenues derived from local services are billed monthly in advance and are recognized the month when the services are provided. Revenues derived from other telecommunications services which include network access, operator services, and toll services are recognized monthly as services are provided. Allowances for uncollectible billed services are adjusted monthly. Directory advertising and other miscellaneous revenues are recognized monthly as earned.

G. Cash Equivalents

   For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

H. Telephone Plant

   The investment in Telephone Plant is stated at original cost. For plant dedicated to providing regulated telecommunications services, depreciation is based on the remaining life method of depreciation and straight-line composite rates determined on the basis of equal life groups of certain categories of telephone plant acquired in a given year. When depreciable telephone plant is disposed of, the original cost less net salvage value is charged to accumulated depreciation. The cost of other property, plant and equipment is depreciated using either straight-line or accelerated methods over the estimated useful lives of the assets. Gains or losses on disposal of other depreciable property, plant and equipment are recognized in the year of disposition as an element of Other Income, net.

I. Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, after elimination of all significant intercompany balances and transactions.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997

J. Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

K. Unaudited Interim Consolidated Financial Statements

   In the opinion of the Company's management, the consolidated balance sheet as of March 30, 2000, the consolidated statements of earnings and cash flows for the three months ended March 30, 2000 and the consolidated statement of stockholders' equity for the three months ended March 30, 2000 contain all of the adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the three months ended March 30, 2000 are not necessarily indicative of the results for any other period.

Note 2--Investments

A. Temporary Investments

   Temporary investments are composed of cash and highly liquid securities invested with NationsBank of Georgia and SunTrust Bank. These accounts are available-for-sale and are reported at the aggregate fair value. The gross unrealized holding gain (loss) for 1999, 1998 and 1997 were $220,907, ($4,323,253) and $2,266,096, respectively.

                                                        December 31,
                                              ---------------------------------
                                                 1997        1998       1999
                                              ----------- ---------- ----------
      NationsBank of Georgia................. $19,838,235 $      --  $      --
      SunTrust Bank..........................   3,533,971  3,789,002  3,724,677
      Barnett Bank...........................     300,000        --         --
      Coastal Bank...........................      43,627     29,366     49,123
      Heritage Bank..........................     125,131  1,100,075  4,642,124
      Bryan Bank & Trust.....................     261,939    556,952  1,441,290
      First Citizens Bank....................       3,853     10,213     24,606
                                              ----------- ---------- ----------
        Total Temporary Investment........... $24,106,756 $5,485,608 $9,881,820
                                              =========== ========== ==========

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


B. Other Investments

   Other investments at December 31, 1999, 1998 and 1997 were as follows:

                                                   December 31,
                                        -------------------------------------
                                           1997         1998         1999
                                        -----------  -----------  -----------
Rural Telephone Bank--Class B Stock.... $ 1,466,120  $ 1,466,878  $       --
Rural Telephone Bank--Class C Stock....       5,000        5,000    1,471,878
Cash Value of Life Ins. Policies on
 officers..............................  12,144,457   13,262,759    9,088,535
Less Loans related to Insurance
 Policies..............................  (1,514,958)  (1,539,860)    (351,707)
Rural Telephone Finance Cooperative
 Patronage Capital.....................      37,347       37,347       37,347
Rural Telephone Finance Coop (SCC's)...         --           --     3,146,651
Communications Satellite Stock, at
 cost, 2000 shares of common stock.....       2,000        2,000        2,000
Coastal Electronics Stock, at cost,
 1000 shares of common stock...........       1,000        1,000        1,000
Illuminet, Inc., at cost, 117,934
 shares of Class A common stock........     939,282      939,447      939,242
Savannah Independent PCS Group, at
 cost..................................     622,380      734,080          --
Georgia PCS Management, LLC, at cost,
 15.0571% of Ownership.................     350,465      635,260    3,070,960
Restor Industries (World Access).......     210,000          --           --
US Carrier Telecom, LLC, at cost,
 7.642% of Ownership...................      15,435       92,178    1,518,593
                                        -----------  -----------  -----------
Total Other Investments................ $14,278,528  $15,636,089  $18,924,499
                                        ===========  ===========  ===========

   The investment in Rural Telephone Bank (RTB) Stock includes a stock dividend of $6,420,261. In the years before 1977, these dividends were treated as income. For the years 1977 through 1999, the dividends were offset by a valuation account. As of February 16, 1999, the Company requested that RTB Class B stock be converted into RTB Class C stock. As of December 31, 1999, the Company has 1,187,477 shares of Class B stock with par value $1 per share and 15,028 shares of Class C stock with a par value of $1,000 per share.

   This results in the RTB investment being shown on the Company's books as follows:

      RTB investment (including stock dividends).................. $ 16,215,477
        Contra RTB investment.....................................  (14,743,599)
                                                                   ------------
          Total RTB investment.................................... $  1,471,878
                                                                   ============

   The Company owns 117,934 shares of Illuminet Class A Stock. The stock is currently in a "lock up" period for 180 days from the date of the initial public offering (IPO). At the end of the lock up period, April 5, 2000, all Class A Common Stock will automatically convert 4 to 1 into publicly tradable shares of common stock. At such date, the Company will hold 471,736 shares of Illuminet common stock.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997

   During 1995, the Company adopted SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. All securities held by the Company are classified as available-for-sale. These securities are reported at the aggregate fair value. There are no gross unrealized holding gains (losses) for 1999, 1998 and 1997. Cost approximates aggregate fair value.

Note 3--Long-Term Debt

   Long-term debt at December 31, 1999, 1998 and 1997, was as follows:

                                           December 31,
                                -------------------------------------
                                   1997         1998         1999
                                -----------  -----------  -----------
Mortgage notes payable, due in
 installments
  Rural Utilities Service
    2% payable to 2005......... $   785,153  $       --   $       --
    5% payable to 2013.........  25,071,074          --           --
  Rural Telephone Bank
    6 1/2% payable to 2012.....   6,221,688          --           --
    7 1/2% payable to 2011.....   3,480,661          --           --
    8% payable to 2007.........   2,605,037          --           --
    9% payable to 2021.........  11,830,953          --           --
  NationsBank of Georgia
    8.05% payable to 2000......     595,834      379,167      162,500
Mortgage notes payable, due in
 installments
  Rural Telephone Finance
   Capital
    Patronage Capital--A01.....         --    57,543,843   46,016,372
    Patronage Capital--A02.....         --           --     4,947,997
    Patronage Capital--A03.....         --           --    10,125,098
  Capital Requirements
    Georgia PCS Management,
     LLC.......................
    Equity Subscription
     Agreement.................         --           --     1,174,200
    US Carrier Telecom, LLC....         --           --       801,359
Less current portions..........  (2,334,191)  (2,522,591)  (3,779,186)
                                -----------  -----------  -----------
                                $48,256,209  $55,400,419  $59,448,340
                                ===========  ===========  ===========

   Principal retirements on the above debt for the next five years will be approximately:

      Year Ended
      ----------
      2000.......................................................... $ 3,779,186
      2001..........................................................   2,959,056
      2002..........................................................   2,672,016
      2003..........................................................   3,299,591
      2004..........................................................   3,512,428
                                                                     -----------
                                                                     $16,222,277
                                                                     ===========

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


   All assets of the Company are pledged as security for long-term debt to RTFC.


   During 1998, the Company paid off all debt to the Rural Electrification Administration (REA) and also to the Rural Telephone Bank (RTB). This was accomplished by obtaining 3 notes and a secured revolving line of credit from the Rural Telephone Cooperative (RTFC) in the total amount of $80,000,000. The detail of these borrowing is as follows:

      GA 543-A-01................................................... $46,500,000
      GA 543-A-02...................................................   5,000,000
      GA 543-A-03...................................................  20,500,000
      Line of Credit................................................   8,000,000
                                                                     -----------
                                                                     $80,000,000
                                                                     ===========

   The three notes are payable in quarterly installments based upon level debt service (no principal deferral) for the GA 543-A-01 and GA 543-A-02 loans and level debt service with principal payments deferred for a period of three years for the GA 543-A-03 loan. The secured revolving line of credit is also payable quarterly.

   The interest rate is equal to Prevailing Bank Prime Rate plus one and one-half percent per annum or such lesser total rate per annum as may be fixed by the Lender (RTFC) from time to time. Prevailing Bank Prime Rate is defined as that bank prime rate published in the "Money Rates" column of any edition of The Wall Street Journal which the Lender (RTFC) determines in its discretion to be the representative bank prime rate on the day preceding the day on which an adjustment in the interest rate hereof shall become effective. Coastal Utilities, Inc has currently drawn down $61,089,467.

   The Company shall also purchase Subordinate Capital Certificates (SCC's) in the aggregate and shall not exceed the following amounts:

      GA 543-A-01.................................................... $2,325,000
      GA 543-A-02....................................................    250,000
      GA 543-A-03....................................................  1,025,000
                                                                      ----------
                                                                      $3,600,000
                                                                      ==========

   Unless otherwise requested in writing by the Company prior to the initial Advance and approved by the Lender, the Borrower agrees to purchase SCC's either with:

   1. each Advance in the amount of 5% of each such Advance, and each such SCC shall be paid for with proceeds of such Advance or

   2. by making payments with Company's own funds in 20 equal quarterly installments, commencing with the first full quarter following the initial Advance. The SCCs shall bear no interest and shall mature in accordance with the terms there of.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


   RTFC requires that the Company will not, in any one calendar year, without the prior approval in writing of the lender (1) declare or pay any dividends or make any other distributions to its stockholders with respect to its capital stock; (ii) purchase or redeem or retire any of its capital stock; or (iii) pay any management fees or if already paying a management fee, pay an increase in management fees unless with respect to any of the foregoing (after giving effect to such transaction) (1) (a) the Company maintains a Current Ratio of not less than 1.25; and (b) the Company meets the Minimum Net Worth Test or (2)
(a) the Company maintains a Current Ratio of not less than 1.25; (b) the Company maintains a minimum Net Worth to total assets of not less than twenty-five percent (25%) and (c) the payment of such dividend, the making of such distribution, or the purchase, redemption or retirement of such stock, individually or in the aggregate does not exceed twenty-five percent (25%) of the prior year-end Cash Margins in any one fiscal year or (3) for the payment of dividends up to $500,000 in any fiscal year, the Company maintains a Current Ratio of not less than 1.25. In no event may the Company make any such distribution or payment when there is unpaid any due installment of principal and/or interest or if the Company is otherwise in material default of any provision of this agreement or would be in material default hereunder as a result of such distribution or payment.

Note 4--Concentration of Credit Risk

   The Company provides telecommunications service to customers within its prescribed area. Management reviews past due accounts on a monthly basis and requires deposits on account based on credit evaluation. Credit losses have been within management's expectations.

   The Company has deposits of $8,996,247 exceeding the amounts insured by the FDIC at 3 financial institutions. The Company has deposits of $282,934 which are insured by the FDIC.

Note 5--Pension Plan

   Coastal Utilities, Inc. has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation for the five highest consecutive calendar years of earnings. The Company's funding policy is to contribute annually the amount needed to satisfy the minimum funding standards in ERISA.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997

   The following table sets forth the plan's funded status and amounts recognized in the Company's statement of financial position at December 31, 1999.

                                                                     1999
                                                                 ------------
      Actuarial present value of benefit obligations:
        Accumulated benefit obligation, including vested
         benefits of $7,494,814 in 1999 ........................ $  8,015,499
        Plan assets at fair value...............................    6,052,893
                                                                 ------------
        Unfunded accumulated benefits........................... $  1,962,606
                                                                 ============
        Projected benefit obligation............................ $(10,480,991)
        Plan assets at fair value...............................    6,052,893
      Items not yet recognized in earnings:
        Unrecognized net obligation (net asset) at January 1,
         1999...................................................          --
        Unrecognized prior service cost.........................          --
        Unrecognized net (gain) loss............................    6,590,581
                                                                 ------------
        (Accrued)/prepaid pension cost.......................... $  2,162,483
                                                                 ============

   Weighted-average assumptions used as December 31, 1999 as follows:

        Plan discount rates--pre-retirement............................... 7.50%
        Plan discount rates--post-retirement.............................. 6.50%
        Rates of increase in future compensation levels................... 3.00%
        Expected long-term rates of return assets......................... 8.00%

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


   The following table sets forth the net period pension cost for the Company in 1999:

      Service cost................................................. $   345,777
      Interest cost................................................     695,813
      Actual return on plan assets.................................     189,488
      Net amortization and deferral................................     347,058
      Net asset gain (loss) during the period deferred for later
       recognition.................................................    (707,178)
                                                                    -----------
          Net periodic pension cost (benefit)...................... $   870,958
                                                                    ===========
      Changes in Plan assets:
        Fair value of plan assets at beginning of year............. $ 6,794,744
        Actual return on plan assets, net..........................    (189,488)
        Contributions..............................................   1,300,997
        Distributions..............................................  (1,853,360)
                                                                    -----------
      Fair value of plan assets at end of year..................... $ 6,052,893
                                                                    ===========
      Change in benefit obligations:
        Net benefit obligation at beginning of year................ $ 7,506,050
        Actuarial Restatement......................................   2,187,024
        Service cost...............................................     345,777
        Interest cost..............................................     695,813
        Gross benefits cost........................................  (1,853,360)
        Actuarial gain (loss)......................................   1,599,687
                                                                    -----------
          Net benefit obligation at end of year.................... $10,480,991
                                                                    ===========

   During 1992, the Company elected to change the pension plan year to a calendar year. Previously, the pension plan was on a fiscal year ending September 30. The plan was amended and restated on October 20, 1994. The restated plan was effective as of October 1, 1989, and such Plan fully reflects the provisions of the 1986 Tax Reform Act and subsequent rules and regulations.

   The Company provides a Salary Reduction Plan for eligible employees. Employer and employee contributions are discretionary. Employee contributions are not to exceed in total 16% of the total compensation earned by plan participants for the year. Employer contributions are not to exceed 50% of each participant's contribution up to a contribution of 6% of compensation. These limitations are further restricted in that they shall not exceed the annual deductible limit for contributions to a qualified profit-sharing plan as set forth in Section 404(a)(3) of the Internal Revenue Code as limited by Section 404(j) of the Internal Revenue Code.

   During 1999, 1998 and 1997, the Company provided for $170,489, $142,264 and $136,592 in contributions, respectively. The Salary Reduction Plan is tax exempt under Section 401(k) of the Internal Revenue Code.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


Note 6--Earnings Per Share

   Earnings per common share are computed on total shares of common stock outstanding at the end of the year, after giving effect to dividends on preferred stock.

   The Series A preferred stock issue was effective December 31, 1974, and the Series B preferred stock issue was effective August 7, 1985 and quarterly dividends are cumulative from that date.

                                                         December 31,
                                               --------------------------------
                                                  1997       1998       1999
                                               ---------- ---------- ----------
NET INCOME.................................... $4,379,022 $8,735,966 $7,407,951
Less dividend on preferred stock
  4,405 shares at $8, net of treasury stock...     27,240     27,240     13,632
  10,572 shares at $12, net of treasury
   stock......................................     98,064     98,064     49,032
                                               ---------- ---------- ----------
AVAILABLE FOR COMMON STOCK.................... $4,253,718 $8,610,662 $7,345,287
                                               ========== ========== ==========
Earnings per share............................ $    19.38 $    39.22 $    66.92
                                               ========== ========== ==========

Note 7--Deferred Credits

   Deferred credits at December 31, 1999, 1998 and 1997, were as follows:

                                                         December 31,
                                               --------------------------------
                                                  1997       1998       1999
                                               ---------- ---------- ----------
Unamortized investment credits................ $  312,981 $  211,880 $  168,729
Other deferred credits........................    132,430    118,353     34,812
Deferred compensation retirement benefit......  1,952,520  1,515,902  2,071,906
                                               ---------- ---------- ----------
                                               $2,397,931 $1,846,135 $2,275,447
                                               ========== ========== ==========

   The items that give rise to unamortized investment credits and deferred income taxes are more fully explained in Note 8.

Note 8--Income Taxes

   At December 31, 1994, the Company had net investment tax credit carry forwards for income tax purposes of approximately $582,220, which expire in years 1995 through 2003. These carry forwards resulted from prior year acquisitions.

   The net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes are reflected in deferred income taxes. For 1998 income tax reporting, an Alternative Minimum Tax Credit of $34,357 was indefinitely available to reduce future regular taxes. For financial statement reporting, the credit was recognized as a deferred tax asset. The Alternative Minimum Tax Credit was used in 1998 to offset the Company's income tax liability. The deferred tax asset has been reversed.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


   Significant components of the Company's deferred tax assets and liabilities as of December 31, 1999, 1998 and 1997 are as follows:

                                                          December 31,
                                                --------------------------------
                                                   1997       1998       1999
                                                ---------- ---------- ----------
Deferred tax assets:
  Minimum pension liability.................... $      --  $      --  $1,650,036
  Deferred compensation-retirement benefit.....    297,676    415,433    628,850
  Post retirement benefits.....................     28,209        --         --
  Bad debt allowances..........................    283,811    315,397    334,976
  Alternative minimum tax......................        --         --         --
  Other........................................    104,437    107,714    183,365
                                                ---------- ---------- ----------
    Total deferred tax assets..................    714,133    838,544  2,797,227
Deferred tax liabilities:
  Accelerated tax depreciation.................  2,017,699  1,741,098  1,777,250
  Other........................................  2,486,274    861,605  2,127,703
                                                ---------- ---------- ----------
    Total deferred liabilities.................  4,503,973  2,602,703  3,904,953
                                                ---------- ---------- ----------
    Net deferred tax liabilities............... $3,789,840 $1,764,159 $1,107,726
                                                ========== ========== ==========

   Significant components of the provision for income taxes attributable to continuing operations are as follows:

                                  1997        1998        1999
                               ----------  ----------  ----------
Current:
  Operating
    Federal--regular tax...... $1,360,345  $1,139,838  $  825,786
    State.....................    252,839     204,205     133,139
  Non-Operating
    Federal--regular tax......    746,043   2,755,956     538,357
    Federal--alternative
     minimum tax..............        --          --          --
    State.....................    131,645     484,316      94,998
                               ----------  ----------  ----------
      Total current........... $2,490,872  $4,584,315  $1,592,280
                               ==========  ==========  ==========
Deferred:
  Operating
    Federal--regular tax...... $ (200,939) $  264,872  $  750,141
    State.....................    (42,093)     46,742     144,954
    Amortization of investment
     tax credits..............   (121,135)   (101,101)    (43,151)
  Non-Operating
    Federal--regular tax......        --          --          --
    Federal--alternative
     minimum tax..............        --          --          --
    State.....................        --          --          --
                               ----------  ----------  ----------
      Total deferred.......... $ (364,167) $  210,513  $  851,944
                               ==========  ==========  ==========

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


   The reconciliation of income tax attributable to continuing operations computed at the federal statutory tax rate to the Company's effective income tax expense is:

                                                      December 31,
                                            ----------------------------------
                                               1997        1998        1999
                                            ----------  ----------  ----------
Tax at federal statutory rate.............. $1,840,016  $3,919,772  $1,452,741
State and local income taxes, net of
 federal benefit...........................    330,472     692,753     256,348
Other, net.................................   (320,384)   (401,012)    116,809
                                            ----------  ----------  ----------
                                            $1,850,104  $4,211,513  $1,825,898
                                            ==========  ==========  ==========

Note 9--Stockholders' Equity

     The certificate of incorporation of Coastal Utilities, Inc. authorizes issuance of stock as follows:

                                      Authorized      Outstanding      Par Value
                                      ---------- --------------------- ---------
                                                 Stockholders Treasury
                                                 ------------ --------
Preferred Stock
  Series A...........................   50,000       1,704      2,701    $100
  Series B...........................   50,000       4,086      6,486    $100
Common Stock
  Class A............................  300,000      21,111     31,749    $ 10
  Class B............................  900,000      88,659    133,353    $ 10

   Dividends on Series A preferred stock at the rate of $8 per share per annum and on Series B preferred stock at the rate of $12 per share per annum are cumulative and preferential to the payment of dividends on Class A and Class B common stock. Preferred stock is callable at $105 per share. In the event of liquidation, the holders of preferred stock are entitled to receive $100 per share before any distributions on behalf of Class A and Class B common stock.

Note 10--Commitments and Contingencies

   The Company leases data processing equipment which is accounted for as operating leases. In addition, the Company leases business premises under operating leases from Bryant Realty, an entity owned by major stockholders. The amount of rent paid to Bryant Realty in 1999 was $599,998. The business premises leases have five to seven year terms, each with renewal options.

   The following is a schedule of minimum future rentals required under operating leases payable as of December 31, 1999.

      Year ended
      ----------
      2000.......................................................... $  742,195
      2001..........................................................    606,711
      2002..........................................................    606,711
      2003..........................................................    559,997
      2004..........................................................    559,997
                                                                     ----------
        Total Minimum Future Rentals................................ $3,075,611
                                                                     ==========

                    COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

            Notes to Consolidated Financial Statements (continued)
                       December 31, 1999, 1998 and 1997


   The Financial Accounting Standards Board issued SFAS 107, "Disclosures about Fair Values of Financial Instruments," which requires entities to disclose the estimated current value of their financial instruments. Disclosure will be required for both assets and liabilities and for on-and off-balance sheet items.

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 Cash and short term investments

   The carrying amount approximates fair value because of the short maturity of those instruments.

 Long-term investments

   The fair values of these investments are estimated based on cost approximating aggregate fair value.

 Long-term debt

   The fair value of the Corporation's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.

   The estimated fair values of the Corporation's financial instruments are as follows:

                                  1997                    1998                    1999
                         ----------------------- ----------------------- -----------------------
                          Carrying      Fair      Carrying      Fair      Carrying      Fair
                           Amount       Value      Amount       Value      Amount       Value
                         ----------- ----------- ----------- ----------- ----------- -----------
Cash and short-term
 investments............ $25,875,388 $25,875,388 $ 7,166,744 $ 7,166,744 $13,011,708 $13,011,708
Long-term investments
 estimated fair value...  14,278,528  14,278,528  15,636,089  15,636,089  18,924,499  18,924,499
Long-term debt..........  48,256,209  48,256,209  55,400,419  55,400,419  59,448,340  59,448,340

   During 1998, Georgia Independent PCS Corporation and Savannah Independent PCS Corporation were in the process of completing an asset transfer and subsequent liquidation of 100% interest to Georgia PCS Management, LLC, a single-member limited liability company, which was completed as of March 26, 1999. Coastal Utilities, Inc. holds a 15.071% interest in the combined entity, Georgia PCS Management, LLC as of December 31, 1999.

   As of September 1, 1999, the Company signed a guaranty in the amount of $3,969,752 and a related equity subscription agreement in the amount of $1,399,800 for Georgia PCS Management, LLC. This guaranty represents 15.47% of the total loan outstanding with the Rural Telephone

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997

Finance Cooperative for Georgia PCS Management, LLC. The loan documents for this transaction were signed on September 1, 1999.

   The agreement provides for capital contributions to be made by the Company in the amount of $1,399,800. Of this total amount, $225,600 was contributed during 1999 and recorded as an increase subsequently as follows:

      Year Ended
      ----------
      2000........................................................... $  587,100
      2001...........................................................    587,100
                                                                      ----------
                                                                      $1,174,200
                                                                      ==========

   As of December 31, 1999, the additional $1,174,200 required by the equity subscription agreement was recorded as a current and long-term liability as indicated above and as a corresponding increase in the investment on the books of the Company.

   The Company has also signed a letter of commitment with USCarrier Telecom, LLC which provides for capital contributions for the year 2000 in the amount of $757,350. The Company has also committed to an additional contribution of $44,009 that was refused by another member.

Note 11--Capital Leases

   The Company is a lessor of business telephone systems under agreements expiring at various dates through 2003. The majority of the leases are direct-financing sales-type leases. The lessees have a bargain purchase option at the end of the lease term. The Company has accounted for the leases as capital leases. The Company's net investment in the direct-financing, sales-type leases is as follows:

                                                      1997     1998     1999
                                                    -------- -------- --------
Total minimum lease payments....................... $136,666 $111,598 $132,615
Estimated executory costs & related profit.........   34,597   30,081   33,985
                                                    -------- -------- --------
Minimum lease payments receivable..................  102,069   81,517   98,630
Unearned interest..................................   35,537   23,670   33,275
                                                    -------- -------- --------
Net investment in direct-financing, sales-type
 leases............................................ $ 66,532 $ 57,847 $ 65,355
                                                    ======== ======== ========

   Future minimum lease payments receivable under the capital lease agreements are:

      2000............................................................ $ 53,376
      2001............................................................   33,140
      2002............................................................   22,821
      2003............................................................   19,301
                                                                       --------
        Total Minimum Lease Payments Receivable....................... $128,638
                                                                       ========

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


Note 12--Supplemental Cash Flow Information

   The following supplemental information is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 95 "Statement of Cash Flows:"

                                                    December 31,
                                          -----------------------------------
                                             1997        1998        1999
                                          ----------  ----------  -----------
Cash paid during the year for:
  Interest............................... $2,338,535  $4,049,280  $ 3,316,614
  Income taxes...........................  1,762,000   1,239,500    1,966,330
                                          ----------  ----------  -----------
                                          $4,100,535  $5,288,780  $ 5,282,944
                                          ==========  ==========  ===========
Schedule of Non Cash Investing and
 Financing Activities:
                                                    December 31,
                                          -----------------------------------
                                             1997        1998        1999
                                          ----------  ----------  -----------
  Deferred charges....................... $  152,217  $  832,127  $(1,742,406)
  Leases receivable......................     77,584      25,068       21,908
  Deferred revenue from leases...........    (20,313)     (4,516)       3,904
  Deferred interest from leases..........    (18,202)    (11,867)       9,606
  Deferred credits.......................     26,346      14,076      (83,541)
                                          ----------  ----------  -----------
                                          $  217,632  $  854,888  $(1,790,529)
                                          ==========  ==========  ===========

Note 13--Prior Period Adjustment

   During 1999, a correction was made to a deferred tax liability related to a prepaid pension asset. The net effect was to decrease net income by $178,772.

   During 1998, a correction was made to the income calculation for the Company. This correction was made prior to the filing of the 1997 corporate income tax return. The correction was due to a timing difference between book and tax income. The effect of the correction was to increase net income by $112,148. A correction was also made to a deferred tax liability related to a prepaid pension asset. The net effect was to increase net income by $178,772.

   During 1997, a correction was made to the income calculation for the Company. This correction was made prior to the filing of the 1996 corporate income tax return. The correction was due to a timing difference between book and tax income. The effect of the correction was to increase net income by $4,166. A correction was also made to recognize prepaid pension cost of $1,237,094 and the related tax effect of $494,838.

Note 14--Related Parties

   During 1993, the Company created a wholly-owned subsidiary, Coastal Long Distance Services, Inc. The subsidiary is engaged in the long distance reseller business. Because the subsidiary is wholly-owned, the results of its operations have been consolidated with the Company's on the basis indicated in Note 1.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


Note 15--Post Retirement Benefits Other Than Pensions

   In December 1991, the Financial Accounting Standards Board issued SFAS 106, "Employers' Accounting for Post Retirement Benefits Other Than Pensions", which Coastal Utilities was required to adopt by 1995.

   The statement requires employers, among other things, to accrue the cost of providing post retirement benefits other than pensions. This accrual should be made during the period the employees are expected to earn the benefits.

   Currently, Coastal Utilities has no post retirement benefits that fall within the scope of SFAS 106. However, the Company provides deferred compensation retirement benefits to selected employees on an individual-by-individual basis. Accordingly, these benefits do not fall within the scope of SFAS 106. The deferred compensation retirement benefits have been computed based on the present value of the future benefits expected to be provided to each employee covered at an 8% discount rate. The Company's long-term liability is $2,071,906, $1,515,902, and $1,308,321 at December 31, 1999, December 31,
1998 and 1997 respectively. The cost of these benefits will be amortized over the remaining years of service to retirement age 65 for those employees covered.

   The Company also provides health and life insurance to selected retirees on an individual-by-individual basis. Accordingly, these benefits do not fall within the scope of SFAS 106. The cost of these benefits is expensed currently.

   The Company also provides a death benefit only deferred compensation to selected employees. This is provided for in the form of life insurance for officers. The cost of this benefit is expensed currently through life insurance expense.

Note 16--Treasury Stock

   During December 1998, the Company purchased stock owned by G. Allan Bryant, Daniel M. Bryant, and Thomas J. Ratcliffe, Jr. as co-trustees under the declaration of trust for Glenn E. Bryant Dated November 21, 1997 approved by the Probate Court and Superior Court of Liberty County for $31,000,000. A detail of shares purchased follows:

                                                                       Dollar
                                                    Number of Shares   Amount
                                                    ---------------- -----------
Preferred Stock A..................................       1,701      $ 1,801,935
Preferred Stock B..................................       4,086          568,365
Common Stock A.....................................      21,109        9,269,500
Common Stock B.....................................      88,661       19,360,200
                                                        -------      -----------
  Total Shares.....................................     115,557      $31,000,000
                                                        =======      ===========

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


   During February 1997, the Company purchased stock owned by Glenn E. Bryant for $2,583,638. A detail of shares purchased follows:

                                                  Number of Shares Dollar Amount
                                                  ---------------- -------------
Preferred Stock A................................         500       $   92,052
Preferred Stock B................................       1,200           29,035
Common Stock A...................................       5,320          473,533
Common Stock B...................................      22,346        1,989,018
                                                       ------       ----------
  Total Shares...................................      29,366       $2,583,638
                                                       ======       ==========

   The Company purchased all of the stock owned by Trudie P. Bryant for $2,583,638 in September 1996. A detail of shares purchased follows:

                                                  Number of Shares Dollar Amount
                                                  ---------------- -------------
Preferred Stock A................................         500       $   92,052
Preferred Stock B................................       1,200           29,035
Common Stock A...................................       5,320          473,533
Common Stock B...................................      22,346        1,989,018
                                                       ------       ----------
  Total Shares...................................      29,366       $2,583,638
                                                       ======       ==========

Note 17--Life Insurance Proceeds

   During 1999, the Company received life insurance proceeds of $7,436,505 upon the death of a key officer and major stockholder. This resulted in a reduction of cash value of life insurance policies on officers in the amount of $3,748,188 and an increase in other income of $3,601,313.

                                                      December 31,
                                             --------------------------------
                                                1997        1998       1999
                                             ----------  ----------  --------
Life insurance premiums..................... $  844,582  $  993,276  $802,272
Change in cash value........................ (1,165,565) (1,148,463) (820,561)
                                             ----------  ----------  --------
Net cost of life insurance on lives of
 officers................................... $ (320,983) $ (155,187) $(18,289)
                                             ==========  ==========  ========


Note 18--Accounts Payable

   Accounts Payable are as follows:

                                                 1997       1998        1999
                                              ---------- ----------  ----------
Accounts Payable--Trade...................... $  566,049 $  541,453  $  630,149
Accounts Payable--Other (Future Plant).......    959,988    366,584     319,397
Accounts Payable--Pension....................        --         --          --
Accounts Payable--Settlements................    608,321    957,880     690,065
Taxes Payable Other Than Income..............     83,109     14,762     151,880
911 and Dual Relay Payable...................        --     (53,014)     17,202
                                              ---------- ----------  ----------
  Total...................................... $2,217,467 $1,827,665  $1,808,693
                                              ========== ==========  ==========

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


Note 19--Other Current Liabilities

   Other Current Liabilities as follows:

                                                        December 31,
                                              --------------------------------
                                                 1997       1998       1999
                                              ---------- ---------- ----------
Advanced Billing & Payment................... $  215,408 $  269,829 $  253,270
Dividends Payable............................    159,420    194,416     76,040
Other Accrued Liabilities--Payroll...........    237,998    295,836    324,946
Other Liabilities--
Compensated Absences.........................    479,524    489,281    407,044
Other Current Liabilities....................      4,000      4,000      4,000
Deferred Compensation Retirement Benefit--
 Current.....................................     68,196        --     100,000
                                              ---------- ---------- ----------
  Total...................................... $1,164,546 $1,253,362 $1,165,300
                                              ========== ========== ==========

                         Report of Independent Auditors

Board of Directors
Gulf Coast Services, Inc.

   We have audited the accompanying consolidated statements of operations and cash flows of Gulf Coast Services, Inc. for the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997. These statements of operations and cash flows are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements of operations and cash flows based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated statements of operations and cash flows referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Gulf Coast Services, Inc. for the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young, LLP

Raleigh, North Carolina
January 7, 2000

                           Gulf Coast Services, Inc.

                     Consolidated Statements of Operations

                                        Period from
                                        January 1,
                                          1999 to    Year ended December 31,
                                         September   -------------------------
                                         29, 1999       1998          1997
                                        -----------  -----------  ------------
Operating revenues:
  Local service ....................... $12,933,804  $16,063,197  $ 14,387,177
  Network access service ..............  15,608,169   20,407,211    19,778,609
  Long distance service ...............   8,674,409    8,962,849     8,213,108
  Miscellaneous .......................   3,712,681    4,705,772     4,153,061
  Nonregulated ........................   7,827,526   18,249,683     2,713,724
  Provision for uncollectible accounts
   ....................................    (190,919)    (324,676)     (249,232)
                                        -----------  -----------  ------------
    Total operating revenues ..........  48,565,670   68,064,036    48,996,447
Operating expenses:
  Plant specific ......................  12,670,997   13,491,079    12,219,778
  Plant nonspecific ...................   6,002,695    4,149,814     4,326,540
  Depreciation ........................   6,489,574    8,203,558     7,824,929
  Amortization ........................      86,059       93,930        94,373
  Customer operations .................   5,212,648    5,115,980     6,537,255
  Corporate operations ................  10,146,452    8,293,776     7,785,608
  Other taxes .........................     696,728    1,356,451       905,302
  Nonregulated ........................  10,605,627   11,133,391     2,761,310
                                        -----------  -----------  ------------
    Total operating expenses ..........  51,910,780   51,837,979    42,455,095
                                        -----------  -----------  ------------
Net operating (loss) income ...........  (3,345,110)  16,226,057     6,541,352
Other income (expense):
  Other income, net ...................     299,104      658,261       864,295
  Share of losses of equity investee ..         --    (6,592,302)   (7,123,827)
  Gain on disposal of assets ..........   9,962,895    1,267,527           --
                                        -----------  -----------  ------------
    Total other income (expense), net
     ..................................  10,261,999   (4,666,514)   (6,259,532)
                                        -----------  -----------  ------------
Income before interest and income tax
 expense ..............................   6,916,889   11,559,543       281,820
Interest expense ......................   1,769,302    3,162,713     3,004,148
                                        -----------  -----------  ------------
Net income (loss) before income taxes
 ......................................   5,147,587    8,396,830    (2,722,328)
Income tax expense ....................   3,214,551    5,884,065       907,944
                                        -----------  -----------  ------------
Net income (loss) .....................   1,933,036    2,512,765    (3,630,272)
Other comprehensive income:
  Unrealized gain (loss) on available
   for sale securities                      271,607     (292,708)     (402,573)
                                        -----------  -----------  ------------
  Comprehensive income ................ $ 2,204,643  $ 2,220,057  $ (4,032,845)
                                        ===========  ===========  ============

                              See accompanying notes.

                           Gulf Coast Services, Inc.

                     Consolidated Statements of Cash Flows

                                     Period from     Year ended December 31,
                                  January 1, 1999 to -------------------------
                                  September 29, 1999    1998          1997
                                  ------------------ -----------  ------------
Operating activities
Net income (loss) ..............     $ 1,933,036     $ 2,512,765  $ (3,630,272)
Adjustments to reconcile net in-
 come (loss) to net
 cash provided by operating ac-
 tivities:
  Gain on disposal of assets ...      (9,962,895)     (1,267,527)          --
  ESOP compensation ............      12,341,000         547,440       530,331
  Share of losses of equity
   investee ....................             --        6,592,302     7,123,826
  Depreciation and amortization
   .............................       6,575,633       8,595,385     7,919,302
  Deferred income taxes ........         (16,698)      1,069,596       725,347
  Amortization of investment tax
   credit ......................        (117,000)       (156,000)     (156,000)
  Changes in operating assets
   and liabilities:
    Accounts receivable ........        (820,195)     (2,128,491)   (3,343,669)
    Inventories ................         236,133         237,050      (146,812)
    Refundable income taxes ....             --          628,791       136,674
    Prepaid expenses ...........        (150,416)       (109,451)       69,129
    Costs in excess of billings
     ...........................       2,169,634      (2,169,634)          --
    Other assets ...............        (156,549)       (864,315)       36,032
    Accounts payable and accrued
     expenses ..................      13,015,594       2,290,885         2,841
    Customer deposits ..........         (67,298)          9,643        41,955
    Due to Madison River .......       1,094,515             --            --
    Income taxes payable .......       1,962,572       1,185,841        82,837
    Unearned revenue ...........         197,901         192,665           --
    Postretirement benefit obli-
     gation ....................         558,043       1,075,798     1,036,925
    Deferred compensation pay-
     able ......................        (512,864)       (476,959)      (43,843)
    Other liabilities ..........            (494)       (785,836)      786,331
                                     -----------     -----------  ------------
Net cash provided by operating
 activities ....................      28,279,652      16,979,948    11,170,934
Investing activities
Investment in DigiPH ...........             --       (3,218,503)   (2,050,000)
Proceeds from sale of DigiPH ...       6,500,000             --            --
Decrease (increase) in invest-
 ments .........................         202,123        (141,800)      748,894
Purchases of property, plant and
 equipment .....................     (42,494,403)    (19,838,187)  (10,479,175)
Proceeds from the sale of prop-
 erty, plant
 and equipment..................       1,405,324       3,538,352       119,908
Notes receivable from employees
 ...............................         197,285         (34,331)       (5,922)
                                     -----------     -----------  ------------
Net cash used in investing ac-
 tivities ......................     (34,189,671)    (19,694,469)  (11,666,295)
Financing activities
Proceeds from long-term debt ...      27,581,000       9,936,884     4,597,825
Principal payments on long-term
 debt ..........................      (2,155,210)     (3,062,490)   (4,705,085)
Proceeds from issuance of common
 stock .........................          88,230          90,158        19,940
Purchase of common stock........             --          (51,510)          --
Distributions to shareholders...      (8,190,000)            --            --
                                     -----------     -----------  ------------
Net cash provided by (used in)
 financing activities ..........      17,324,020       6,913,042       (87,320)
                                     -----------     -----------  ------------
Increase (decrease) in cash and
 cash equivalents ..............      11,414,001       4,198,521      (582,681)
Cash and cash equivalents at be-
 ginning of year ...............       5,392,004       1,193,483     1,776,164
                                     -----------     -----------  ------------
Cash and cash equivalents at end
 of year .......................     $16,806,005     $ 5,392,004  $  1,193,483
                                     ===========     ===========  ============
Supplemental disclosures of cash
 flow information
Cash paid for interest .........     $ 1,769,302     $ 3,469,236  $  2,870,646
                                     ===========     ===========  ============
Cash paid for income taxes .....     $ 2,337,000     $ 3,150,000  $    800,000
                                     ===========     ===========  ============

                            See accompanying notes.

                           Gulf Coast Services, Inc.

         Notes to Consolidated Statements of Operations and Cash Flows

                               September 29, 1999

1. Accounting Policies

Description of Business

   Gulf Coast Services, Inc. (the Company) was formed in December 1984. The Company has two wholly-owned subsidiaries, Gulf Telephone Company (GTC) and Gulf Long Distance, Inc. (GLD). GTC provides communication services to businesses and residences in southeast Alabama. GLD was formed on July 18, 1990 and serves as a reseller of toll telephone services.

   GTC is subject to regulation by the Federal Communications Commission ("FCC") and the Alabama Public Service Commission ("PSC"). Pending and future regulatory actions may have a significant impact on the Company's future operations and financial condition.

   Effective September 29, 1999, all of the outstanding Common Stock of the Company was acquired by Gulf Merger Corporation ("GMC"), a wholly-owned subsidiary of Madison River Capital, LLC ("Madison River") for cash consideration of $312 million.

Principles of Consolidation

   The Consolidated Statements of Operations and Cash Flows include the accounts of the Company and its wholly-owned subsidiaries on the accrual basis. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Accounting

   GTC maintains accounts for its regulated activities in accordance with the Uniform System of Accounts prescribed for telephone companies by the FCC. The Consolidated Statements of Operations of the Company are prepared in accordance with the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effect of Certain Types of Regulation.

Depreciation and Fixed Asset Retirements

   Depreciation of the original cost of depreciable telecommunications plant in service is provided using composite straight-line rates approximating 8% during the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost, together with cost of removal less salvage, is charged to the allowance for depreciation. Costs for repairs and maintenance are expensed as incurred.

   Depreciation expense includes amortization of assets recorded under a capital lease.

Telecommunication Services Revenues

   Revenues are recognized when services are provided. Intrastate network access service revenues are based upon a tariff filed with the PSC. The Company participates in a revenue pool with other telephone companies for interstate revenue. Such pools are funded by toll revenue and by access charges in the interstate market. Revenues earned through the pooling process are initially recorded based on estimates. The Company recorded adjustments to its estimates, based on settlements of prior years' revenues, which increased revenues by approximately $525,000, $683,000 and $959,000, respectively, during the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997.

                           Gulf Coast Services, Inc.

Network Construction Services Revenues

   The Company provides network construction services and installs fiber optic communications services for inter-exchange carriers and other communications entities as well as for its own use. These revenues were recorded as nonregulated revenue in the accompanying Consolidated Statement of Operations.

   The Company accounts for long-term construction contracts relating to the development of telecommunications networks using the percentage of completion method. Under this method, costs and revenues generally are recognized as the contract progresses toward completion.

   The Company recorded an asset of approximately $2,170,000 for costs incurred in excess of billings relating to network construction at December 31, 1998. The Company billed and collected all costs and estimated earnings during 1999. There are no costs in excess of billings related to the construction contracts as of September 29, 1999 since all projects were substantially complete at that time.

Gain on Disposals of Assets

   During 1998 and 1999, the Company entered into various agreements to provide indefeasible rights of use of multiple fibers along its network in exchange for either cash or an indefeasible right of use to the other parties' fibers. The Company evaluated each transaction separately and accounted for transactions that represented the exchange of fiber with third parties as non-monetary exchanges of similar productive assets with no gain recognized. The Company recognized a gain or loss for cash transactions for the difference between the cash received and the carrying value of the asset.

Concentrations of Credit Risk and Major Customers

   The Company derives the majority of its operating revenues from customers in southern Alabama. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company's allowance for doubtful accounts is based upon management's estimates and historical experience. In situations where the Company deems appropriate, prepayment and/or cash deposits are required for the provision of services.

   Substantially all of the Company's revenues were from communications and related services. Approximately $4,041,000, $5,000,000, and $7,500,000,
respectively, of the Company's operating revenue for the period from January 1, 1999 to September 29, 1999 and years ended December 31, 1998 and 1997 were derived from services provided to customers of AT&T. The revenues were received primarily from access charges, but also included revenues for operator, billing and collection, and other interexchange services.

Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes", which requires an asset and liability approach to accounting for income taxes. Under the provisions of SFAS 109, the Company adjusts existing deferred income tax amounts annually, using current tax rates, for the estimated future tax effects attributable to temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

   The Company accounts for investment tax credits on the deferred method. Investment tax credits realized are deferred and amortized to operating income ratably over the lives of the respective assets qualifying for the credit.

                           Gulf Coast Services, Inc.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in financial statements and accompanying notes. Actual results could differ from those estimates.

Allowance for Funds Used During Construction

   Regulatory commissions allow the Company to capitalize an allowance for funds used during construction, which includes both interest and return on equity components. Such amounts are reflected as a cost of constructing certain plant assets. The allowance for funds capitalized was approximately $669,000, $134,000 and $247,000 during the period from January 1, 1999 to September 29, 1999 and the years ended 1998 and 1997, respectively.

Reclassifications

   Certain 1998 and 1997 amounts have been reclassified to conform with the 1999 financial statement presentation. These reclassifications had no effect on net income or loss or shareholders' equity as previously reported.

Advertising Expenses

   The Company accounts for advertising costs in accordance with the Statement of Position No. 93-7, Reporting on Advertising Costs. Advertising costs are expensed as incurred. Advertising expenses amounted to approximately $384,000, $316,000 and $248,000, respectively, for the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997.

Comprehensive Income

   During 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 130 "Reporting Comprehensive Income." The Statement requires the Company to provide disclosure of amounts related to comprehensive income as prescribed by the Statement. The Company has disclosed comprehensive income on its consolidated Statement of Operations for each period presented.

   The FASB also issued Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information." This statement requires that the Company disclose certain information about its major business lines as well as certain geographic information.

2. Share of Losses of Equity Investee

   The Company had a 50% equity investment in DigiPH Holding, Inc. ("DigiPH"). DigiPH was formed to acquire personal communications services ("PCS") licenses in the FCC C block auctions. DigiPH bid for and, in May 1996, won FCC licenses to provide PCS services in areas extending along the Gulf of Mexico westward from Destin, Florida through Fort Walton Beach and Pensacola, Florida; Mobile, Alabama; Biloxi, Gulfport, and Pascagoula, Mississippi; and north through the Hattiesburg, Laurel, Meridian and Columbus/Starkville, Mississippi metropolitan areas. DigiPH's successful bids totaled $74.7 million, net of bidding credits, and was financed by 10-year government notes at 7% interest. DigiPH began offering partial PCS service in the fourth quarter of 1997 and began offering full service in all areas during 1998.

                           Gulf Coast Services, Inc.

   During 1998, the Company reduced the carrying value of its investment in DigiPH to $0 as its share of DigiPH's losses exceeded its investment and recognized a liability for its future funding obligation to DigiPH since its share of DigiPH's losses exceeded the carrying amount of the investment. In September 1999, the Company sold its investment interest in DigiPH and recognized a $10.5 million gain on the sale.

3. Employee Stock Ownership Plan

   The Company sponsors an employee stock ownership plan ("ESOP") which complies with provisions of the Internal Revenue Code and the Employee Retirement Income Security Act ("ERISA"). All employees of the Company may participate after completing a year of service and attaining the age of nineteen. Vesting begins after three years of service and benefits are fully vested after an employee has completed seven years of service.

   The Company has agreed to voluntarily contribute (in cash or Company common stock) 2.3% of the participants' basic annual compensation to the plan. The Company has the right under the plan to discontinue such contributions at any time and terminate the plan. The Company can make additional contributions at the discretion of the Board of Directors.

   The Trustees, except when subject to the Company or Advisory Committee direction, have full discretion and authority with regard to the investment of the trust fund and may invest in securities of the Company.

   Cash contributions of approximately $328,000, $2,588,000 and $2,458,000 were recorded for nine-month period ended September 29, 1999 and the years ended 1998 and 1997, respectively, which were in excess of the minimum amount required by the plan. The Company expensed these amounts when contributed.

   The ESOP purchased 15,151 shares of Company stock for $3,000,000, $2,000,000 of which was financed through a bank note. This note payable is to be repaid in annual installments with final maturity on March 1, 2002 and is guaranteed unconditionally by the Company. Inasmuch as the Company has guaranteed the unpaid balance of the borrowing, it is recorded as debt of the Company with a corresponding reduction of stockholders' equity.

   The ESOP shares initially were pledged as collateral for the ESOP debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP was recorded as debt and the shares pledged as collateral were reported as unallocated stock of ESOP on the balance sheet. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares. ESOP compensation expense was approximately $12,391,947, $730,029 and $776,535 for the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997, respectively. A summary of the ESOP shares at the end of each period is presented below:

                                                               December 31,
                                             September 29, ---------------------
                                                 1999         1998       1997
                                             ------------- ---------- ----------
  Allocated shares of common stock..........     34,167        32,736     31,265
  Shares of common stock released...........      4,873         1,431      1,471
  Unreleased shares of common stock.........        --          4,873      6,304
                                                -------    ---------- ----------
    Total ESOP shares ......................     39,040        39,040     39,040
                                                =======    ========== ==========
  Fair value of unreleased shares...........    $   --     $2,485,000 $2,704,000
                                                =======    ========== ==========

                           Gulf Coast Services, Inc.

   Furthermore, the ESOP is obligated to repurchase vested shares from employees upon retirement. At September 29, 1999, the fair value of the released and allocated shares subject to a repurchase obligation is $109,312,000 and the outstanding debt on the ESOP is $857,000. Fair market value of the unreleased shares and projected repurchase obligation is based on an independent valuation of the GCS common stock comprising a minority interest of the outstanding common stock. This value may not necessarily reflect the value a third party would pay to acquire a controlling equity interest in the Company. In November 1999, a partial distribution was made to ESOP participants as the Company is in the process of terminating the Plan.

4. Employee Benefit Plan

   In 1996, the Company established a defined contribution 401(k) plan covering employees who have completed at least 1000 hours of service during the first 12 consecutive months of employment or during any plan year thereafter, and are age 19 or older.

   The Company may elect to match a portion of the participant's elective deferral. The Company made contributions of $224,208, $306,818 and $293,831 during the period from January 1, 1999 to September 29, 1999 and the years ended 1998 and 1997, respectively.

5. Income Taxes

   Differences between total income tax expense for the periods and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

                                           Period from
                                           January 1,    Year ended December
                                             1999 to             31,
                                          September 29, ----------------------
                                              1999         1998        1997
                                          ------------- ----------  ----------

  Income tax (benefit) at statutory rate
   on pre-tax income (loss)..............  $ 1,750,179  $2,854,923  $ (925,592)
  Amortization of deferred investment tax
   credits ..............................     (117,000)   (156,000)   (156,000)
  Effect of state income tax deduction ..     (101,176)   (142,746)    (82,819)
  Nondeductible expenses, primarily ESOP
   compensation expense .................    4,200,177     316,084         --
  Change in valuation allowance related
   primarily to ownership of equity
   investee..............................   (2,815,832)  2,238,318   2,133,602
  Other .................................          --      353,645    (304,831)
                                           -----------  ----------  ----------
  Total federal income tax ..............    2,916,348   5,464,224     664,360
  State income tax ......................      298,203     419,842     243,584
                                           -----------  ----------  ----------
                                           $ 3,214,551  $5,884,066  $  907,944
                                           ===========  ==========  ==========

                           Gulf Coast Services, Inc.

   The components of federal and state income tax provisions are as follows:

                                            Period from
                                            January 1,   Year ended December
                                              1999 to            31,
                                           September 29, ---------------------
                                               1999         1998       1997
                                           ------------- ----------  ---------

   Federal:
     Current .............................  $3,048,498   $4,386,409  $ 196,215
     Deferred ............................     (15,150)     952,379    728,781
     Investment tax credits...............    (117,000)    (156,000)  (156,000)
                                            ----------   ----------  ---------
                                             2,916,348    5,182,788    768,996
   State:
     Current .............................     299,751      584,060    243,584
     Deferred ............................      (1,548)     117,217   (104,636)
                                            ----------   ----------  ---------
     Total ...............................  $3,214,551   $5,884,065  $ 907,944
                                            ==========   ==========  =========

6. Postretirement Benefits Other than Pensions

   The Company provides medical coverage to retirees and their dependents through a traditional indemnity plan administered by a third party. The plan provisions are the same as those for active participants. Eligibility to participate in the retiree medical plan upon retirement is defined as age 55 with 25 years of service. A plan amendment adopted in 1995 lowered the age requirement from 65 in 1994 to 55 in 1995.

   The Company requires retirees to contribute 10% of medical, dental and eye care premium rates. Additional costs of the plan are paid by the Company. Additionally, the Company's retirees also receive free local phone service and a $100 long distance credit per month. Costs related to providing free telephone service are expensed as incurred. The Company does not anticipate any changes in the cost-sharing provisions of the existing written plan and there is no commitment to increase monetary benefits. The plan is unfunded.

   The Company has adopted Statement of Financial Accounting Standard No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes disclosure requirements for pensions and other postretirement benefits, eliminates certain disclosures and requires certain additional information to be disclosed.

   Net periodic postretirement benefit cost includes the following components:

                                         Period from
                                         January 1,
                                           1999 to    Year ended December 31,
                                        September 29, -----------------------
                                            1999         1998        1997
                                        ------------- ----------- -----------
   Net periodic postretirement benefit
    cost...............................   $731,000    $ 1,192,698 $ 1,106,300
   Employer contributions .............    328,200        116,900      92,300
   Plan participant contributions .....        --          10,800       2,100
   Benefits paid ......................    149,800        127,700      94,400

                           Gulf Coast Services, Inc.

7. Commitments and Contingencies

   On October 5, 1999, nine former employees of the Company, who had elected to retire and receive cash distributions for their interests in the ESOP in 1996 and 1997 filed a class action lawsuit in Alabama state court alleging breach of fiduciary duty, suppression, and misrepresentation against the Company and its subsidiaries. The complaint alleged that the Company failed to disclose to plaintiffs' ongoing negotiations for the sale of the Company and that the true value of their ESOP interests were higher than the amounts offered to them in connection with their early retirement. Plaintiffs have filed an amended complaint on November 18, 1999 and sought class certification, the establishment of a constructive trust to distribute proceeds from the sale of the Company to the plaintiffs, and a preliminary injunction seeking to stop the Company from making further distributions from the ESOP. The plaintiffs are also seeking unspecified compensatory and punitive damages, and attorneys fees as a result of defendants' alleged breach of fiduciary duty, self dealing, misrepresentation, and fraudulent inducement to retire and forego the benefits of continued employment in connection with the plaintiffs' retirement elections and ESOP distributions. On December 6, 1999, the Company, moved to dismiss plaintiffs' amended complaint on the ground that it failed to state any claim upon which relief could be granted. Defendants' motion is currently pending with the Court.

   The Company believes the plaintiffs' allegations are without merit and intends to defend against them vigorously. Additionally, the Company believes it will be entitled to indemnification from its former shareholders for any potential liability resulting from this lawsuit. Consequently, the Company does not believe that the resolution of their litigation will have a material adverse effect in its financial condition.

8. Accumulated Other Comprehensive Income

   The components of other comprehensive income are as follows:

                                                                Unrealized Gain
                                                                   (Loss) on
                                                               Available-for-Sale
                                                                   Securities
                                                               ------------------
   Balance at January 1, 1997.................................     $     --
     Unrealized loss on available-for-sale securities.........      (402,573)
                                                                   ---------
   Balance at December 31, 1997...............................      (402,573)
     Unrealized loss on available-for-sale securities.........      (292,708)
                                                                   ---------
   Balance at January 1, 1998.................................      (695,281)
     Unrealized gain on available-for-sale securities.........       271,607
                                                                   ---------
   Balance at September 29, 1999..............................     $(423,674)
                                                                   =========

9. Related Party Transactions

   At September 29, 1999, the Company had amounts due to Madison River totaling $1,094,515. These were costs paid by Madison River in connection with the acquisition (see Note 1).

10.  Year 2000 (Unaudited)

   The Company completed all Year 2000 readiness work prior to December 31, 1999. The Company incurred approximately $7,500,000 in preparation costs for Year 2000 issue and does not expect to incur any additional material expenditures in the future.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Madison River. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Madison River since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

 Until [ . ], 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to the unsold allotments or subscriptions.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Where You Can Find More Information......................................   i
Summary..................................................................   1
Risk Factors.............................................................  11
Forward-Looking Statements...............................................  24
Market and Industry Data.................................................  24
Use of Proceeds..........................................................  24
Capitalization...........................................................  25
Selected Financial and Operating Data....................................  26
Unaudited Pro Forma Consolidated Financial Information...................  28
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  35
Business.................................................................  46
Regulation...............................................................  56
Management...............................................................  61
Principal Members........................................................  67
Description of Other Indebtedness........................................  68
The Exchange Offer.......................................................  73
Description of the Notes.................................................  81
Important United States Federal Tax Considerations....................... 120
Plan of Distribution..................................................... 122
Legal Matters............................................................ 124
Experts.................................................................. 124
Index to Consolidated Financial Statements............................... F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                               OFFER TO EXCHANGE

                                ALL OUTSTANDING

                                    SERIES A

                              13 1/4% SENIOR NOTES

                                    DUE 2010

                                      FOR

                                    SERIES B

                              13 1/4% SENIOR NOTES

                                    DUE 2010

                                ---------------

                      [Madison River Communications Logo]

                                ---------------

                           Madison River Capital, LLC

                          Madison River Finance Corp.

                                ---------------

                                   PROSPECTUS

                                ---------------

                                         , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell these notes until the registration statement filed with the          +
+Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these notes, and it is not soliciting an offer to buy these +
+notes in any state where the offer or sale is not permitted.                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
           [ALTERNATE FRONT COVER PAGE FOR MARKET-MAKING PROSPECTUS]

                Subject to Completion, dated June 23, 2000.

PROSPECTUS

                                     [LOGO]

                           Madison River Capital, LLC

                          Madison River Finance Corp.

                                  -----------

              Terms of the 13 1/4% Series B Senior Notes Due 2010

Interest                     Ranking


The notes bear interest      The notes are unsecured,
at a fixed annual rate of    senior obligations of
13 1/4%. Interest will be    Madison River and rank
paid on each March 1 and     junior to all of our
September 1 commencing       secured debt.
September 1, 2000.


                             Optional Redemption

Maturity

                             At any time on or after March 1, 2005, we may redeem some or all of the notes at the prices specified herein.
The notes will mature on March 1, 2010.


Mandatory Offer to Repurchase

                             In addition, on or prior to March 1, 2003, we may
If we undergo a specific     redeem up to 35% of the notes at the prices
kind of change of            specified herein, but only with the net cash
control, we must offer to    proceeds from certain equity offerings.
repurchase the notes at
the prices specified
herein.

                                  -----------

  Investing in the notes involves a high degree of risk. See "Risk Factors" beginning on page [ . ] for a discussion of certain factors that you should consider in connection with an investment in the notes.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

  This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. Madison River will not receive any of the proceeds of such sales of the notes but will bear the expenses of registration.

                              Goldman, Sachs & Co.

                                  -----------

                                    , 2000.

                 [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]

You may find it difficult to sell your exchange notes.

   There is no existing trading market for the exchange notes, and we cannot assure you about the future development of a market for the exchange notes or the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders may be able to sell their exchange notes. If such a market were to develop, the exchange notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for securities similar to the exchange notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. We cannot assure you that, if a market develops, it will not be subject to similar disruptions. Although it is not obligated to do so, Goldman, Sachs & Co. intends to make a market in the exchange notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Goldman, Sachs & Co. No assurance can be given as to the liquidity of or the trading market for the exchange notes.

   Goldman, Sachs & Co. may be deemed to be an affiliate of ours and, as such, may be required to deliver a prospectus in connection with its market-making activities in the exchange notes. Pursuant to the registration rights agreement, we have agreed to file and maintain a registration statement that would allow Goldman, Sachs & Co. to engage in market-making transactions in the exchange notes. Subject to certain exceptions, the registration statement will remain effective for as long as Goldman, Sachs & Co. may be required to deliver a prospectus in connection with market-making transactions in the exchange notes. We have agreed to bear all the costs and expenses related to such registration statement.

                 [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]

                                USE OF PROCEEDS

   This prospectus is delivered in connection with the sale of the exchange notes by Goldman, Sachs & Co. in market-making transactions. We will not receive any of the proceeds from such transactions.

                 [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]

                              PLAN OF DISTRIBUTION

   This prospectus is to be used by Goldman, Sachs & Co. in connection with offers and sales of the exchange notes in market-making transactions effected from time to time. Goldman, Sachs & Co. may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

   Certain affiliates of Goldman, Sachs & Co. purchased Class A Units of our sole parent Madison River Telephone Company, which in the aggregate constitute 33.3% of the equity ownership of Madison River Telephone. Goldman, Sachs & Co. has informed Madison River that it does not intend to confirm sales of the exchange notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

   We have been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intends to make a market in the exchange notes following completion of the Exchange Offer. However, Goldman, Sachs & Co. is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--Trading Market for the Exchange Notes."

   Goldman, Sachs & Co. and their respective affiliates may in the future engage in commercial and/or investment banking transactions with Madison River and its affiliates. Goldman, Sachs & Co. acted as an initial purchaser in connection with the initial sale of the outstanding notes and received a customary underwriting discount in connection with that transaction.

   Goldman, Sachs & Co. and Madison River have entered into a registration rights agreement with respect to the use by Goldman, Sachs & Co. of this prospectus. Pursuant to such agreement, we agreed to bear all registration expenses incurred under such agreement and to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act.

            [ALTERNATE BACK COVER PAGE FOR MARKET-MAKER PROSPECTUS]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Madison River. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Madison River since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

 Until [ . ], 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to the unsold allotments or subscriptions.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Where You Can Find More Information......................................   i
Summary..................................................................
Risk Factors.............................................................
Forward-Looking Statements...............................................
Market and Industry Data.................................................
Use of Proceeds..........................................................
Capitalization...........................................................
Selected Financial and Operating Data....................................
Unaudited Pro Forma Consolidated Financial Information...................
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................
Business.................................................................
Regulation...............................................................
Management...............................................................
Principal Members........................................................
Description of Other Indebtedness........................................
Description of the Notes.................................................
Plan of Distribution.....................................................
Legal Matters............................................................
Experts..................................................................
Index to Consolidated Financial Statements............................... F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                    TERMS OF

                                  THE SERIES B

                              13 1/4% SENIOR NOTES

                                    DUE 2010

                                ---------------

                      [Madison River Communications Logo]

                                ---------------

                           Madison River Capital, LLC

                          Madison River Finance Corp.

                                ---------------

                                   PROSPECTUS

                                ---------------

                                         , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Madison River Capital, LLC's Limited Liability Company Agreement provides that the company will indemnify its sole member, or any person that is or was serving as an officer, director, principal, member, employee or agent of the member or the company, and will have the power to indemnify its other agents, to the fullest extent permitted by the Limited Liability Company Act of the State of Delaware (the "LLCA"), as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the company to provide broader indemnification rights than such law permitted the company to provide immediately prior to such amendment). As of the date of the registration statement, Section 18-108 of the LLCA provides as follows:

  "Subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever."

   Madison River Finance Corp.'s Certificate of Incorporation and By-Laws provide that the corporation will indemnify its officers and directors, and will have the power to indemnify its other agents, to the full extent permitted by law. As of the date of this registration statement, Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides as follows:

  "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

  (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

  (i) For purposes of this section, references to "other enterprises' shall include employee benefit plans; references to "fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation' shall include any services as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation' as referred to in this section.

  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

   Section 102(b)(7) of the GCL, permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(1) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the General Corporation Law of the State of Delaware (the "GCL") (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit.

   Madison River Capital, LLC maintains directors' and officers' liability insurance.

Item 21. Exhibits and Financial Statement Schedules

   (a) Reference is made to the Exhibit Index which immediately precedes the exhibits filed with this Registration Statement, which is incorporated herein by reference.

   (b) Not Applicable.

   (c) Not Applicable.

Item 22. Undertakings

   (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (c) The undersigned registrants hereby undertake to supply by means of a posteffective amendment all information concerning a transaction, and the company being acquired involved therein that was not the subject of and included in the registration statement when it became effective.

   (d) The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement; provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) if such information is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mebane, State of North Carolina, on June 23, 2000.

                                          Madison River Capital, LLC

                                               /s/ J. Stephen Vanderwoude
                                          By: _________________________________
                                                  J. Stephen Vanderwoude
                                              Managing Director, Chairman and
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No.1 to the Registration Statement has been signed by the following persons in the capacities indicated, on June 23, 2000.

      /s/ J. Stephen Vanderwoude
___________________________________________
          J. Stephen Vanderwoude
      Managing Director, Chairman and
          Chief Executive Officer
       (Principal Executive Officer)

           /s/ Paul H. Sunu
___________________________________________
               Paul H. Sunu
Managing Director, Chief Financial Officer
               and Secretary
       (Principal Financial Officer)

         /s/ John T. Hogshire
___________________________________________
             John T. Hogshire
       Vice President and Controller
      (Principal Accounting Officer)

                   *
___________________________________________
            Joseph P. DiSabato
                  Manager

                   *
___________________________________________
           Albert J. Dobron, Jr.
                  Manager


                    *
___________________________________________
              James H. Kirby
                  Manager

                   *
___________________________________________
             Sanjeev K. Mehra
                  Manager

                   *
___________________________________________
               James D. Ogg
             Managing Director

                   *
___________________________________________
              Mark A. Pelson
                  Manager

                   *
___________________________________________
            James N. Perry, Jr.
                  Manager

      /s/ Paul H. Sunu

*By: ___________________________

          Paul H. Sunu

            Attorney-in-fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mebane, State of North Carolina, on June 23, 2000.

                                          Madison River Finance Corp.

                                               /s/ J. Stephen Vanderwoude
                                          By: _________________________________
                                             J. Stephen Vanderwoude Director,
                                               Chairman and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated, on June 23, 2000.


      /s/ J. Stephen Vanderwoude
___________________________________________
          J. Stephen Vanderwoude
          Director, Chairman and
          Chief Executive Officer
       (Principal Executive Officer)

           /s/ Paul H. Sunu
___________________________________________
               Paul H. Sunu
  Chief Financial Officer and Secretary
       (Principal Financial Officer)

         /s/ John T. Hogshire
___________________________________________
             John T. Hogshire
       Vice President and Controller
      (Principal Accounting Officer)

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                       Description of Exhibit
 --------                      ----------------------
  3.1*     Certificate of Formation of Madison River Capital, LLC

  3.2*     Limited Liability Company Agreement of Madison River Capital,
           LLC

  3.3*     Certificate of Incorporation of Madison River Finance Corp.

  3.4*     By-Laws of Madison River Finance Corp.

  4.1*     Form of the Outstanding Notes

  4.2*     Form of the Exchange Notes

  4.3*     Purchase Agreement, dated as of February, 17, 2000, between
           Madison River Capital, LLC, Madison River Finance Corp. and
           Goldman, Sachs & Co., Bear, Stearns & Co., Inc., Chase
           Securities Inc. and Morgan Stanley & Co. Incorporated

  4.4*     Indenture, dated as of February 17, 2000, between Madison
           River Capital, LLC, Madison River Finance Corp. and Norwest
           Bank Minnesota, National Association

  4.5*     Exchange and Registration Rights Agreement, dated as of
           February 17, 2000, between Madison River Capital, LLC, Madison
           River Finance Corp. and Goldman, Sachs & Co., Bear, Stearns &
           Co. Inc., Chase Securities Inc. and Morgan Stanley & Co.
           Incorporated

  5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois)
 10.1*     Contribution and Stock Purchase Agreement, dated November 23,
           1999, by and among, Madison River Telephone Company, LLC,
           Coastal Communications, LLC, Coastal Utilities, Inc., Daniel
           M. Bryant, G. Allan Bryant and The Michael E. Bryant Life
           Trust

 10.1.1* First Amendment to Contribution and Stock Purchase Agreement, dated March 20, 2000, by and among, Madison River Telephone
           Company, LLC, Coastal Communications, LLC, Coastal Utilities,
           Inc., Daniel M. Bryant, G. Allan Bryant and The Michael E.
           Bryant Life Trust

 10.1.2* Second Amendment to Contribution and Stock Purchase Agreement, dated March 29, 2000, by and among, Madison River Telephone
           Company, LLC, Coastal Communications, LLC, Coastal Utilities,
           Inc., Daniel M. Bryant, G. Allan Bryant and The Michael E.
           Bryant Life Trust

 10.1.3*   Shareholders Agreement, dated March 30, 2000, by and among
           Coastal Communications, Inc. and Daniel M. Bryant, G. Allan
           Bryant, The Michael E. Bryant Life Trust and Madison River
           Capital, LLC

 10.2* Agreement and Plan of Merger, dated May 9, 1999, by and between Madison River Telephone Company, LLC and Gulf Coast
           Services, Inc.

 10.2.1*   First Amendment to Agreement and Plan of Merger, dated July 2,
           1999, by and between Madison River Telephone Company, LLC and
           Gulf Coast Services, Inc.

 10.2.2*   Second Amendment to Agreement and Plan of Merger, dated August
           24, 1999, by and between Madison River Telephone Company, LLC and Gulf Coast Services, Inc.

 10.2.3*   Third Amendment to Agreement and Plan of Merger, dated
           September 28, 1999, by and between Madison River Telephone
           Company, LLC and Gulf Coast Services, Inc.

 10.3*     Asset Purchase Agreement, dated April 21, 1998, among Madison
           River Telephone Company, LLC, Gallatin River Communications
           L.L.C., Central Telephone Company of Illinois and Centel
           Corporation


  EXHIBIT
  NUMBER                       Description of Exhibit
 --------                      ----------------------
 10.3.1*   Amendment No. 1 to Asset Purchase Agreement, dated September
           22, 1998, by and between Gallatin River Communications, LLC,
           Madison River Telephone Company, LLC, Central Telephone
           Company of Illinois and Centel Corporation

 10.3.2*   Amendment No. 2 to Asset Purchase Agreement, dated October 29,
           1998, by and between Gallatin River Communications, LLC,
           Madison River Telephone Company, LLC, Central Telephone
           Company of Illinois and Centel Corporation

 10.4* Stock Purchase Agreement, dated September 12, 1997, by and among Madison River Telephone Company, LLC and Mebcom
           Communications, Inc. and its stockholders

 10.5*     Employment Agreement, dated April 17, 1996, between Madison
           River Telephone Company, LLC and J. Stephen Vanderwoude

 10.5.1*   First Amendment to Employment Agreement, dated October 8,
           1996, between Madison River Telephone Company, LLC and J.
           Stephen Vanderwoude

 10.5.2*   Second Amendment to Employment Agreement, dated January 24,
           1997, between Madison River Telephone Company, LLC and J.
           Stephen Vanderwoude

 10.5.3*   Third Amendment to Employment Agreement, dated October 16,
           1997, between Madison River Telephone Company, LLC and J.
           Stephen Vanderwoude

 10.5.4*   Fourth Amendment to Employment Agreement, dated September 15,
           1999, between Madison River Telephone Company, LLC and J.
           Stephen Vanderwoude

 10.6*     Employment Agreement, dated April 17, 1996, between Madison
           River Telephone Company, LLC and James D. Ogg

 10.6.1*   First Amendment to Employment Agreement, dated October 8,
           1996, between Madison River Telephone Company, LLC and James
           D. Ogg

 10.6.2*   Second Amendment to Employment Agreement, dated January 24,
           1997, between Madison River Telephone Company, LLC and James
           D. Ogg

 10.6.3*   Third Amendment to Employment Agreement, dated October 16,
           1997, between Madison River Telephone Company, LLC and James
           D. Ogg

 10.6.4*   Fourth Amendment to Employment Agreement, dated September 15,
           1999, between Madison River Telephone Company, LLC and James
           D. Ogg

 10.7*     Employment Agreement, dated August 1, 1996, between Madison
           River Telephone Company, LLC and Donald K. Roberton

 10.7.1*   First Amendment to Employment Agreement, dated January 24,
           1997, between Madison River Telephone Company, LLC and Donald
           K. Roberton

 10.7.2*   Second Amendment to Employment Agreement, dated October 16,
           1997, between Madison River Telephone Company, LLC and Donald
           K. Roberton

 10.7.3*   Third Amendment to Employment Agreement, dated September 15,
           1999, between Madison River Telephone Company, LLC and Donald
           K. Roberton

 10.8*     Employment Agreement, dated June 4, 1996, between Madison
           River Telephone Company, LLC and Paul H. Sunu

 10.8.1*   First Amendment to Employment Agreement, dated October 8,
           1996, between Madison River Telephone Company, LLC and Paul H.
           Sunu


  EXHIBIT
  NUMBER                       Description of Exhibit
 --------                      ----------------------
 10.8.2*   Second Amendment to Employment Agreement, dated January 24,
           1997, between Madison River Telephone Company, LLC and Paul H.
           Sunu

 10.8.3*   Third Amendment to Employment Agreement, dated October 16,
           1997, between Madison River Telephone Company, LLC and Paul H.
           Sunu

 10.8.4*   Fourth Amendment to Employment Agreement, dated September 15,
           1999, between Madison River Telephone Company, LLC and Paul H.
           Sunu

 10.9*     Employment Agreement, dated September 28, 1999, between
           Madison River Telephone Company, LLC and Bruce J. Becker

 10.10*    Terms of the Madison River Telephone Company, LLC Long Term
           Incentive Plan effective November 1, 1998

 10.11*    Loan Agreement and Promissory Notes, dated as of September 29,
           1999, between Gulf Telephone Company and the Rural Telephone
           Finance Cooperative (the "RTFC")

 10.12*    Secured Revolving Line of Credit Agreement, dated as of
           September 29, 1999, between Gulf Telephone Company and the
           RTFC

 10.13*    Loan Agreement, dated as of January 16, 1998, between Mebtel,
           Inc. and the RTFC

 10.14*    Secured Revolving Line of Credit Agreement, dated as of
           January 16, 1998, between Mebtel, Inc. and the RTFC

 10.15*    Loan Agreement, dated as of October 30, 1998, between Gallatin
           River Communications, LLC and the RTFC

 10.16*    Loan Agreement, dated as of October 30, 1998, between Madison
           River Communications, Inc. and the RTFC

 10.17*    Secured Revolving Line of Credit Agreement, dated as of
           October 30, 1998, between Gallatin River Communications, LLC and the RTFC

 10.18*    Loan Agreement, dated as of March 29, 2000, between Coastal
           Utilities, Inc. and the RTFC

 10.19*    Secured Revolving Line of Credit Agreement, dated as of March
           29, 2000, between Coastal Utilities, Inc. and the RTFC

 10.20*    Unsecured Revolving Line of Credit Agreement, dated as of
           March 29, 2000, between Coastal Utilities, Inc. and the RTFC

 10.21     Interconnection Agreement, dated December 18, 1998, between
           BellSouth Telecommunications Inc. and Mebtel Integrated
           Communications Solutions, LLC

 10.22     Interconnection, Resale and Unbundling Agreement, dated as of
           October 13, 1999 between GTE North Incorporated, GTE South
           Incorporated and Mebtel Integration Communication Solutions,
           Inc.

 10.23 Interconnection Agreement, dated as of August 31, 1999, by and between Ameritech Information Industry Services and Mebtel
           Integrated Communications Solutions, LLC

 10.24     Interconnection, Resale and Unbundling Agreement, dated as of    ,
           September 27, 1999 between GTE South Incorporated and Mebtel
           Integration Communication Solutions, Inc.

 12.1      Statements re: Computation of Earnings to Fixed Charges

 21.1*     Subsidiaries of the Registrants


  EXHIBIT
  NUMBER                      Description of Exhibit
 --------                     ----------------------
 23.1      Consent of Ernst & Young LLP

 23.2      Consent of Golden Associates

 23.3      Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois)
           (contained in its opinion filed as Exhibit 5.1 hereto)

 24.1*     Power of Attorney (included in signature page hereto)

 25.1*     Statement of Eligibility and Qualification of Norwest Bank
           Minnesota, National Association, on Form T-1 under the Trust
           Indenture Act of 1939, as amended

 27.1      Financial Data Schedule

 99.1*     Form of Letter of Transmittal

 99.2*     Form of Instruction to Registered Holder and/or Depository
           Trust Company Participant to Beneficial Owner

 99.3*     Form of Notice of Guaranteed Delivery

--------

*Previously filed.